 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1996
                                                     REGISTRATION NO. 333-05243
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       INTERLINK COMPUTER SCIENCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   CALIFORNIA (PRIOR TO
     REINCORPORATION)
     DELAWARE (AFTER                 7373                    94-2990567
     REINCORPORATION)         (PRIMARY STANDARD           (I.R.S. EMPLOYER
     (STATE OR OTHER              INDUSTRIAL           IDENTIFICATION NUMBER)
     JURISDICTION OF         CLASSIFICATION CODE
      INCORPORATION                NUMBER)
     OR ORGANIZATION)

                       INTERLINK COMPUTER SCIENCES, INC.
              47370 FREMONT BOULEVARD, FREMONT, CALIFORNIA 94538
                                (510) 657-9800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               CHARLES W. JEPSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       INTERLINK COMPUTER SCIENCES, INC.
              47370 FREMONT BOULEVARD, FREMONT, CALIFORNIA 94538
                                (510) 657-9800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

       THOMAS C. DEFILIPPS, ESQ.             THOMAS A. BEVILACQUA, ESQ.
   WILSON SONSINI GOODRICH & ROSATI        BROBECK, PHLEGER & HARRISON LLP
       PROFESSIONAL CORPORATION                      ONE MARKET
          650 PAGE MILL ROAD                     SPEAR STREET TOWER
      PALO ALTO, CALIFORNIA 94304          SAN FRANCISCO, CALIFORNIA 94105
            (415) 493-9300                         (415) 442-0900

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

                                ---------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                    PROPOSED MAXIMUM  PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE     OFFERING PRICE       AGGREGATE        REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED       PER SHARE (2)   OFFERING PRICE (2)     FEE (3)
- -------------------------------------------------------------------------------------------------------
                                     2,300,000
Common Stock, $.001 par value..     shares (1)           $12.00          $27,600,000        $9,517.24

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Includes 300,000 shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a).
(3) A registration fee of $17,448.28 was previously paid.

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED AUGUST 14, 1996

                             2,000,000 SHARES
                       [LOGO OF INTERLINK APPEARS HERE]
                     [LOGO OF INTERLINK COMPUTER SCIENCES]
                                  COMMON STOCK

                                 ------------

  All of the 2,000,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $12.00 per share. See "Underwriting" for a discussion of factors to be considered in determining the initial public offering price. The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "INLK."

                                 ------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                 ------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                    UNDERWRITING
                                       PRICE TO     DISCOUNTS AND   PROCEEDS TO
                                        PUBLIC     COMMISSIONS (1)  COMPANY (2)
- -------------------------------------------------------------------------------
Per Share...........................  $              $              $
- -------------------------------------------------------------------------------
Total (3)...........................  $              $              $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated to be $1,000,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds
    to Company will be $   , $    and $   , respectively. See "Underwriting."

                                 ------------

  The shares of Common Stock are offered by the Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that the certificates for the shares of Common Stock will be available for delivery at the offices of Volpe, Welty & Company, One
Maritime Plaza, San Francisco, California, on or about       , 1996.

                                 ------------

VOLPE, WELTY & COMPANY                                     PUNK, ZIEGEL & KNOELL

                                       , 1996

                        ENTERPRISE CLIENT/SERVER MODEL

Many large organizations are integrating their mainframe computers into their distributed client/server networks as "enterprise servers." The enterprise server and the systems management applications associated with its use are capable of providing reliable and efficient systems management, data security, and distribution of data and applications.

  Centralized
   Computing
   Resources

                                   [ARTWORK]

  Distributed
   Processing
    Systems



                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  [GATEFOLD]
                INTERLINK'S ENTERPRISE SOLUTIONS

Interlink offers a suite of high-performance network transport products and systems management applications. The network transport products provide the communication infrastructure between distributed networks and the enterprise server. Interlink's systems management applications allow centralized management of applications and data across distributed systems.

TCPaccess is a network transport           Enterprise Print Services manages
product which connects the MVS             the printing of enterprise server
enterprise server to client/server         applications to network printers
networks using open systems TCP/IP
protocols

                                           HARBOR Backup efficiently
                                           backs up and restores data on
                                           client/server networks to an
                                           enterprise server

HARBOR Distributed Storage Server
allows local backup and restore on
the network with control over
transmission and security

                                           HARBOR Distribution manages the
                                           cataloging, installation, and up-
                                           grading of applications, data files
                                           and software packages across the
                                           enterprise

                                   [ARTWORK]

                               PROSPECTUS SUMMARY

  This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which would cause actual results to differ materially from those indicated by such forward-looking statements. The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Certain terms used in this Prospectus are defined in the Glossary beginning on page 61.
                                  THE COMPANY

  Interlink Computer Sciences, Inc. ("Interlink" or the "Company") is a supplier of high-performance solutions for enterprise networked systems management. Interlink provides software and services which enable customers to use their IBM and IBM-compatible MVS mainframes as "enterprise servers" in distributed, heterogeneous client/server network environments. The Company's products and services enable customers to transport, access and manage mission-critical data and applications across distributed network environments. The Company develops and markets network transport products which provide for enterprise server TCP/IP connectivity, fault tolerance and network file transfer. Interlink also develops and markets systems management applications for network backup, archive and restore, distribution of applications, data and software, network printing and other tools which expand the functionality of the enterprise server.

  Many large organizations depend on centralized mainframe computer systems to manage mission-critical software applications and to serve as the repository for essential business data. Recently, advances in hardware, software and networking technologies have led to the deployment of client/server systems, in which computing tasks are distributed throughout a network of computers. Organizations are now seeking the technology to integrate mainframe computers into client/server networks as "enterprise servers" which, like other servers on the client/server network, have a specialized purpose and function. Specifically, the enterprise server and the systems management applications associated with its use are capable of providing reliable and efficient systems management, data security, and distribution of data and applications. Improvements in the cost-effectiveness of mainframe systems have significantly increased the use of mainframe computers as enterprise servers.

  With almost ten years of experience in the enterprise networked systems management industry, Interlink provides networking solutions that build upon its expertise in the integration of the MVS operating system with TCP/IP and its reputation for high-performance, efficient products. Interlink's objective is to become the leading supplier of high-performance solutions for enterprise networked systems management. Key elements of the Company's strategy include: supplying a suite of products that expand the functionality of the enterprise server; capitalizing on new sales and cross-selling opportunities resulting from its recent acquisition; employing a consultative sales approach to build long-term customer relationships; differentiating its networking solutions through superior customer support; and leveraging strategic marketing and development relationships in order to provide complete solutions to its customers' evolving network systems management needs.

  As of June 30, 1996, the Company had approximately 1,200 customers worldwide. The Company markets and sells its software and services primarily through its direct sales organization in North America and Europe and, to a lesser extent, through resellers and international distributors. The Company's major customers include, among others, the Internal Revenue Service, MACIF, U.S. Sprint,
W.R. Grace & Co. and Wells Fargo Bank.

  The Company recently formed a strategic relationship with Legato Systems, Inc. ("Legato") to develop products which will enable the companies to provide enterprise-class storage management solutions. Pursuant to the terms of the agreement, Interlink intends to develop a new product called HARBOR Agent for Networker (Legato's client/server storage management product) which will be distributed by Legato. Interlink will be an authorized reseller of Legato's storage management products, including HARBOR Agent for Networker.

  On December 29, 1995, the Company acquired New Era Systems Services Ltd. ("New Era") and its HARBOR systems management product line in exchange for cash and notes payable totaling $12.4 million and warrants to purchase 350,000 shares of its Common Stock with additional contingent earnout payments totaling up to $5.2 million due January 31, 1997 and 1998. Prior to the acquisition, the Company distributed the HARBOR products in certain countries in Europe for more than one year.

  Interlink was incorporated under the laws of the state of California in December 1985. The Company will reincorporate in Delaware prior to the completion of this offering. Unless the context otherwise requires, references in this Prospectus to "Interlink" and the "Company" refer to Interlink Computer Sciences, Inc., a California corporation, and its Delaware successor, together with their subsidiaries. The Company's principal executive offices are located at 47370 Fremont Boulevard, Fremont, California 94538, and its telephone number is (510) 657-9800.

                                  THE OFFERING

 Common Stock Offered by the Company............. 2,000,000 shares
 Common Stock Outstanding after the Offering..... 5,811,231 shares (1)
 Use of Proceeds................................. For repayment of indebtedness, capital
                                                  expenditures, working capital
                                                  and other general corporate
                                                  purposes.
 Nasdaq National Market symbol................... INLK

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     PRO FORMA FOR
                                   YEAR ENDED JUNE 30,              ACQUISITION (2)
                         ----------------------------------------   ---------------
                                                                      YEAR ENDED
                          1992     1993    1994    1995    1996      JUNE 30, 1996
                         -------  ------- ------- ------- -------   ---------------
STATEMENTS OF OPERATIONS DATA:
 Revenues............... $23,326  $21,185 $21,875 $27,079 $34,002       $36,491
 Gross profit...........  16,995   17,119  18,065  20,470  25,995        28,197
 Purchased research and
  development and prod-
  uct amortization......      --       --      --      --  10,479           642
 Operating income
  (loss)................  (4,935)   2,167     844     104  (6,995)        3,757
 Net income (loss)......  (5,864)   2,902   1,667   1,647  (7,616)        2,765
                         =======  ======= ======= ======= =======       =======
 Net income (loss) per
  share (3)............. $ (5.47) $  1.17 $  0.44 $  0.34 $ (2.44)      $  0.56
                         =======  ======= ======= ======= =======       =======
 Shares used in per
  share calculation (3).   1,073    2,474   3,808   4,814   3,127         4,954
                         =======  ======= ======= ======= =======       =======

                                                              JUNE 30, 1996
                                                           ---------------------
                                                                         AS
                                                           ACTUAL   ADJUSTED (4)
                                                           -------  ------------
BALANCE SHEET DATA:
 Working capital (deficit)................................ $(6,371)   $14,019
 Total assets.............................................  25,925     41,315
 Long-term debt, less current portion.....................   2,892      2,892
 Total stockholders' equity (deficit).....................  (4,585)    15,805

- -------
(1) Represents shares outstanding as of June 30, 1996. Reflects the issuance of 98,320 shares of Common Stock immediately subsequent to the offering upon the net exercise of certain outstanding warrants and excludes as of June 30, 1996: (i) options outstanding to purchase up to 1,018,503 shares of Common Stock at a weighted average exercise price of $1.82 per share under the Company's 1992 Stock Option Plan; (ii) 468,750 shares of Common Stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $3.23 per share; and (iii) 870,463 shares of Common Stock reserved for issuance under the Company's 1992 Stock Option Plan. See "Management--Stock Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements. Also excludes 350,000 shares reserved prior to June 30, 1996 and an additional 300,000 shares reserved subsequent to June 30, 1996 for issuance under the 1992 Stock Option Plan, the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan.
(2) Pro forma to give effect to the Company's acquisition of New Era Systems Services Ltd. in December 1995 as if such acquisition had taken place as of July 1, 1995. See Notes 1 and 2 of Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.
(3) See Note 1 of Notes to Consolidated Financial Statements for a discussion of the computation of net income (loss) per share.

(4) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.50 per share, and after deducting underwriting discounts and commissions and the estimated expenses of the offering, and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                --------------
  Enterprise Print Services, SNS and the Interlink logo are registered trademarks of the Company and TCPaccess, TCPaccess Fault Tolerant, Interlink 3762 Network Controller, SNS/NFS, SNS/TCPaccess, Interlink 3700 Series Network Controller, CICS Programmers Toolkit, HARBOR and the HARBOR logo are trademarks of the Company. This Prospectus also contains trademarks and tradenames of other companies.
                                --------------
  Except as otherwise indicated, all information contained in this Prospectus
(i) assumes that the Underwriters' over-allotment option is not exercised, (ii) reflects an increase in the authorized shares of Common Stock to 25,000,000 shares which will occur prior to this offering, (iii) reflects the one-for-two reverse stock split of the Company's capital stock which will occur prior to this offering, (iv) gives effect to the reincorporation of the Company from California to Delaware which will occur prior to this offering, (v) reflects the conversion of all outstanding shares of Preferred Stock into 1,229,714 shares of Common Stock, which will occur automatically upon the closing of this offering, (vi) reflects the filing, upon the closing of this offering, of the Company's Restated Certificate of Incorporation authorizing 5,000,000 shares of undesignated Preferred Stock, and (vii) reflects the issuance of 98,320 shares upon the net exercise of outstanding warrants, including the reduction of an outstanding warrant to purchase 75,000 shares to 62,500 shares, which will both occur upon the closing of this offering. See "Description of Capital Stock," "Underwriting" and Note 7 of Notes to Consolidated Financial Statements.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. The following factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby.

COMPETITION

  General. The market in which the Company operates is intensely competitive and is characterized by extreme price competition and rapid technological change. The competitive factors influencing the markets for the Company's products include product performance, price, reliability, features, scalability, interoperability across multiple platforms, adherence to industry standards, and the provision of support and maintenance services. The Company competes with a number of companies, principally International Business Machines Corp. ("IBM"), that specialize in one or more of the Company's product lines, and such competitors may have greater financial, technical, sales and marketing resources to devote to the development, promotion and sale of their products, and may have longer operating histories, greater name recognition, and greater market acceptance for their products and services compared to those of the Company. There can be no assurance that the Company's current competitors or any new market entrants will not develop networked systems management products or other technologies that offer significant performance, price or other advantages over the Company's technologies, the occurrence of which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Network Transport Products. The Company sells its TCPaccess suite of products principally to customers who have installed IBM mainframes using the MVS operating system. The Company's main competition for its TCPaccess products is IBM. IBM sells TCP/IP and associated products for its MVS mainframe systems that compete directly with the Company's TCPaccess product line. IBM has continued to enhance the functionality and performance of its TCP/IP product, which enhancements may require the Company to update its TCPaccess product to remain competitive. There can be no assurance that the Company will be able to make the improvements in its TCPaccess product necessary to remain competitive with IBM or that any such improvements by IBM would not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, IBM recently released its OS/390 operating system, which includes TCP/IP communications software in a bundle of software provided to purchasers of OS/390. An IBM customer can request to have the IBM TCP/IP product removed from the software bundle provided by IBM and thereby reduce the purchase price of the system purchased. The reduction in the purchase price related to the exclusion of IBM's TCP/IP for MVS product from its software bundle, in certain model groups, is substantially lower than the price the customer would have to pay to purchase the Company's corresponding TCPaccess product. Because in some IBM model groups IBM's TCP/IP product is less expensive to purchase than the Company's corresponding TCPaccess products in the same model groups, there could be substantial erosion of the Company's margins if the Company reduces the price of its TCPaccess products in order to compete against IBM, which erosion would have a material adverse effect on the Company's business, financial condition and results of operations. Also, IBM could in the future decide to include its TCP/IP product in the bundle of software provided to purchasers of its OS/390 operating system without charge. The Company believes that any reduction in price of the IBM TCP/IP products, or the bundling of those products without charge in its OS/390 operating system, would require the Company to either reduce the prices of its TCPaccess products or substantially increase sales and marketing expenses, or both, in order to continue to sell its TCPaccess products, which actions would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if IBM were to develop or design its OS/390 operating system or other products so that its TCP/IP product cannot be removed, customers who otherwise would have been inclined to purchase the Company's TCPaccess product may not do so, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company derives a substantial portion of its revenues from maintenance agreements with its TCPaccess customers. If the Company sells fewer TCPaccess products, either due to competition from IBM or otherwise, the Company's maintenance revenues would be reduced, which would have a material adverse effect on the Company's business, financial condition and results of operations. If IBM reduces the combined price of its TCP/IP products and maintenance, IBM's combined price for its TCP/IP products and maintenance would be more price competitive with the Company's product line, and the Company's product and maintenance revenues would be adversely affected. The Company also competes with IBM, Apertus Technologies Inc. ("Apertus"), Cisco Systems, Inc., Computerm Corporation ("Computerm"), Network Solutions, Inc. and Memorex Telex Corp. ("Memorex") in the network controller market, where the Company resells the network controller manufactured by Bus-Tech Inc. ("Bus-Tech"), a division of Storage Technology Corp. ("Storage Technology"), to provide the hardware connection which links the enterprise server to the client/server network.

  System Management Applications. The primary competitors for the Company's HARBOR Backup and HARBOR Distributed Storage Server products are IBM, Storage Technology, Innovation Data Processing, Inc. and Boole & Babbage, Inc. The Company's competition for the HARBOR Distribution product includes IBM, Novadigm, Inc. ("Novadigm") and Tangram Enterprise Solutions, Inc. IBM is aggressively marketing its ADSM backup product, which is included in the System View package on IBM's UNIX system, AIX. There can be no assurance that IBM will not include the ADSM backup products in a software "bundle" with the sale of its mainframe hardware systems. The bundling of competing software products with mainframe hardware systems could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also competes with software vendors who develop and market products for UNIX and Windows NT operating systems, such as Microsoft Corporation ("Microsoft"), Arcada Software, Inc., Cheyenne Software, Inc., Computer Associates International, Inc., EMC Corporation, Hewlett-Packard Company, Legato, Novadigm, OpenVision Technology, Inc., PLATINUM technology, inc., Sterling Software, Inc., Sun Microsystems, Inc. and Unison Software, Inc., which are focusing on enterprise systems management applications. Although the Company recently signed a strategic marketing agreement with Legato, the Company is still a competitor of Legato in the storage management market. The Company also expects increased competition from vendors of TCP/IP-to-SNA gateway products, including such companies as Microsoft, Novell, Inc., Apertus and CNT/Brixton Systems, Inc. Competition from these companies could increase due to an expansion of their product lines or a change in their approaches to enterprise systems management or networking products. The bundling of network transport software with a network controller by these competitors could prevent the Company from selling TCPaccess to the customers of these competitors, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Other Factors. The Company's ability to compete successfully depends on many factors, including the Company's success in developing new products that implement new technologies, performance, price, product quality, reliability, success of competitors' products, general economic conditions, and protection of Interlink products by effective utilization of intellectual property laws. In particular, competitive pressures from existing or new competitors who offer lower prices or other incentives or introduce new products could result in price reductions which would adversely affect the Company's profitability. There can be no assurance that the Company's current or other new competitors will not develop enhancements to, or future generations of, competitive products that offer superior price or performance features, that the Company will be able to compete successfully in the future, or that the Company will not be required to incur substantial additional investment costs in connection with its engineering, research, development, marketing and customer service efforts in order to meet any competitive threat. The Company expects competition to intensify, and increased competitive pressure could cause the Company to lower prices for its products, or result in reduced profit margins or loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

RELIANCE ON IBM AND EMERGENCE OF MAINFRAME AS ENTERPRISE SERVER

  The Company's current software products are designed for use with IBM and IBM-compatible mainframe computers. Specifically, these software products target users of the MVS operating system, the Customer Information Control System ("CICS") communications subsystem and the IMS and DB2 database management systems. As a result, future sales of the Company's existing products and associated recurring maintenance revenues are dependent upon continued use of mainframes and their related systems software. In addition, because the Company's products operate in conjunction with IBM systems software, changes to IBM systems software may require the Company to adapt its products to these changes, and any inability to do so, or delays in doing so, may adversely affect the Company's business, financial condition and results of operations. Currently, TCP/IP is the communications protocol for the Internet and is being adopted by some organizations as the communications protocol for their client/server local area networks ("LANs") and wide area networks ("WANs"). This adoption has allowed IBM MVS mainframe computers to act as enterprise servers on such networks. The use of mainframes as enterprise servers is relatively new and still emerging. The Company's future financial performance will depend in large part on the acceptance and growth in the market for centralized network management. Adoption of another communications protocol on client/server networks could make TCP/IP communication not viable, which would undermine the demand for the Company's TCPaccess products, and have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales, Marketing and Customer Support."

NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

  The markets for the Company's network transport products and systems management applications are characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and rapid changes in customer requirements. The Company believes that its future success will depend upon its ability to develop, manufacture and market products which meet changing user needs, to continue to enhance its products and to develop and introduce in a timely manner new products that take advantage of technological advances, keep pace with emerging industry standards, and address the increasingly sophisticated needs of its customers. There can be no assurance whether TCP/IP will continue to be accepted as a communications protocol on client/server networks. Furthermore, there can be no assurance that the Company will be successful in developing and marketing, on a timely basis, product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of these products, or that any such new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's failure or inability to adapt its products to technological changes or to develop new products successfully would have a material adverse effect on the Company's business, financial condition and results of operations.

  The introduction or announcement of products by the Company or one or more of its competitors, including but not limited to IBM, embodying new technologies, or changes in customer requirements or the emergence of new industry standards and practices could render the Company's existing products obsolete and unmarketable. As markets for the Company's products develop and competition increases, the Company anticipates that product life cycles will shorten and average selling prices will decline. In particular, average selling prices and gross margins for each of the Company's products are expected to decline as each product matures. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer purchasing the existing products of the Company or that the Company will successfully manage the transition from older products to new or enhanced products in order to minimize disruption in customer ordering. Such deferment of purchases or inability to manage the transition of products could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will successfully identify new product opportunities, develop and bring to market in a timely manner such new products, or that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete. See "Business--Product Development."

FLUCTUATIONS IN OPERATING RESULTS; ABSENCE OF BACKLOG; SEASONALITY

  The Company's operating results have historically been, and will continue to be, subject to quarterly and annual fluctuations due to a variety of factors, including: timely introduction, enhancement and market acceptance of new versions of the Company's products; seasonal customer demand; timing of significant orders; changes in the pricing policies by the Company or its competitors; anticipated and unanticipated decreases in average unit selling prices of the Company's products; increased competition; changes in the mix of the products sold and in the mix of sales by distribution channel; the gain or loss of significant customers; the introduction of new products or product enhancements by competitors; currency fluctuations; and the failure to anticipate changing customer product requirements. The Company typically sells its products through a trial process to allow customers to evaluate the effectiveness of the Company's products before determining whether to proceed with broader deployment of such products. The Company's sales cycle, from the date the sales agent first contacts a prospective customer to the date a customer ultimately purchases the Company's product, is typically three to six months for the TCPaccess products and six to nine months for the HARBOR products. There can be no assurance however that the customers will purchase the Company's products after such trial period or that the Company's sales cycle will not lengthen, exposing it to the possibility of shortfalls in quarterly revenues, which could have a material adverse effect on the Company's business, financial condition or results of operations and cause results to vary from period to period. The Company's operating results will also be affected by general economic and other conditions affecting the timing of customer orders and capital spending, and order cancellations or rescheduling. Furthermore, it is possible that the Company's products may be found to be defective after the Company has already shipped in volume such products. There can be no assurance that defects in the Company's products or failures in the Company's product quality, performance and reliability, will not occur and such defects or failures will not have a material adverse effect on the Company's business, financial condition and results of operations. If such defects or failures occur, the Company could experience a decline in revenue, increased costs (including warranty expense and costs associated with customer support), delays in or cancellations or reschedulings of orders or shipments, and increased product returns, any of which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company operates with very little backlog and most of its product revenues in each quarter result from orders closed in that quarter, and a substantial majority of those orders are completed at the end of that quarter. The Company establishes its expenditure levels for sales, marketing, product development and other operating expenses based in large part on its expectations as to future revenues, and revenue levels below expectations could cause expenses to be disproportionately high. If revenues fall below expectations in a particular quarter, operating results and net income are likely to be materially adversely affected. Any inability of the Company to adjust spending to compensate for failure to meet sales forecasts or to collect accounts receivable, or any unexpected increase in product returns or other costs, could magnify the adverse impact of such events on the Company's operating results.

  The Company's business has experienced and is expected to continue to experience significant seasonality. The Company has higher sales of its software products in the quarters ending in December and June and weaker sales in the quarters ending in September and March. The decrease in product revenues in the quarters ending in September is due to the international customer seasonal buying patterns. The quarters ending in March are historically weak due to government and large organization annual budgeting cycles. Due to the foregoing factors, quarterly revenue and operating results are likely to vary significantly in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Further, it is likely that in some future quarters the Company's revenue or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INTEGRATION OF ACQUISITION; HISTORY OF ACQUIRED TECHNOLOGIES

  The Company has no significant history of operations on a combined basis with New Era, the developer of the HARBOR products, which the Company acquired in December 1995 in a purchase transaction. Accordingly, the historical financial statements and pro forma financial information presented in this Prospectus may not be indicative of the results that would have been obtained had the acquisition occurred prior to the commencement of the periods covered therein. There can be no assurance that the Company will be successful in integrating the operations and personnel of New Era into its business, incorporating the HARBOR products and any other acquired technologies into its product lines, deriving significant future sales from the HARBOR products, establishing and maintaining uniform standards, controls, procedures and policies, avoiding the impairment of relationships with employees and customers as a result of changes in management, or overcoming other problems that may be encountered in connection with the integration of New Era. To the extent that the Company is unable to accomplish the foregoing, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, in order to effectively sell the HARBOR product in future periods, the Company has decided to establish a direct HARBOR sales channel in the U.S. and is integrating the HARBOR product into its European sales channel. Given that lead time for closing a HARBOR sale can be as much as nine months, the ability of the Company to produce significant HARBOR product sales in future periods is highly dependent on the Company's success in implementing these changes. If the Company is unsuccessful in such implementation, HARBOR product sales will likely not increase over the level of sales during the six months ended June 30, 1996, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Unaudited Pro Forma Combined Condensed Consolidated Financial Statements and Notes thereto.

  To date, the Company's core technologies for its principal network transport products and systems management applications have been acquired and have not been developed internally. There can be no assurance that the Company will have the opportunity to successfully acquire or develop new technologies in the future or that such technology, if acquired, can be successfully integrated and commercialized by the Company. An inability to acquire, develop or commercialize new technologies would have a material adverse effect on the Company's business, financial condition and results of operations. The Company may also seek to acquire or invest in businesses, products or technologies that expand, complement or otherwise relate to the Company's current business or product line. There can be no assurance that such acquisitions will be successfully or cost-effectively integrated into the Company's current operations, or that the acquired technologies will provide the necessary complement to the Company's current products. If the Company consummates additional acquisitions in the future that must be accounted for under the purchase method of accounting, such acquisitions would likely increase the Company's amortization expenses. In addition, any such acquisitions would be subject to the risks of integration mentioned above. The Company does not currently have any understandings, commitments or agreements with respect to any potential acquisition or corporate partnering arrangements, nor is it currently engaged in any discussions or negotiations with respect to any such transaction.

RELIANCE ON AND RISKS ASSOCIATED WITH INTERNATIONAL SALES

  During the fiscal years ended June 30, 1995 and 1996, 42% and 41%, respectively, of the Company's total revenues were derived from sales to international customers. The Company's international sales have been primarily to European markets, and sales are generally denominated in local currencies. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third quarter of each calendar year as many customers reduce their business activities during the summer months. The Company expects that international revenue will continue to represent a significant portion of its total revenue. The Company intends to enter into additional international markets and to continue to expand its operations outside of North America by expanding its direct sales force, adding distributors and pursuing additional strategic relationships which will require significant management attention and expenditure of significant financial resources. To the extent that the Company is unable to make additional international sales in a timely manner, the Company's growth, if any, in international revenues will be limited, and the Company's business, financial condition and results of operations would be materially adversely affected. Sales to international customers are subject to additional risks including longer receivables collection periods, greater difficulty in accounts receivable collection, failure of distributors to report sales of the Company's products, political and economic instability, nationalization, trade restrictions, the impact of possible recessionary environments in economies outside the United States, reduced protection for intellectual property rights in some countries, currency fluctuations and tariff regulations and requirements for export licenses. There can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Substantially all of the Company's distribution and other agreements with international distributors require any dispute between the Company and any distributor to be settled by arbitration. Under these agreements, the party bringing the action, suit or claim is required to conduct the arbitration in the domicile of the defendant. The result is that, if the Company has a cause of action against a party, it may not be feasible for the Company to pursue such action, as arbitration in a foreign country could prove to be excessively costly and have a less certain outcome depending on the laws and customs in the foreign country. These international factors could have a material adverse effect on future sales of the Company's products to international end users and, consequently, the Company's business, financial condition and results of operations.

  Most of the Company's international sales are denominated in local currencies. The Company has not historically attempted to reduce the risk of currency fluctuations by hedging except in certain limited circumstances where the Company has held an account receivable expected to be outstanding for a period of at least 12 months. The Company may be disadvantaged with respect to its competitors operating in foreign countries by foreign currency exchange rate fluctuations that make the Company's products more expensive relative to those of local competitors. The Company may attempt to reduce these risks by continuing to hedge in certain limited transactions in the future. Accordingly, changes in the exchange rates or exchange controls may adversely affect the Company's results of operations. There can be no assurance that the Company's current or any future currency exchange strategy will be successful in avoiding exchange related losses or that any of the factors listed above will not have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Customer Support" and "--Customers."

DEPENDENCE ON DISTRIBUTORS AND STRATEGIC RELATIONSHIPS

  The Company's sales are primarily made through the Company's direct sales force and the Company's distributors in international markets. In May 1996, the Company entered into a strategic marketing agreement with Legato. The Company has no historical relationship with Legato, and there can be no assurance that the Company will be able to sell its products through Legato. The Company is currently investing, and plans to continue to invest, significant resources to develop additional relationships, which investments could adversely affect the Company's operating margins. The Company believes that its success in penetrating markets for its products depends in large part on its ability to maintain these relationships, to cultivate additional relationships and to cultivate alternative relationships if distribution channels change. There can be no assurance that any distributor, systems integrator or strategic partner will not discontinue its relationship with the Company, form competing arrangements with the Company's competitors, or dispute the Company's other strategic relationships. A former distributor of the Company's TCPaccess products in Italy, Selesta Integrazioni SRL ("Selesta"), has threatened legal action over the recent termination of Selesta as a distributor of the Company's TCPaccess products. The Company has also discontinued its existing distributor relationship with Selesta for the distribution of the Company's HARBOR products in Italy and Spain. See "--Legal Dispute." The loss of, or a significant reduction in revenues from, the Company's distributors through which the Company sells its products could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if one of the Company's distributors declares bankruptcy, becomes insolvent, or is declared bankrupt before the distributor remits to the Company the payments for the Company's products, the Company may not be able to obtain the revenues to which it would be entitled for sales made by such distributor prior to the bankruptcy or insolvency proceeding. In addition, the Company's distributors generally offer other products and these distributors may give higher priority to sales of such other products. See "--Reliance on and Risks Associated with International Sales."

DEPENDENCE UPON SUPPLIER

  Network access from the enterprise server to the network via the Company's TCPaccess product requires a network controller, which the Company sells to its customers. The Company's principal network controller, the

3762 Network Controller, is supplied only by Bus-Tech and is resold by the Company. Sales of network controllers have accounted for substantially all of the Company's hardware revenues to date, and has accounted for 25% and 19% of product revenues in the fiscal year ended June 30, 1995 and 1996, respectively. In addition, the Company also relies upon Bus-Tech for network controller replacement parts. If the Company were unable to purchase an adequate supply of such sole-sourced product on a timely basis, the Company would be required to develop or locate alternative sources. If such product became unavailable, the Company could be required to design a comparable product, qualify an alternative source, or redesign its products based upon different components. Furthermore, IBM and Cisco Systems, Inc. could use their positions as a supplier of network controllers to gain a competitive advantage over the Company. To date, the Company has not experienced any difficulty or significant delay in obtaining any such sole-sourced product. However, there can be no assurance that the Company will not face such difficulties or delay in the future. An inability of the Company or its customers to obtain such sole-sourced controllers could significantly delay shipment of products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON PROPRIETARY TECHNOLOGY; RISK OF THIRD-PARTY CLAIMS OF
INFRINGEMENT

  The Company's success and ability to compete is dependent in part upon its proprietary information. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary technology and software products. There can be no assurance, however, that such protection will be adequate to deter misappropriation, deter unauthorized third parties from copying aspects of, or otherwise obtaining and using, the Company's software products and technology without authorization, or that the rights secured thereby will provide competitive advantages to the Company. In addition, the Company cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent products will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

  There can be no assurance that others will not independently develop similar products or duplicate the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will prevent misappropriation of such technology, and such protections may not preclude competitors from developing products with functionality or features similar to or superior to the Company's products. A substantial amount of the Company's sales are in international markets, and the laws of other countries may afford the Company little or no effective protection of its intellectual property.

  While the Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's products infringe, or may infringe, on the proprietary rights of third parties. The Company was denied a trademark registration of the name "Interlink" based on the use of similar names by other companies in the computer industry. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segments grow and the functionalities of products in different industry segments overlap. Any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claims could be time consuming, result in costly litigation, or lead the Company to enter into royalty or licensing agreements rather than litigating such claims on their merits. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Intellectual Property and Other Proprietary Rights."

PRODUCT ERRORS; PRODUCT LIABILITY

  Software products as complex as those offered by the Company often contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy its products. Accordingly, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in lost revenues, loss of or delay in market acceptance and negative publicity about the Company and its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's license agreements with customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. The limitation of liability provisions contained in such license agreements may not be effective under the laws of some jurisdictions, particularly if the Company in the future relies on "shrink wrap" licenses that are not signed by licensees. The Company's products are generally used to manage data critical to organizations, and as a result, the sale and support of products by the Company may entail the risk of product liability claims. A successful liability claim brought against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Product Development."

RELIANCE ON TCP/IP AND MAINTENANCE; CONCENTRATION OF PRODUCT SALES

  During the fiscal years ended June 30, 1995 and 1996, sales of the TCPaccess products, excluding maintenance and hardware, accounted for approximately 34% and 36%, and, including related maintenance and hardware, accounted for approximately 66% and 67%, respectively, of the Company's total revenues. Accordingly, the Company's operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of the TCPaccess products. During each of the fiscal years ended June 30, 1995 and 1996, maintenance and consulting revenue accounted for approximately 42% of the Company's total revenues. A portion of the maintenance revenues are from historical customers of the Company's DECnet product. The Company no longer actively markets the DECnet product, and maintenance revenues from DECnet customers have declined each year since the fiscal year ended June 30, 1993, and are expected to continue to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The life cycles of the Company's products are difficult to estimate due in part to the effect of future product enhancements and competition. A decline in the demand for the Company's products as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company estimates that the total number of potential sites where its TCPaccess products could be installed is limited. Many of those sites have already been serviced by either IBM or the Company. The Company expects that it will continue to depend upon this limited number of prospective customers for a significant portion of its revenues in future periods. As a result of this concentration, the Company's business, financial condition and results of operations could be materially adversely affected by the failure of anticipated orders to materialize and by deferrals or cancellations of orders as a result of changes in customer requirements. In addition, the Company's future success depends upon the capital spending patterns of such customers and the continued demand by such customers for the Company's products. The Company's operating results may in the future be subject to substantial period-to-period fluctuations as a consequence of such concentration and factors affecting capital spending in the enterprise networked systems management market.

DEPENDENCE ON KEY PERSONNEL

  The Company is highly dependent on the continued service of, and on its ability to attract and retain, qualified technical, sales, marketing and managerial personnel, in particular, its key New Era employees. While the Company intends to expand its field sales force, experienced field sales personnel in the Company's industry are in high demand and may not be attracted and retained on terms advantageous to the Company. Furthermore, there can be no assurance that the Company's efforts to expand its field sales force will be successful. The competition for qualified personnel in the software industry is intense, and the loss of any such persons, as well as the failure to recruit additional key personnel in a timely manner, could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business. The Company has employment agreements with certain executive officers, but such agreements do not ensure their continued service to the Company or prevent their competition with the Company following a termination of employment. The Company does not maintain key man life insurance on the lives of its key employees. See "Business--Employees," "Management--Executive Officers and Directors" and "--Employment Agreements and Change in Control Arrangements."

LEGAL DISPUTE

  The Company and the Company's subsidiary in France are involved in a commercial dispute with Selesta, a former Italian distributor of the Company's TCPaccess products. Selesta alleged in a letter sent to the Company that the Company had breached and unlawfully terminated the agreement pursuant to which Selesta was appointed a distributor of the Company's products in Italy and asserted other related claims against the Company. The letter demanded Selesta's reinstatement as a distributor, the execution of a written distribution agreement setting forth the distribution arrangements between the parties, and compensation in an unspecified amount to be paid to Selesta for the harm that it has suffered. The Company's Canadian subsidiary, New Era, has also previously used Selesta as a distributor of the HARBOR products in Italy and Spain pursuant to a separate agreement. No legal claim has been filed nor has arbitration been invoked by Selesta regarding this matter. Should Selesta initiate legal proceedings and prevail on such claims, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Legal Dispute."

NO PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF SHARE PRICE

  Prior to this offering there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company and the Representatives of the Underwriters, and may not be indicative of future market prices. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The trading prices of the Company's Common Stock may be subject to wide fluctuations in response to a number of factors, including variations in operating results, changes in earnings estimates by securities analysts, announcements of extraordinary events such as litigation or acquisitions, announcements of technological innovations or new products or new contracts by the Company or its competitors, announcements and reports about the declining number of mainframe computers shipped, press releases or reports of IBM or other competitors introducing competitive or substitute products, as well as general economic, political and market conditions. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has occurred against the issuing company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, financial condition and results of operations. Any adverse determination in such litigation could also subject the Company to significant liabilities.

CONTROL BY CURRENT STOCKHOLDERS

  The Company's officers, directors and principal stockholders and their affiliates will in the aggregate beneficially own approximately 42.1% of the Company's outstanding shares of Common Stock after this offering. As a result, these stockholders, acting together, would be able to effectively control most matters requiring approval by the stockholders of the Company, including the election of directors and any merger, consolidation or sale of all the Company's assets. See "Principal Stockholders" and "Description of Capital Stock."

POTENTIAL IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of substantial amounts of Common Stock in the public market after the offering could adversely affect the market price of the Company's Common Stock. In addition to the 2,000,000 shares offered hereby, as of the effective date of the Registration Statement (the "Effective Date"), 71,344 shares of Common Stock will become eligible for sale in the public market in reliance on Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 3,724,355 shares of Common Stock will become eligible for sale in the public market, subject to compliance with Rules 144 and 701 under the Securities Act, when certain 180-day lock-up agreements between the Company and/or the Representatives and certain stockholders of the Company, including officers and directors, expire. In addition, holders of warrants exercisable into an aggregate of 468,750 shares of Common Stock have entered into 180-day lock-up agreements and no such shares may be sold at least until 180 days after commencement of this offering upon exercise. Upon expiration of the lock-up agreements and assuming the warrants are then exercised for cash, the shares acquired upon exercise of the warrants, in the absence of registration, may only be publicly resold pursuant to Rule 144. Furthermore, all of the optionholders are subject to a 180-day lock-up period pursuant to their option agreements and the holders of 100% of the shares of Common Stock subject to options have entered into the same 180-day lock-up agreements as referenced above. Volpe, Welty & Company may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to such lock-up agreements.

  The Company intends to file a registration statement under the Securities Act covering approximately 2,605,000 shares of Common Stock issued or reserved for issuance under the 1992 Stock Option Plan, the 1996 Employee Stock Purchase Plan and the 1996 Director Option Plan. That registration statement is expected to be filed within 90 days after the date of this Prospectus and will automatically become effective upon filing. Accordingly, all the shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, as that term is defined in the Securities Act, be available for resale in the open market on such date. At June 30, 1996, options to purchase 1,018,503 shares were issued and outstanding under the 1992 Stock Option Plan, 598,012 of which were vested and eligible for exercise as of that date. See "Management--Stock Plans" and "Shares Eligible for Future Sale."

  After the closing of the offering, the holders of up to 3,898,006 issued or issuable shares of Common Stock, of which 468,750 shares are issuable upon exercise of warrants, will be entitled to certain demand and piggyback rights with respect to the registration of those shares under the Securities Act. Demand registration rights will be exercisable commencing six months after the Effective Date. If the holders of registration rights cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock--Registration Rights."

  Holders of 3,739,887 shares of Common Stock of the Company have agreed with the Company and/or the Representatives that until 180 days after the Effective Date, they will not sell, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have power of disposition, without the prior written consent of the Company and/or Volpe, Welty & Company, as the case may be. The Company has agreed with the Representatives not to release any holders from such agreements without the prior written consent of Volpe, Welty & Company. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the Effective Date without the prior written consent of Volpe, Welty & Company, subject to certain limited exceptions including sales of shares under the stock plans. The lock-up agreements with the Representatives may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Volpe, Welty & Company.

ANTI-TAKEOVER EFFECT OF DELAWARE LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for the elimination of the right of stockholders to act by written consent without a meeting and specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings. In addition, the Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. The inability of stockholders to act by written consent without a meeting, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of the Company, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of the Company's Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for shares of the Company's Common Stock. See "Description of Capital Stock--Preferred Stock," "--Certain Provisions of the Certificate of Incorporation and Bylaws" and "--Certain Provisions of Delaware Law."

BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS

  This offering will provide substantial benefits to current equity stockholders of the Company. Consummation of this offering is expected to create a public market for the Common Stock held by the Company's current stockholders, including directors and executive officers of the Company. Current stockholders paid an aggregate of approximately $21.6 million for the 3,811,231 shares of Common Stock outstanding at June 30, 1996. Based upon an assumed initial public offering price of $11.50 per share, this offering will result in an unrealized gain to such stockholders in the aggregate of approximately $22.2 million. See "--No Prior Trading Market; Possible Volatility of Share Price" and "--Dilution."

DILUTION

  As of June 30, 1996, the Company had an accumulated deficit of $24.9 million and a working capital deficit of $6.4 million. In addition, the Company had a pro forma net tangible negative book value at June 30, 1996 of approximately $7.7 million. Based on the foregoing, purchasers of the Common Stock offered hereby will experience immediate, substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $20.4 million ($23.6 million if the over-allotment option is exercised in full), based on an assumed initial public offering price of $11.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses.

  From these estimated net proceeds, the Company will repay the outstanding balance of the Company's domestic bank line of credit of approximately $5.0 million at June 30, 1996, which borrowings bear interest at prime plus 1.5% per annum and mature in November 1996. If the over-allotment option is exercised in full, the Company intends to repay the outstanding balance of the Company's long-term note of approximately $3.0 million at June 30, 1996, which borrowings bear interest at prime plus 2.5% per annum and mature in December 1998. The bank line of credit and the long-term note were incurred in connection with the acquisition of New Era. In addition, the Company currently expects to utilize $500,000 of the net proceeds to the Company from the offering for capital expenditures, including expanding the Company's customer support system. The remaining net proceeds to the Company from the offering will be used for working capital and other general corporate purposes. The Company may use a portion of the net proceeds for the acquisition of complementary businesses and technologies or for the implementation of various corporate partnering arrangements. However, the Company has no present understandings, commitments or agreements, nor is it currently engaged in any discussions or negotiations with respect to any such transaction, except for the development of HARBOR Agent for Networker in connection with the strategic alliance with Legato. Pending such uses, the Company intends to invest the net proceeds in short-term, investment grade interest bearing securities.

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company intends to retain its earnings, if any, to fund its business and therefore does not anticipate paying cash dividends in the foreseeable future. The Company's bank line of credit and Western Economic Development loan agreements contain restrictive covenants which limit the Company's ability to pay cash dividends or make stock purchases without the prior written consent of the lender. See Notes 4 and 5 of Notes to Consolidated Financial Statements.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization after giving effect to the conversion of all outstanding Preferred Stock into Common Stock and the filing of the Company's Restated Certificate of Incorporation and
(iii) the capitalization as adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.50 per share and the application of the net proceeds therefrom. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                      JUNE 30, 1996
                                            ------------------------------------
                                                         PRO           AS
                                             ACTUAL   FORMA (1)  ADJUSTED (2)(4)
                                            --------  ---------  ---------------
                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Bank line of credit and current portion of
 long-term debt............................ $  8,100  $  8,100      $  3,100
                                            ========  ========      ========
Long-term debt, less current portion (3)...    2,892     2,892         2,892
                                            --------  --------      --------
Stockholders' equity:
  Preferred Stock, no par value, 2,625,000
   shares authorized, 1,229,714 issued and
   outstanding, actual; $0.001 par value,
   5,000,000 shares authorized, no shares
   issued and outstanding, pro forma and as
   adjusted................................    6,310        --            --
  Common Stock, no par value, 15,000,000
   shares authorized, 2,483,197 shares
   issued and outstanding, actual; $0.001
   par value, 25,000,000 shares authorized,
   3,811,231 shares issued and outstanding,
   pro forma; $0.001 par value, 25,000,000
   shares authorized, 5,811,231 shares
   issued and outstanding, as
   adjusted (2)(4).........................   14,602         4             6
  Additional paid in capital...............       --    20,908        41,296
  Cumulative translation adjustment........     (581)     (581)         (581)
  Accumulated deficit......................  (24,916)  (24,916)      (24,916)
                                            --------  --------      --------
    Total stockholders' equity (deficit)...   (4,585)   (4,585)       15,805
                                            --------  --------      --------
      Total capitalization................. $ (1,693) $ (1,693)     $ 18,697
                                            ========  ========      ========

- --------
(1) Pro forma to give effect as if such conversion had taken place as of June 30, 1996. See Note 12 of Notes to Consolidated Financial Statements. Reflects the issuance of 98,320 shares of Common Stock immediately subsequent to the offering upon the net exercise of certain outstanding warrants.

(2) Adjusted to reflect the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.50 per share, and after deducting underwriting discounts and commissions and the estimated expenses of the offering and the anticipated application of the estimated net proceeds therefrom. See "Use of Proceeds."

(3) See Note 5 of Notes to Consolidated Financial Statements.

(4) Excludes as of June 30, 1996: (i) options outstanding to purchase up to 1,018,503 shares of Common Stock at a weighted average exercise price of $1.82 per share under the Company's 1992 Stock Option Plan; (ii) 468,750 shares of Common Stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $3.23 per share; and (iii) 870,463 shares of Common Stock reserved for future issuance under the Company's 1992 Stock Option Plan. See "Management--Stock Plans," "Description of Capital Stock" and Note 7 of Notes to Consolidated Financial Statements. Also excludes 350,000 shares reserved prior to June 30, 1996 and an additional 300,000 shares reserved subsequent to June 30, 1996 for issuance under the 1992 Stock Option Plan, the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan.

                                   DILUTION

  The pro forma net tangible negative book value of the Company at June 30, 1996 was approximately $(7.7) million, or $(2.03) per share of Common Stock. Pro forma net tangible negative book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding (assuming the conversion of all then outstanding Preferred Stock into Common Stock). After giving effect to the sale by the Company of the 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $11.50 per share and after deduction of estimated underwriting discounts and commissions and offering expenses), the Company's pro forma net tangible book value at June 30, 1996 would have been $12.7 million, or $2.18 per share of Common Stock. This represents an immediate increase in net tangible book value of $4.21 per share to existing stockholders and an immediate dilution of $9.32 per share to investors purchasing shares in this offering. The following table illustrates the per share dilution:

   Assumed initial public offering price per share..............         $11.50
     Pro forma net tangible negative book value per share at
      June 30, 1996............................................. $(2.03)
     Increase in net tangible book value per share attributable
      to new investors..........................................   4.21
                                                                 ------
   Pro forma net tangible book value per share after this
    offering....................................................           2.18
                                                                         ------
   Dilution per share to new investors..........................         $ 9.32
                                                                         ======

  The following table summarizes, on a pro forma basis as of June 30, 1996, the differences in the total consideration paid and the average price per share paid by the Company's existing stockholders and the new investors with respect to the 2,000,000 shares of Common Stock to be sold by the Company (at an assumed initial public offering price of $11.50 per share and before deduction of estimated underwriting discounts and commissions and offering expenses):

                                SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                                ----------------- -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                                --------- ------- ----------- ------- ---------
   Existing stockholders (1)... 3,811,231   65.6% $21,648,000   48.5%  $ 5.68
   New public investors (1).... 2,000,000   34.4%  23,000,000   51.5%   11.50
                                ---------  -----  -----------  -----
       Total................... 5,811,231  100.0% $44,648,000  100.0%
                                =========  =====  ===========  =====

- --------

(1) If the Underwriters' over-allotment option is exercised in full, the number of shares of Common Stock held by new investors will increase to 2,300,000 or approximately 37.6% of the total number of shares of Common Stock outstanding after this offering. See "Principal Stockholders."

  The foregoing computations assume no exercise of stock options or warrants after June 30, 1996, except for the issuance of 98,320 shares of Common Stock immediately subsequent to the offering upon the net exercise of certain outstanding warrants. As of June 30, 1996, there were outstanding options to purchase 1,018,503 shares of Common Stock, with a weighted average exercise price of $1.82 per share and warrants to purchase 468,750 shares of Common Stock with a weighted average exercise price of $3.23 per share. In addition, as of June 30, 1996, 870,463 shares of Common Stock were reserved for future issuance under the Company's 1992 Stock Option Plan. Also excludes 350,000 shares reserved prior to June 30, 1996 and an additional 300,000 shares reserved subsequent to June 30, 1996 for issuance under the 1992 Stock Option Plan, the 1996 Director Option Plan and the 1996 Employee Stock Purchase Plan. To the extent that any shares available for issuance upon exercise of outstanding options or warrants or reserved for future issuance under the Company's stock plans are issued, there will be further dilution to new investors. See "Management--Stock Plans," "Description of Capital Stock" and
Note 7 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data of the Company should be read in conjunction with the Company's consolidated financial statements and the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statement of operations data for the fiscal years ended June 30, 1994, 1995 and 1996 and the consolidated balance sheet data as of June 30, 1995 and 1996 are derived from financial statements of the Company that have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included elsewhere herein. The consolidated statement of operations data for the fiscal years ended June 30, 1992 and 1993 and the consolidated balance sheet data as of June 30, 1992, 1993 and 1994 are derived from financial statements of the Company audited by Coopers & Lybrand L.L.P. that are not included herein. The pro forma selected consolidated financial data are derived from the unaudited combined condensed consolidated statement of operations included elsewhere in this Prospectus.

                                                                       PRO FORMA FOR
                                    YEAR ENDED JUNE 30,                ACQUISITION(1)
                          -------------------------------------------  --------------
                                                                          JUNE 30,
                           1992     1993     1994     1995     1996       1996(2)
                          -------  -------  -------  -------  -------  --------------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Product................  $14,904  $11,914  $12,350  $15,818  $19,670     $21,412
 Maintenance and
  consulting............    8,422    9,271    9,525   11,261   14,332      15,079
                          -------  -------  -------  -------  -------     -------
   Total revenues.......   23,326   21,185   21,875   27,079   34,002      36,491
                          -------  -------  -------  -------  -------     -------
Cost of revenues:
 Product................    4,628    2,679    2,380    3,316    3,413       3,453
 Maintenance and
  consulting............    1,703    1,387    1,430    3,293    4,594       4,841
                          -------  -------  -------  -------  -------     -------
   Total cost of
    revenues............    6,331    4,066    3,810    6,609    8,007       8,294
                          -------  -------  -------  -------  -------     -------
Gross profit............   16,995   17,119   18,065   20,470   25,995      28,197
Operating expenses:
 Product development....    5,155    5,042    6,276    6,245    5,241       5,665
 Sales and marketing....   10,998    6,638    8,384   10,792   13,316      13,939
 General and
  administrative........    2,727    3,272    2,561    3,329    3,954       4,194
 Restructuring charge...    3,050       --       --       --       --          --
 Purchased research and
  development and
  product amortization..       --       --       --       --   10,479         642
                          -------  -------  -------  -------  -------     -------
   Total operating
    expenses............   21,930   14,952   17,221   20,366   32,990      24,440
                          -------  -------  -------  -------  -------     -------
Operating income (loss).   (4,935)   2,167      844      104   (6,995)      3,757
Other income............       --    1,000       --       --       --         (92)
Interest expense, net...     (743)    (387)    (224)     (81)    (507)     (1,105)
                          -------  -------  -------  -------  -------     -------
Income (loss) before
 income taxes and
 extraordinary items....   (5,678)   2,780      620       23   (7,502)      2,560
Benefit from (provision
 for) income taxes......     (186)    (953)    (273)   1,624     (114)        205
                          -------  -------  -------  -------  -------     -------
Income (loss) before
 extraordinary items....   (5,864)   1,827      347    1,647   (7,616)      2,765
Extraordinary items.....       --    1,075    1,320       --       --          --
                          -------  -------  -------  -------  -------     -------
Net income (loss).......  $(5,864) $ 2,902  $ 1,667  $ 1,647  $(7,616)    $ 2,765
                          =======  =======  =======  =======  =======     =======
Net income (loss) per
 share (3)..............  $ (5.47) $  1.17  $  0.44  $  0.34  $ (2.44)    $  0.56
                          =======  =======  =======  =======  =======     =======
Shares used in per share
 calculation (3)........    1,073    2,474    3,808    4,814    3,127       4,954
                          =======  =======  =======  =======  =======     =======

                                                   JUNE 30,
                                   -------------------------------------------
                                     1992     1993     1994    1995     1996
                                   --------  -------  ------- -------  -------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital (deficit)........ $(12,815) $(2,877) $   212 $  (183) $(6,371)
 Total assets.....................    8,674    8,754   15,853  20,000   25,925
 Long-term debt, less current
  portion.........................      146    5,175      672     368    2,892
 Total stockholders' equity
  (deficit).......................  (10,948)  (6,915)     996   2,641   (4,585)

- -------
(1) Pro forma to give effect to the Company's acquisition of New Era on December 29, 1995 as if it had occurred on July 1, 1995. See Note 2 of Notes to Consolidated Financial Statements and the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements, including the Notes thereto.

(2) A non-recurring charge for purchased research and development was recorded in the fiscal year ended June 30, 1996 in connection with the acquisition of New Era. For pro forma data, this charge has been assumed to have been incurred before the period presented, due to the non-recurring nature of the charge. See Note 2 of Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

(3) See Note 1 of Notes to Consolidated Financial Statements for a discussion of the computation of net income (loss) per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company offers a suite of high-performance, network transport products and systems management applications which efficiently transport, store and protect the integrity of mission-critical data and applications. The Company was incorporated in December 1985 and initially focused its products and development on providing interoperability between IBM mainframes and DECnet network environments. In 1990, the Company acquired the core technology of its TCPaccess suite of products. In January 1996, the Company acquired New Era Systems Services, Ltd. ("New Era"), the developer of the HARBOR products, a software product line providing enterprise systems management applications for client/server networks. Prior to the acquisition, the Company distributed the HARBOR products in certain countries in Europe for more than one year. New Era is a wholly-owned subsidiary headquartered in Calgary, Alberta with 51 employees as of June 30, 1996.

  The Company acquired New Era in exchange for cash and notes payable totaling $12.4 million and warrants to purchase 350,000 shares of the Company's Common Stock with additional contingent earnout payments of up to a total of $5.2 million due January 31, 1997 and 1998. Because the New Era acquisition was accounted for as a purchase, the Company's operating results only include the results of New Era operations subsequent to December 29, 1995, the acquisition date. As a result, comparisons of results for the fiscal years ended June 30, 1995 and 1996 are not meaningful. For the quarter ended December 31, 1995, the Company charged to operations approximately
$10.2 million of purchased research and development in connection with the New Era acquisition. The Company's future operating costs will include the amortization of intangible assets arising from the acquisition of New Era. At June 30, 1996, remaining intangible assets derived from the New Era acquisition total approximately $2.9 million and are being amortized over a five-year period. The amortization is expected to be approximately $160,000 per quarter through December 31, 2000, but may increase after December 31, 1996 if certain contingent payments are made, based upon meeting revenue targets for calendar years 1996 and 1997. See Note 2 of Notes to Consolidated Financial Statements.

  The Company's revenues are derived from product sales and related maintenance and consulting contracts. Product revenues are derived from software license fees and sales of related hardware to end users, resellers and distributors. The Company's sales cycle, from the date the sales agent first contacts a prospective customer to the date a customer ultimately purchases the Company's product, is typically three to six months for the TCPaccess products and six to nine months for the HARBOR products. Because licenses are noncancellable and do not impose significant obligations on the Company, the Company recognizes software license revenues upon completion of a trial period and a signed contract. Fees for service revenues are charged separately from the Company's product sales. The Company recognizes revenues ratably over the term of agreement. Maintenance agreements are typically one-year renewable contracts, pursuant to which, historically, a substantial majority of the Company's maintenance agreements have been renewed upon expiration. However, there can be no assurance that customers will continue to renew expiring maintenance agreements at the historical rate. The Company recognizes consulting revenues as services are accepted.

  The Company currently derives substantially all of its product revenues from its TCPaccess software and related hardware products and services. Although the Company expects HARBOR products to contribute more substantially to the Company's product revenues in future periods, broad market acceptance for TCPaccess and HARBOR is critical to the Company's success. Failure to achieve broad market acceptance of TCPaccess and

HARBOR, as a result of competition, technological change or otherwise, would have a material adverse effect on the business, financial condition and results of operations of the Company. The Company's future performance will depend in large part on continued growth in the number of organizations adopting enterprise networked systems management products, and the Company's successful development and introductions and customer acceptance of new and enhanced versions of its software products. There can be no assurance that the market for enterprise networked systems management products will grow or that the Company will continue to be successful in marketing TCPaccess or HARBOR or any new or enhanced products.

  The Company's maintenance revenues are derived primarily from its TCPaccess and DECnet product lines. The Company expects maintenance revenue from its HARBOR line to grow in relation to growth in the HARBOR customer base. The Company no longer actively markets its DECnet product line. As a consequence, license revenues from this product line have declined substantially, although the Company continues to provide maintenance to its installed DECnet customers. Total revenues from the Company's DECnet product line were $8.5 million, $7.1 million and $7.0 million for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. Maintenance revenues from the DECnet product were $6.6 million, $6.5 million and $6.0 million for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. The Company expects that maintenance revenues from this product line will continue to decline in the future.

  The Company licenses its software in U.S. dollars and certain foreign currencies. The Company has experienced foreign currency exchange gains and losses. The Company expects that fluctuations in foreign currencies may have a significant impact on either its revenues or expenses in the future. See "Risk Factors--Reliance on and Risks Associated with International Sales."

  The Company completed a recapitalization in October 1992 in which all previously outstanding Preferred Stock was converted to Common Stock and the Company restructured its bank lines of credit. At that time, the Company hired new members of its management team including a new chief executive officer and chief financial officer. The financial statements of the Company for the fiscal years ended June 30, 1991 and 1992 were restated due to material misstatements contained in such financial statements resulting from misconduct involving the preparation of accounting records, particularly in regard to the recording of revenue. No officer of the Company at the time any such misconduct occurred is currently an employee or officer of the Company. Although one director at the time remains a director, the Company believes that such director was not involved in such misconduct.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of total revenues, certain consolidated statement of operations data for the periods indicated:

                                                             YEAR ENDED
                                                              JUNE 30,
                                                          -------------------
                                                          1994   1995   1996
                                                          -----  -----  -----
Revenues:
  Product................................................  56.5%  58.4%  57.9%
  Maintenance and consulting.............................  43.5   41.6   42.1
                                                          -----  -----  -----
    Total revenues....................................... 100.0  100.0  100.0
                                                          -----  -----  -----
Cost of revenues:
  Product................................................  10.9   12.2   10.0
  Maintenance and consulting.............................   6.5   12.2   13.5
                                                          -----  -----  -----
    Total cost of revenues...............................  17.4   24.4   23.5
                                                          -----  -----  -----
Gross profit.............................................  82.6   75.6   76.5
Operating expenses:
  Product development....................................  28.7   23.0   15.4
  Sales and marketing....................................  38.3   39.9   39.2
  General and administrative.............................  11.7   12.3   11.6
  Purchased research and development and product
   amortization..........................................    --     --   30.8
                                                          -----  -----  -----
    Total operating expenses.............................  78.7   75.2   97.0
                                                          -----  -----  -----
Operating income (loss)..................................   3.9    0.4  (20.5)
Interest expense, net....................................  (1.1)  (0.3)  (1.5)
                                                          -----  -----  -----
Income (loss) before income taxes and extraordinary
 items...................................................   2.8    0.1  (22.0)
Benefit from (provision for) income taxes................  (1.2)   6.0   (0.4)
                                                          -----  -----  -----
Income (loss) before extraordinary items.................   1.6    6.1  (22.4)
Extraordinary items......................................   6.0     --     --
                                                          -----  -----  -----
Net income (loss)........................................   7.6%   6.1% (22.4)%
                                                          =====  =====  =====
Cost of sales as a percentage of the related revenues:
  Product................................................  19.3%  21.0%  17.4%
  Maintenance and consulting.............................  15.0   29.2   32.1

FISCAL YEARS ENDED JUNE 30, 1995 AND 1996

  As a result of the acquisition of New Era in December 1995, the Company's operating results for the years ended June 30, 1995 and 1996 are not directly comparable. The results of the Company's operations for fiscal 1996 are not representative of the combined anticipated results of operations of the Company and New Era.

 Revenues

  Total revenues were $27.1 million and $34.0 million for the fiscal years ended June 30, 1995 and 1996, respectively, representing an increase of 26%. Product sales were $15.8 million and $19.7 million for the fiscal years ended June 30, 1995 and 1996, respectively, representing an increase of 24%. This increase was primarily due to a $2.5 million increase over fiscal 1995 in TCPaccess license fees and associated hardware sales as well as the addition of six months of revenues from HARBOR products of $1.0 million. Maintenance and consulting revenues were $11.3 million and $14.3 million for the fiscal years ended June 30, 1995 and 1996, respectively, representing an increase of 27%, resulting principally from an increase in the number of customers purchasing maintenance agreements.

 Cost of Revenues

  Product. Cost of revenues from product sales consists primarily of hardware, product media, documentation and packaging costs. Cost of revenues for product sales was $3.3 million and $3.4 million, representing 21% and 17% of total product revenues for the fiscal years ended June 30, 1995 and 1996, respectively. This percentage decrease was due to a reduction in third-party product revenue and a decline in hardware revenue, which carry higher product costs as a percentage of their respective revenue items offset somewhat by a provision for excess and obsolete inventory of $28,000 for certain hardware components with decreasing sales.

  Maintenance and Consulting. Cost of revenues from maintenance and consulting consists primarily of personnel related costs incurred in providing telephone support and software updates. Cost of revenues from maintenance and consulting was $3.3 million and $4.6 million, representing 29% and 32% of total maintenance and consulting revenues for the fiscal years ended June 30, 1995 and 1996, respectively. This increase, as a percentage of related revenues, was due to added headcount in the worldwide customer support department required to keep pace with the increased product sales from period to period and outsourcing of support and maintenance obligations from the Company's Swiss subsidiary. Although the Company expects that the percentage may increase in the next fiscal year as a result of the HARBOR acquisition, the Company does not expect it to increase thereafter.

 Operating Expenses

  Total operating expenses were $20.4 million and $33.0 million, representing 75% and 97% of total revenues for the fiscal years ended June 30, 1995 and 1996, respectively. Excluding the charge for purchased research and development related to the New Era acquisition, the operating expenses for the fiscal year ended June 30, 1996 were $22.8 million representing 67% of total revenues.

  Product Development. Product development expenses consist primarily of personnel related costs. Product development expenses were $6.2 million and $5.2 million, representing 23% and 15% of total revenues for the fiscal years ended June 30, 1995 and 1996, respectively. The reduction in product development expenses resulted from the cancellation in March 1995 of a significant product development program. See "Fiscal Year Ended June 30, 1994 and 1995--Operating Expenses--Product Development." The Company believes that research and development expenses will increase in the future primarily due to the expansion of the Company's product line as a result of the acquisition of New Era and other anticipated product development efforts.

  Product development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been significant in recent periods. In accordance with the Company's policy, during fiscal year 1995 the Company wrote off $112,000 of capitalized software because certain product enhancements were determined to be obsolete based on the Company's assessment of net realizable value.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries and commissions for sales and marketing personnel, the fixed costs of worldwide field offices, and promotional costs. The Company sells through its direct sales force, resellers and distributors. The direct channel produced 88% and 86% of product revenues for the fiscal years ended June 30, 1995 and 1996, respectively, and is also the major component of sales channel costs. Sales and marketing expenses were $10.8 million and $13.3 million, representing 40% and 39% of total revenues for the fiscal years ended June 30, 1995 and 1996, respectively. The increase in absolute dollars was a result of higher commission rates, marketing program costs and the New Era acquisition. The Company believes that sales and marketing expenses will increase in absolute dollars as the Company continues to expand its sales force for both HARBOR and TCPaccess and launch new corporate marketing programs.

  General and Administrative. General and administrative expenses include personnel and other costs of the finance, human resources and administrative departments of the Company, and includes gains and losses on foreign currency exchange. General and administrative expenses were $3.3 million and $4.0 million, representing 12% of total revenues in each of the fiscal years ended June 30, 1995 and 1996. The increase in dollar amounts for general and administrative is attributable to the increased headcount required to support the Company's expansion and a provision of $215,000 for doubtful accounts. The increase in the allowance for doubtful accounts was the result of an increase in accounts receivable and was based on management's judgment relating to collectability of such accounts.

  Purchased Research and Development and Product Amortization. Purchased research and development expense incurred in connection with the New Era acquisition was approximately $10.2 million, representing 30% of total revenues for the fiscal year ended June 30, 1996. In addition, approximately $321,000 of product amortization resulting from such acquisition was included in the fiscal year ended June 30, 1996. See Note 2 of Notes to Consolidated Financial Statements.

  Interest Expense, net. Net interest expense was $81,000 and $507,000 for the fiscal years ended June 30, 1995 and 1996, respectively. The increase was due primarily to bank borrowings related to the New Era acquisition.

  Benefit from (Provision for) Income Taxes. The income tax benefit for the fiscal year ended June 30, 1995 was $1.6 million, with a net tax provision of $114,000 recorded for the fiscal year ended June 30, 1996. The effective tax rate for the fiscal year ended June 30, 1996 before income taxes and excluding the write-off of purchased research and development and the benefit relating to the recognition of the Company's deferred tax asset was approximately 39%. See Note 8 of Notes to Consolidated Financial Statements.


FISCAL YEARS ENDED JUNE 30, 1994 AND 1995

 Revenues

  Total revenues were $21.9 million and $27.1 million for the fiscal years ended June 30, 1994 and 1995, respectively, representing an increase of 24% from fiscal 1994 to fiscal 1995. International revenues accounted for 36% and 42% of total revenues for the fiscal years ended June 30, 1994 and 1995, respectively. The increase in international revenues in fiscal 1995 was primarily attributable to an increase in the market acceptance of the Company's products overseas and an increase in the number of international sales offices, distributors and resellers selling the Company's products. The Company established a sales and support office in Switzerland during fiscal 1994 and a sales and support office in Spain during fiscal 1995. The increase in absolute dollar revenues from fiscal 1994 to fiscal 1995 accounted for the increase in accounts receivable from period to period.

  Product. Product revenues were $12.4 million and $15.8 million for the fiscal years ended June 30, 1994 and 1995, respectively, representing an increase of 28% from fiscal 1994 to fiscal 1995. The increase from year to year was primarily the result of increased sales of TCPaccess which reflect the accelerated acceptance of TCP/IP as a networking protocol. Product revenues derived from hardware product sales were $2.8 million and $4.0 million for the fiscal years ended June 30, 1994 and 1995, respectively.

  Maintenance and Consulting. Maintenance and consulting revenues were $9.5 million and $11.3 million, representing 44% and 42% of total revenues for the fiscal years ended June 30, 1994 and 1995, respectively, and represented an increase of 18% from fiscal 1994 to fiscal 1995. The increase was primarily due to an increase in the number of registered customers electing to subscribe to maintenance and support contracts after the expiration of the warranty period, which is generally 90 days. The increase from fiscal 1994 to fiscal 1995 parallels the overall higher increase in product revenues. In fiscal 1995, the Company began to sell consulting services.

 Cost of Revenues

  Product. Cost of revenues from product sales was $2.4 million and $3.3 million, representing 19% and 21% of the related revenues for the fiscal years ended June 30, 1994 and 1995, respectively. The increase in cost of revenues from product sales in absolute dollars and as a percentage of total revenues from fiscal 1994 to fiscal 1995 was primarily related to an increase in third-party product revenue, which carries a higher cost of revenues than the Company's software products.

  Maintenance and Consulting. Cost of revenues from maintenance and consulting was $1.4 million and $3.3 million, representing 15% and 29% of the related revenues for the fiscal years ended June 30, 1994 and 1995, respectively. The increase in cost of revenues from maintenance and consulting in fiscal 1995 as a percentage of related revenues compared to fiscal 1994 was attributable to added headcount in worldwide customer support and consulting and a change made during the quarter ended March 31, 1995 in the estimate for the recoverability of support inventory to reflect net realizable value which caused a decrease in inventory. This change of approximately $348,000 reflected the Company's determination that the resale value of this support inventory was below cost. The Company does not anticipate additional changes to this estimate in the future.

 Operating Expenses

  Product Development. Product development expenses were $6.3 million and $6.2 million, representing 29% and 23% of total revenues for the fiscal years ended June 30, 1994 and 1995, respectively. Product development expenses were higher in fiscal 1994 due to staffing for software engineers required for a research project to develop new client/server technology. During the quarter ended March 31, 1995, the Company reassessed this project and determined that it was no longer commercially viable. The Company, therefore, canceled the project, reduced the staffing levels in research and development, and accrued approximately $250,000 for employee severance and other costs. These accrued costs were substantially paid as of June 30, 1995.

  Sales and Marketing. Sales and marketing expenses were $8.4 million and $10.8 million, representing 38% and 40% of total revenues for the fiscal years ended June 30, 1994 and 1995, respectively. Sales and marketing expenses increased in the period due to the opening of two international subsidiaries, expansion of the Company's sales force and associated support staff, increased marketing and promotional activities and increased commission expenses.

  General and Administrative. General and administrative expenses were $2.6 million and $3.3 million, representing 12% of total revenues in each of the fiscal years ended June 30, 1994 and 1995. The increase in absolute dollars in fiscal 1995 compared to fiscal 1994 was primarily the result of adjustments for import duties and sales tax liability of approximately $350,000 made during the quarter ended March 31, 1995.

  Interest Expense, net. Net interest expense was $224,000, and $81,000, for the fiscal years ended June 30, 1994, and 1995, respectively. Net interest expense decreased year to year as bank borrowings declined and as interest income increased due to higher invested cash balances.

  Benefit from (Provision for) Income Taxes. The Company recorded an income tax benefit of $1.6 million in the fiscal year ended June 30, 1995, reflecting partial reversal of the valuation allowance against the Company's deferred tax asset. The income tax provision for the fiscal year ended June 30, 1994 was $273,000.

  Extraordinary Items. In fiscal 1994, the Company recorded a gain of $1.3 million as the result of restructuring debt with a commercial lender. See Note 5 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS

  The following tables set forth certain unaudited consolidated statement of operations data for the eight quarters ended June 30, 1996, as well as such data expressed as a percentage of the Company's total revenues for the periods indicated. This data has been derived from unaudited consolidated financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's audited consolidated financial statements and notes thereto. The Company believes that results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

                                                      THREE MONTHS ENDED
                          ----------------------------------------------------------------------------
                          SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,
                            1994      1994     1995      1995     1995      1995      1996      1996
                          --------- -------- --------- -------- --------- --------  --------- --------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Product...............   $3,533    $4,016   $ 2,619   $5,650   $3,034   $ 4,880    $5,282    $6,474
  Maintenance and
   consulting...........    2,473     2,720     3,177    2,891    3,531     3,284     3,691     3,826
                           ------    ------   -------   ------   ------   -------    ------    ------
    Total revenues......    6,006     6,736     5,796    8,541    6,565     8,164     8,973    10,300
                           ------    ------   -------   ------   ------   -------    ------    ------
Cost of revenues:
  Product...............      856       834       665      961      640     1,002       641     1,130
  Maintenance and
   consulting...........      555       669     1,123      946    1,067     1,081     1,171     1,275
                           ------    ------   -------   ------   ------   -------    ------    ------
    Total cost of
     revenues...........    1,411     1,503     1,788    1,907    1,707     2,083     1,812     2,405
                           ------    ------   -------   ------   ------   -------    ------    ------
Gross profit............    4,595     5,233     4,008    6,634    4,858     6,081     7,161     7,895
Operating expenses:
  Product development...    1,604     1,737     1,751    1,153    1,124     1,170     1,487     1,460
  Sales and marketing...    2,292     2,651     2,500    3,349    2,505     3,033     3,422     4,356
  General and
   administrative.......      648       771     1,138      772      833       955     1,202       964
  Purchased research and
   development and
   product amortization.       --        --        --       --       --    10,158       160       161
                           ------    ------   -------   ------   ------   -------    ------    ------
   Total operating
    expenses............    4,544     5,159     5,389    5,274    4,462    15,316     6,271     6,941
                           ------    ------   -------   ------   ------   -------    ------    ------
Operating income (loss).       51        74    (1,381)   1,360      396    (9,235)      890       954
Interest expense, net...      (44)      (30)      (26)      19       21        20      (261)     (287)
                           ------    ------   -------   ------   ------   -------    ------    ------
Income (loss) before
 provision for income
 taxes..................        7        44    (1,407)   1,379      417    (9,215)      629       667
Benefit from (provision
 for) income taxes......       --        --        --    1,624     (163)      554      (245)     (260)
                           ------    ------   -------   ------   ------   -------    ------    ------
Net income (loss).......   $    7    $   44   $(1,407)  $3,003   $  254   $(8,661)   $  384    $  407
                           ======    ======   =======   ======   ======   =======    ======    ======
Net income (loss) per
 share..................   $ 0.00    $ 0.01   $ (0.45)  $ 0.62   $ 0.05   $ (2.77)   $ 0.08    $ 0.08
                           ======    ======   =======   ======   ======   =======    ======    ======
Shares used in per share
 calculation............    4,770     4,823     3,114    4,849    4,829     3,125     5,016     5,161
                           ======    ======   =======   ======   ======   =======    ======    ======

  The following table sets forth certain unaudited quarterly financial information of the Company for each of the Company's last eight fiscal quarters expressed as a percent of total revenues for the periods indicated.

                                                      THREE MONTHS ENDED
                          ----------------------------------------------------------------------------
                          SEPT. 30, DEC. 31, MARCH 31, JUNE 30, SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,
                            1994      1994     1995      1995     1995      1995      1996      1996
                          --------- -------- --------- -------- --------- --------  --------- --------
Revenues:
  Product...............     58.8%    59.6%     45.2%    66.2%     46.2%     59.8%     58.9%    62.9%
  Maintenance and
   consulting...........     41.2     40.4      54.8     33.8      53.8      40.2      41.1     37.1
                            -----    -----     -----    -----     -----    ------     -----    -----
    Total revenues......    100.0    100.0     100.0    100.0     100.0     100.0     100.0    100.0
                            -----    -----     -----    -----     -----    ------     -----    -----
Cost of revenues:
  Product...............     14.3     12.4      11.5     11.3       9.7      12.3       7.1     11.0
  Maintenance and
   consulting...........      9.2      9.9      19.3     11.0      16.3      13.2      13.1     12.3
                            -----    -----     -----    -----     -----    ------     -----    -----
    Total cost of
     revenues...........     23.5     22.3      30.8     22.3      26.0      25.5      20.2     23.3
                            -----    -----     -----    -----     -----    ------     -----    -----
Gross profit............     76.5     77.7      69.2     77.7      74.0      74.5      79.8     76.7
Operating expenses:
  Product development...     26.7     25.8      30.2     13.5      17.1      14.3      16.6     14.1
  Sales and marketing...     38.2     39.4      43.1     39.2      38.2      37.2      38.1     42.3
  General and
   administrative.......     10.8     11.4      19.7      9.0      12.7      11.7      13.4      9.4
  Purchased research and
   development and
   product amortization.       --       --        --       --        --     124.4       1.8      1.6
                            -----    -----     -----    -----     -----    ------     -----    -----
    Total operating
     expenses...........     75.7     76.6      93.0     61.7      68.0     187.6      69.9     67.4
                            -----    -----     -----    -----     -----    ------     -----    -----
Operating income (loss).      0.8      1.1     (23.8)    16.0       6.0    (113.1)      9.9      9.3
Interest expense, net...     (0.7)    (0.4)     (0.5)     0.2       0.4       0.2      (2.9)    (2.8)
                            -----    -----     -----    -----     -----    ------     -----    -----
Income (loss) before
 provision for income
 taxes..................      0.1      0.7     (24.3)    16.2       6.4    (112.9)      7.0      6.5
Benefit from (provision
 for) income taxes......       --       --        --     19.0      (2.5)      6.8      (2.7)    (2.5)
                            -----    -----     -----    -----     -----    ------     -----    -----
Net income (loss).......      0.1%     0.7%    (24.3)%   35.2%      3.9%   (106.1)%     4.3%     4.0%
                            =====    =====     =====    =====     =====    ======     =====    =====

  The Company's business has experienced and is expected to continue to experience significant seasonality. The Company has higher sales of its software products in the quarters ending in December and June and weaker sales in the quarters ending in September and March. The decrease in product revenues in the quarters ending in September is due to the international customer seasonal buying patterns. The quarters ending in March are historically weak due to government and large organization annual budgeting cycles. The Company believes this pattern will continue. The increase in product revenues in the three most recent quarters is primarily attributable to increased software license fees for the Company's TCPaccess product as well as the sale of the HARBOR product internationally. The decrease in product revenues in the quarter ended in March 31, 1995 also reflected the delay in the release of Version 3.1 of TCPaccess until the quarter ended June 30, 1995. The increase in maintenance and consulting revenue in the quarter ended September 30, 1995 related primarily to delays in renewals of customer maintenance agreements and increased consulting and a maintenance revenue adjustment for prior periods.

  The Company's operating results have historically been, and will continue to be, subject to quarterly and annual fluctuations due to a variety of factors, including: timely introduction, enhancement and market acceptance of new versions of the Company's products; seasonal customer demand; timing of significant orders; changes in the pricing policies by the Company or its competitors; anticipated and unanticipated decreases in unit average selling prices of the Company's products; increased competition; changes in the mix of the products sold and in the mix of sales by distribution channel; the gain or loss of significant customers; the introduction of new products or product enhancements by competitors; currency fluctuations; and the failure to anticipate changing customer product requirements. The Company's sales cycle, from the date the sales agent first contacts a prospective customer to the date a customer ultimately purchases the Company's product, is typically three to six months for the TCPaccess products and six to nine months for the HARBOR products. There can be no assurance that the Company's sales cycle will not lengthen, exposing it to the possibility of shortfalls in quarterly revenues, which could have a material adverse effect on the Company's business, financial condition or results of operations, and cause results to vary from period to period. The Company's operating results will also be affected by general economic and other conditions affecting the timing of customer orders and capital spending, and order cancellations or rescheduling. The Company operates with very little backlog and most of its product revenues in each quarter result from orders closed in that quarter, and a substantial majority of those orders are completed at the end of that quarter. The Company establishes its expenditure levels for sales, marketing, product development and other operating expenses based in large part on its expectations as to future revenues, and revenue levels below expectations could cause expenses to be disproportionately high. If revenues fall below expectations in a particular quarter, operating results and net income are likely to be materially adversely affected. Any inability of the Company to adjust spending to compensate for failure to meet sales forecasts or to collect accounts receivable, or any unexpected increase in product returns or other costs, could magnify the adverse impact of such events on the Company's operating results. Due to the foregoing factors, quarterly revenue and operating results are likely to vary significantly in the future and period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

LIQUIDITY AND CAPITAL RESOURCES

  Since the beginning of fiscal 1994, the Company has financed its operations primarily through bank borrowings and cash generated from operations. Net cash provided by (used in) operating activities was $(1.4) million, $2.2 million and $4.1 million for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. Net cash used in operating activities in fiscal 1994 consisted primarily of an increase in accounts receivable and a non-cash gain on debt restructuring, partially offset by net income. Net cash provided by operating activities in fiscal 1995 consisted primarily of the net income, depreciation and amortization and an increase in deferred maintenance revenue, partially offset by an increase in deferred income taxes. Net cash provided by operating activities in fiscal 1996 consisted primarily of purchased research and development partially offset by a net loss. Net cash used in investing activities was $952,000, $2.6 million and $8.1 million for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. Net cash used in investing activities in fiscal 1994 related to the acquisition of property and equipment and capitalization of software development costs. Net cash used in fiscal 1995 consisted primarily of the purchase of available-for-sale securities. Net cash used in investing activities in fiscal 1996 was primarily due to the Company's acquisition of New Era. Net cash provided by (used in) financing activities was $4.5 million, $(1.4) million and $6.1 million for the fiscal years ended 1994, 1995 and 1996, respectively. Net cash provided by financing activities in fiscal 1994 consisted primarily of proceeds from issuance of Preferred Stock and proceeds from bank line of credit and notes payable to stockholder, partially offset by payments on notes payable. Net cash provided by financing activities in fiscal 1995 was primarily from payments on capital lease obligations and payments on notes payable and bank line of credit. Net cash provided by financing activities in fiscal 1996 consisted primarily of proceeds from the bank line of credit and term loan established for the New Era acquisition. The Company's business is geographically dispersed resulting in a significant portion of its cash residing outside of the United States. At June 30, 1996, 39% of the Company's cash was in European bank accounts.

  The local currency is the functional currency for each of the Company's foreign subsidiaries. Assets and liabilities of the foreign subsidiaries are translated to U.S. dollars at current rates of exchange, and revenues and expenses are translated using weighted average rates, in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the results of operations. The change in exchange gains and losses in the Consolidated Statements of Cash Flows is due to the fluctuation of local currency compared to the U.S. dollar during the periods presented. Historically, the Company has not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. Management expects that, in the future, cash in excess of current requirements will be invested in investment grade, interest-bearing securities.

  At June 30, 1996, the Company had $6.1 million in cash and cash equivalents and $(6.4) million in working capital. The negative working capital balance at June 30, 1996 resulted from the use of working capital in connection with the acquisition of New Era in December 1995. The Company also has available a line of credit agreement with a bank that expires on November 29, 1996, which is collateralized by certain assets of the Company and permits borrowings of a percentage of eligible accounts receivable and bears interest at the lender's prime rate plus 1.5%. Under the terms of the agreement, the Company is required to maintain a certain minimum quick ratio and tangible net worth and maximum debt to tangible net worth, as well as quarterly profitability. At June 30, 1996, $5.0 million was outstanding under the line of credit with no amounts remaining available for borrowing under this line. The Company expects to renew this line of credit or obtain a replacement credit facility upon expiration of this line of credit. In addition, the Company has a note payable with a bank that is due on December 31, 1998, is collateralized by certain assets of the Company and bears interest at the lender's prime rate plus 2.5%. Under the terms of the note, the Company is required to maintain certain financial covenants. At June 30, 1996, $3.0 million was outstanding under the note. The Company had $9.4 million in accounts receivable, net of allowance for doubtful accounts, and $8.1 million of unearned revenues, substantially all of which will be earned over the 12-month period following June 30, 1996.

  Capital expenditures, including amounts financed under capital leases, have remained relatively constant in recent periods, aggregating approximately $885,000, $721,000 and $384,000 for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. The Company had no material capital expenditure commitments at June 30, 1996. The Company expects that it will have $1.0 million of capital expenditures through June 30, 1997, including approximately $500,000 to expand its customer support system.

  The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current balances, cash available under its line of credit and cash flow from operations, if any, will be sufficient to meet its working capital and capital expenditure requirements at least through December 31, 1997. Although operating activities may provide cash in certain periods, to the extent the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing, which may not be available or may be dilutive.

                                   BUSINESS

  The following Business section contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  Interlink Computer Sciences, Inc. ("Interlink" or the "Company") is a supplier of high-performance solutions for enterprise networked systems management. Interlink provides software and services which enable customers to use their IBM and IBM-compatible MVS mainframes as "enterprise servers" in distributed, heterogeneous client/server network environments. The Company's products and services enable customers to transport, access and manage mission-critical data and applications across distributed network environments. The Company develops and markets network transport products which provide for enterprise server TCP/IP connectivity, fault tolerance and network file transfer. Interlink also develops and markets systems management applications for network backup, archive and restore, distribution of applications, data and software, network printing and other tools which expand the functionality of the enterprise server.

  As of June 30, 1996, the Company had approximately 1,200 customers worldwide. The Company markets and sells its software and services primarily through its direct sales organization in North America and Europe and, to a lesser extent, through resellers and international distributors. Significant customers which have purchased/licensed the Company's products include the Internal Revenue Service, MACIF, U.S. Sprint, W.R. Grace & Co. and Wells Fargo Bank. The Company recently entered a strategic relationship with Legato to develop products which will enable the companies to provide enterprise-class storage management solutions.

INDUSTRY BACKGROUND

  Many large organizations depend on centralized mainframe computer systems to manage mission-critical software applications and to serve as the repository for essential business data. These systems, along with sophisticated systems management software, provide highly available computer processing resources, are extremely reliable over extended periods of usage, are scalable to accommodate a large number of users, and provide for secure processing and storage of large amounts of data.

  Recently, advances in hardware, software and networking technologies have led to the deployment of client/server systems, in which computing tasks are distributed throughout a network of computers. Organizations have adopted client/server networks to obtain the advantages inherent in distributed computing, such as independent local processing and storage of data, lower initial cost and efficient use of common software programs.

  Organizations are now seeking the technology to integrate mainframe computers into their client/server networks as "enterprise servers" which, like other servers on the client/server network, have a specialized purpose and function. Specifically, the enterprise server and the systems management applications associated with its use are capable of providing reliable and efficient systems management, data security, and distribution of data and applications. Improvements in the cost-effectiveness of mainframe systems have significantly increased the use of mainframe computers as enterprise servers.

  The integration of TCP/IP, an open systems transport protocol, with the IBM MVS mainframe operating system, enables the connection of centralized mainframes to distributed client/server networks on a peer-to-peer basis regardless of the hardware or software used on such networks. Organizations seeking distributed access to mainframe data, highly reliable computing resources, and leverage from existing investments in hardware, applications and training, have seen the integration of the enterprise server into the client/server network as a necessary evolution. Software applications which enhance the management of complex computing resources allow client/server networks to take advantage of the mainframe as an enterprise server. By recognizing this movement to "network-centric" computing and incorporating TCP/IP functionality in recent releases of the MVS operating system, IBM has also acknowledged the emergence of the mainframe as an enterprise server. Organizations now can take advantage of investments in mainframe computers and applications by leveraging these investments across the client/server network.

  Organizations implementing client/server computing environments which leverage the benefits of the enterprise server require rapid TCP/IP access and a new class of software solutions to enable these previously disparate computing environments to efficiently interoperate. At the network transport level, the speed, efficiency and reliability of a given transport solution can have a considerable impact on the effectiveness of the overall computing environment, particularly as the volume of data stored and accessed across the network increases. Organizations which implement high-performance, efficient network transport solutions are able to lower the computing burden on their enterprise servers and increase the potential to defer costly hardware upgrades. At the systems level, the complexity of networks with both centralized and distributed resources creates the need for robust applications to perform storage management, software distribution and output management. Customers thus require both high-performance network transport products and systems management applications to transport, store and protect critical data and applications. Furthermore, users require a high level of customer service and support as they strive to leverage the advantages of both centralized and distributed architectures in a single seamless network.

THE INTERLINK SOLUTION

  Interlink's products enable MVS mainframes to function as enterprise servers in client/server environments. The Company offers a suite of high-performance network transport products and systems management applications which efficiently transport, store and protect the integrity of mission-critical data and applications. By providing both network transport products and systems management applications as a single solution, the Company enhances the customer's ability to manage complex computing resources. The Company believes its high level of customer service and technical support form a key component of its enterprise networked systems management solution by addressing the customer's need to integrate the enterprise server with complex, heterogeneous client/server networks. With almost ten years of experience in the enterprise networked systems management industry, Interlink provides networking solutions that build upon its expertise in the integration of the MVS operating system with TCP/IP and its reputation for high-performance, efficient products.

  The Company's principal network transport product, TCPaccess, integrates the MVS enterprise server into client/server networks using open systems TCP/IP protocols. The Company's HARBOR and other systems management applications backup data from, distribute software to, and allow printing across the clients and servers on the network, which expands the functionality of the enterprise server.

STRATEGY

  Interlink's objective is to become the leading supplier of high-performance solutions for enterprise networked systems management. Key elements of the Company's strategy include:

  Expand Functionality of the Enterprise Server. Interlink seeks to enable customers to leverage the benefits of the enterprise server by integrating it into client/server networks and by optimizing the utilization of powerful existing computing resources. The Company's approach to providing integrated enterprise server-to-network connectivity and systems management solutions is to develop, market and support a suite of products that collectively address the needs of the organization seeking to fully exploit the benefits of an enterprise server. To address the needs of the enterprise networked systems management market, the Company recently acquired New Era and its HARBOR products, is developing enhanced versions of Enterprise Print Services, and intends to continue to upgrade and enhance its existing product line.

  Capitalize on Sales Opportunities. The Company is expanding its sales force and is dedicating additional resources to capitalize on new sales opportunities resulting from the acquisition of New Era. The Company intends to pursue significant cross-sell opportunities by leveraging its existing customer base of approximately 900 TCPaccess, 160 HARBOR and 530 DECnet licenses. The Company also plans to market and sell its HARBOR products to organizations that utilize SNA rather than TCP/IP networks.

  Employ Consultative Sales Approach. The Company intends to develop and maintain strong customer relationships by leveraging the broad range of expertise of its consultative sales force to address the complexity of network solutions. This expertise includes knowledge of mainframes, numerous server operating systems, TCP/IP, networking technologies and a variety of third-party software products. The Company seeks to provide comprehensive solutions to its customers by examining their current network architectures and system problems and by configuring solutions that best leverage the use of enterprise servers and other existing computing resources. The Company believes that providing a comprehensive solution, using both Interlink and complementary third-party products, builds long-term customer relationships and facilitates future add-on sales efforts.

  Differentiate Through Superior Customer Support. To support customers that have implemented complex networks to manage mission-critical applications and data, the Company provides for local-language customer service and technical support for both domestic and international customers. This support includes 24-hour, 7 day worldwide telephone support, on-site problem resolution, and comprehensive consulting and training. The Company believes that this high level of customer support not only differentiates its solution but also provides insight into customer needs which influences the Company's future product development efforts.

  Leverage Strategic Relationships. The Company will leverage strategic marketing and development relationships in order to provide a complete solution to its customers' evolving network systems management needs. The Company recently formed a strategic relationship with Legato to develop products which will enable the companies to provide enterprise-class storage management solutions. In addition, the Company is a member of the IBM S/390 Partners in Development group, which provides the Company advance notification of developments in the MVS operating system.

PRODUCTS

  The Company's principal software products include network transport products and systems management applications. The Company's network transport products provide the communication infrastructure between distributed client/server networks and the enterprise server. Interlink's systems management applications allow centralized management of applications and data across distributed systems. The following table summarizes the Company's software products and their principal functions:


            PRODUCT NAME                            DESCRIPTION
  NETWORK TRANSPORT PRODUCTS
  --------------------------
  TCPaccess                         Provides TCP/IP networking protocols that
                                    allow MVS mainframes to communicate with
                                    clients and servers.
  TCPaccess Fault Tolerant          TCPaccess enhanced to provide redundancy to
                                    achieve high levels of reliability in
                                    networks with multiple paths.
  SNS/NFS                           Allows the enterprise server to act as a
                                    file server in Network File System ("NFS")
                                    environments.
  SYSTEMS MANAGEMENT APPLICATIONS
  -------------------------------
  HARBOR Backup                     Efficiently backs up and restores data on
                                    client/server networks to an enterprise
                                    server.
  HARBOR Distribution               Manages cataloging, installing, and up-
                                    grading of applications, data files and
                                    software packages across the enterprise.
  HARBOR Distributed Storage Server Allows local backup and restore on the LAN with centralized control over transmission
                                    and security.
  Enterprise Print Services         Manages the printing of enterprise server
                                    applications to network printers.
  CICS Programmers Toolkit          Simplifies the development of applications
                                    for the CICS on-line transaction processing
                                    environment across TCP/IP networks.

 Network Transport Products

  The Company's network transport products, including its TCPaccess products, enable peer-to-peer communication and processing between enterprise servers and heterogeneous network systems. The TCPaccess products operate with all IBM System/370 and System/390 and compatible enterprise servers operating on essentially all MVS operating systems. The network transport products include a base module and several optional modules. For the last fiscal year, a typical sale of the Company's network transport products ranged from $30,000 to $100,000 per enterprise server, based on its size and customer location.

  TCPaccess. TCPaccess provides TCP/IP protocols and common applications such as file transfer, terminal access, electronic mail and system management. TCPaccess is manageable from remote Simple Network Management Protocol ("SNMP") management stations through the SNMP agent contained in the product. TCPaccess includes an Application Programmer Interface ("API") which allows customers to easily write interfaces to applications.

  TCPaccess Fault Tolerant. TCPaccess Fault Tolerant helps ensure continuous operations for mission-critical production environments and allows user sessions to continue across hardware failures and routing changes by quickly re-establishing failed connections. This optional product is contained within TCPaccess, and is enabled with a software key.

  SNS/NFS. SNS/NFS enables LAN clients that support the NFS model to transparently access the wide variety of file types on the enterprise server. SNS/NFS gives LAN users the ability to access remote MVS datasets as if they were local.

 Systems Management Applications

  The Company's systems management applications provide centralized backup, restore, distribution and output management. The Company's recent acquisition of New Era and its HARBOR products enhanced the Company's systems management applications product line. Prior to the acquisition, the Company distributed the HARBOR products in certain countries in Europe for more than a year. The HARBOR products are integrated client/server applications, which enable management of distributed systems at the enterprise level. The HARBOR products integrate with existing data storage resources and allow information technology personnel to centrally manage a variety of client systems and communications products. For the last fiscal year, a typical initial sale of the Company's systems management applications ranged from $15,000 to $75,000, based on the number of servers and clients as well as the customer's location.

  HARBOR Backup. HARBOR Backup provides reliable, centralized backup and restore for distributed environments. This product efficiently backs up data stored on clients and servers to the enterprise server. HARBOR Backup features a file redundancy checker to scan for identical files to avoid duplicative data movement, a consolidation routine to ensure that a full backup of a server or client need only be done once, and exclusion rules to eliminate backing up temporary or system files that would not need to be restored in the event of loss.

  HARBOR Distribution. HARBOR Distribution offers management of applications, data files and software packages across the enterprise. HARBOR Distribution enables administrators to catalog, install, upgrade and de-install applications, data files and software packages for all clients and servers. By using HARBOR Distribution, customers can eliminate repetitive installation and upgrade procedures through enterprise level automation. HARBOR Distribution updates all clients and servers with the most recent application release, before application processing resumes, and reports the inventory of software for each client and server on the system. A distributed LAN server can be used to store files for later delivery to client systems, substantially reducing delivery times, especially over WANs.

  HARBOR Distributed Storage Server. HARBOR Distributed Storage Server allows for local network storage, backup and restore of data, while utilizing the enterprise server to provide overall control. HARBOR Distributed Storage Server reduces restore time and minimizes communications costs.

  Enterprise Print Services. Enterprise Print Services ("EPS") manages the printing of enterprise server applications to network printers. Each printing resource in the enterprise can be utilized from other environments. EPS resides on the enterprise server, providing bi-directional access from applications in one environment to printers in the other.

  CICS Programmers Toolkit. CICS Programmers Toolkit simplifies the task of developing applications for the CICS on-line transaction processing environment that communicate with peer applications in the TCP/IP environment. Key features of the product include: an easy-to-use API and tools that allow for more rapid development of applications; efficient operation allowing higher transaction volumes; and a powerful administrator interface allowing product configuration, operation and debugging in real-time without adversely affecting on-line applications.

 Other Products

  The Company sells a network controller which is the physical hardware connection between the enterprise server and the network. This product, manufactured by Bus-Tech, is generally sold with the Company's TCPaccess product. The list price of the current network controller ranges from $17,000 to $48,000. Sales of network controllers accounted for 15% and 11% of total revenues in the fiscal years ended June 30, 1995 and 1996, respectively. The Company's DECnet products provide networking protocols that allow MVS and VM mainframes to communicate with devices using the DECnet protocol. Although the Company no longer actively markets this product, the Company derives substantial maintenance revenues from the DECnet installed customer base.

SALES, MARKETING AND CUSTOMER SUPPORT

  The Company markets and sells its software and services primarily through its direct sales organization and, to a lesser extent, through resellers and international distributors. The Company intends to develop and maintain strong customer relations by leveraging the broad range of expertise of its consultative sales force to address the complexity of network solutions. The Company's large national and multinational customers require a highly consultative sales approach and specialized account management due to the technical complexities of their network environments, their geographically dispersed installations, systems management needs and centralized decision making processes. The sales process normally requires a customer trial, which is managed by the Company's local technical systems engineers to aid the customer in planning and selecting their enterprise products. The Company believes that its consultative sales approach provides it with valuable customer feedback which the Company uses to direct product development. The Company facilitates leasing through various independent leasing companies for its customers who prefer monthly payment arrangements, usually over a term of 36 months. As of June 30, 1996, the Company employed 89 persons in sales, marketing, customer support, and consulting. For the fiscal years ending June 30, 1995 and 1996, 50% and 46%, respectively, of the Company's product revenues were derived from international sales and 88% and 86%, respectively, of the Company's product revenues were derived from direct sales.

 Sales

  Direct Sales. The Company's sales organization consists of a staff of software sales professionals based in field sales offices. As of June 30, 1996, the Company's direct sales force included 22 account executives and 21 technical pre-sales systems engineers. Field offices are staffed by both sales and technical pre-sales systems engineers who are located in Atlanta, Chicago, Dallas, San Francisco and Washington, D.C. The international sales organization has offices in Calgary, Koln, London, Madrid, Paris and Zurich.

  Strategic Relationship with Legato. The Company recently formed a strategic relationship with Legato to develop products which will enable the companies to provide enterprise-class storage management solutions. Pursuant to the terms of the agreement, Interlink intends to develop a new product called HARBOR Agent for Networker (Legato's client/server storage management product), which will be distributed by Legato. Interlink will be an authorized reseller of Legato's storage management products, including the new HARBOR Agent for Networker. The Company has no historical relationship with Legato, and there can be no assurance that the Company will be able to sell its products through Legato.

  Indirect Distribution Channels. The Company currently has a reseller relationship with Hitachi Data Systems Corp., which distributes the Company's products in North America. The Company also sells through international distributors that provide pre- and post-sale local-language support in Australia, Belgium, Brazil, Denmark, Finland, Holland, Italy, Japan, Norway, the Philippines, Singapore, South Africa, Sweden and Venezuela.

 Marketing

  In support of its direct and indirect sales, the Company conducts marketing programs to position and promote its products and services. Marketing personnel engage in a wide variety of activities to support the distribution channels, including direct mail, advertising, seminars, public relations and trade shows. In addition, the marketing department also conducts sales and product training seminars for both the Company's internal sales force and those of its channel partners. The marketing organization also has a leading role in product marketing activities, including product management, competitive positioning and long term product direction.

 Customer Support

  For each of the fiscal years ended June 30, 1995 and 1996, 42% of the Company's total revenues were derived from maintenance and consulting. The Company offers an annual maintenance program to its licensees through its own support organization that includes product updates and post-sales telephone, electronic mail,

Internet and fax hotline support. The price for annual maintenance is typically 15% to 18% of the product list price. The Company also offers installation and training services on a fee basis to assist customers in deploying enterprise wide applications utilizing the Company's products. Training is offered at the Company's in-house facilities or at the customers' site. The Company's distributors and resellers also offer first level customer support to their end users, while relying on the Company for any additional support as needed. Because the Company's customers depend on the Company's products to transport, store and protect critical data, the Company believes its ability to provide a high level of customer service and technical support is important to its marketing efforts and to the building of long-term customer relationships.

CUSTOMERS

  As of June 30, 1996, the Company had approximately 1,200 customers, with no single customer accounting for more than 5% of the Company's net revenues in any of the last three fiscal years. The following is a representative list of the Company's customers categorized by industry. The Company believes these customers are typical of the Company's customer base by virtue of the industries they represent and the computer operations they manage using the Company's products.

Communications                 Financial Services           Health Care                  Manufacturing
- --------------                 ------------------           -----------                  -------------
BellSouth                      ABN-Amro Bank                CHU Nancy                    Air Products
NYNEX                          Bank for International        Hospital General             and Chemicals
Pacific Telecom                 Settlements                 Cox Medical System           Apple Computer
SITA                           Bank of Montreal             University of                Boeing
SBC Communications             Bank Vontobel                 California at Davis         Ford Werks
Telecom Eirann                 Barclays Bank                University of Pittsburgh     Inland Steel Industries
Telecomm Italia                Citicorp                     Vision Service Plan          Leggett & Platt
U.S. Sprint                    Commerzbank                                               Legrand
Williams Information Services  Credit Agricole Pyrenees                                  MAN
                                Gascogne                    Insurance                    McDonnell Douglas
Consumer/Retail                Edward D. Jones              ---------                    Otis Elevator Company
- ---------------                Imperio                      Allstate Insurance Group     Rolls Royce
Argos Distributers             Pictet & Cie                 Abbey Life Assurance         Ross Laboratories
Federated Systems Group        SIBS                         California State Auto        Saarstahl
Giant Food                     Schweiz Kreditanstalt         Association                 SNECMA Group
J. Crew Group                  United Overseas Bank         Kemper National Insurance    Sollac
Johnson & Johnson              Wells Fargo                   Companies                   Sony
Publix SuperMarkets                                         MACIF                        Thyssen
Quaker Oats Company            Government                   Pearl Insurance              W.R. Grace
Sara Lee                       ----------                   State Farm Mutual
Service Merchandise            AOK Bundesverband             Automobile Insurance        Services
Sherwin-Williams Company       Internal Revenue Service                                  --------
Talbots                        NASA                                                      Axiom Corporation
Tandy Information Services     Securities and Exchange                                   Comdisco
The Gap                         Commission                                               Debis Munich
Wilson's House of Suede        U.S. Department of State                                  Dun & Bradstreet
                               Virginia Department of                                    Lexis-Nexis
Energy                          Imformation Technology                                   Mastercard International
- ------                                                                                   Mead Corporation
British Gas                                                                              Reuters Holdings
Florida Power & Light
Powergen
South Wales Electricity
Southern California Edison
Southern Company

  The following examples are representative of how the Company's present customers utilize TCPaccess and HARBOR in solving their network transport and systems management needs. These examples have been prepared by the Company based on information provided by the respective customer.

 University Medical Center

  A major university medical center with more than 1,000 patient beds and 10,000 employees sought to centralize the management of computerized patient records, enable the collection of critical information from numerous sources, such as physicians offices, surgery areas, test labs and pharmacy, and provide data access wherever needed to assure that doctors, nurses and lab technicians have up-to-date information. In order to achieve these objectives, the university decided to integrate its mainframe applications with numerous LANs and thousands of terminal devices located across the campus. When the university standardized on TCP/IP as its interconnectivity protocol, it selected Interlink to provide connectivity between the mainframe and the LANs. The university installed TCPaccess, Enterprise Print Services, and the CICS Toolkit for query processing to handle both inbound and outbound telnet terminal sessions, file transfers and large volumes of remote printing to the mainframe's page printers. Using Interlink's capabilities, the university has been sending all of the major print jobs on this system to the enterprise server. The university cited the Company's superior customer support in addition to the functionality of the Company's products as principal reasons for its decision to use the Company's products.

 Natural Gas Supplier

  A large supplier of industrial gases serving 2 million customers in Europe is using TCPaccess to leverage the power of its mainframe resources to enhance its client/server network. This customer's computer network in the United Kingdom is used to ensure that its customers receive effective service regardless of their geographic location. Historically, this customer used an SNA network with approximately 2,000 terminals connected to an IBM mainframe. In implementing its client/server environment this customer replaced its terminals with PCs connected to Compaq servers running Windows NT, but wanted to maintain the enterprise server to provide centralized data storage and offer all users on the entire network a single point-of-contact for all key customer information. As TCP/IP traffic increased, this customer's existing TCP/IP product became less efficient. Switching to TCPaccess allowed this customer to make more efficient use of its enterprise server by providing more clients access to the central data store of the company.

 Banking Institutions

  Information is vital to the banking industry and protecting customer and bank data is one of the foremost priorities at this major bank. This bank is a full service financial organization serving customers throughout North America and managing assets in excess of $110 billion. The bank has over 1,000 branches/offices and utilizes over 8,000 workstations and servers. The bank chose HARBOR as its backup product because HARBOR meets its multi-site, data integrity and high security needs.

  A major European bank, with numerous worldwide subsidiaries, is using HARBOR Backup in its decentralized backup system project. This customer sought host-initiated, unattended over-night backup, and user-oriented and helpdesk-supported restore in the case of emergency. The first phase of the project covers backup and restore of approximately 700 OS/2 servers. Functionality, security and support were the crucial factors in the bank's decision to choose HARBOR. The bank plans to extend the project to an additional 500 OS/2 software development servers. In addition, in the first quarter 1996, the decision was made to use HARBOR Distribution as the solution for software distribution and management for their electronic software distribution project.

TECHNOLOGY

  The Company's core technologies are the basis for its enterprise networked systems management products. These technologies allow for the expansion of existing products and addition of new products to the Company's systems management architecture.

 Network Transport Products

  The TCPaccess product line, the Company's principal network transport products, was developed within an application architecture consisting of key components which provide high-performance, efficient operation, rapid development, reusable code and improved maintainability. These key components are: (i) TCP/IP Base; (ii) TCP/IP APIs; (iii) TCP/IP Applications; and (iv) IFS Architecture.

  TCP/IP Base. The TCP/IP base technology incorporates a high speed, efficient transport protocol implementation which allows client/server applications to communicate using TCP/IP. This software product is a multi-layered communications module with two basic functions: (i) communicating via drivers with the LAN controller devices to provide physical network connectivity; and
(ii) implementing protocols to establish interoperability between TCP/IP environments and the enterprise server. Included within the base technology are fault tolerant features enabled when the customer purchases TCPaccess Fault Tolerant. This fault tolerant technology allows TCP/IP to recover automatically from hardware problems in the network to preserve the sessions between the enterprise server and remote TCP/IP systems. All portions of TCPaccess critical to high performance and efficient operation are written in assembler language. The base technology was architected and implemented natively in MVS for the enterprise server environment. Use of technology porting was minimized to ensure optimum performance and efficiency. The technology is developed in accordance with Requests for Comments governed by the Internet Engineering Task Force, and the Company's personnel participate in the standards development process for key TCP/IP standards.

  TCP/IP Application Programming Interfaces. TCPaccess contains an API layer to allow independent software vendors ("ISVs") and the Company's customers to use the TCP/IP technology to develop client/server applications. A variety of industry standard APIs are provided, including BSD sockets, X/Open Transport Interface and Sun/ONC RPC/XDR. All of the APIs in TCPaccess were architected and designed specifically for the enterprise server environment to deliver high performance and efficient operation for ISV and customer applications.

  TCP/IP Applications. Certain TCP/IP applications such as file transfer protocol and tn3270 terminal access are implemented in the same address space as the TCP/IP base technology. This architecture, in which key servers are in the same address space, enhances the performance and efficiency of these important services. The TCP/IP base and application services are implemented as threads within a multi-threaded environment provided as part of the base connectivity technology. The use of threading technology provides scalability and permits large numbers and applications to be supported in TCPaccess.

  IFS Architecture. IFS Architecture ("IFS") is proprietary enterprise server software that provides for rapid development of systems management applications within the enterprise server environment. TCPaccess is an IFS application. Components of TCPaccess execute within IFS as separate processes (e.g., TCP/IP protocol stack, API, domain name resolver, SNMP agent and others). IFS is written in assembler language for high performance and low CPU resource usage. Applications developed in IFS can span threads, processes and address spaces, providing location transparency to developers to simplify and speed the development of software. IFS also provides common system-level services for IFS application developers. IFS significantly reduces the time required to create new TCPaccess applications.

 Systems Management Applications

  The HARBOR products, the Company's principal systems management applications, were developed within an application architecture consisting of key components which provide high-performance, efficient operation, rapid development, reusable code, portable code and improved maintainability. These key components are: (i) HARBOR Transport Services; (ii) HARBOR Transport Gateway; (iii) HARBOR Multi-System Platform; (iv) HARBOR Policy Database; and
(v) HARBOR Client User Interface.

  HARBOR Transport Services. The HARBOR Transport Services is proprietary networking middleware software that connects a large variety of clients, servers, and networks in a customer's distributed system. HARBOR Backup, HARBOR Distribution, HARBOR Transport Gateway and HARBOR Distributed Storage Server all make use of HARBOR Transport Services. The technology enables HARBOR developers to use one programming interface for network access, regardless of the underlying transport protocol, shielding them from the issues and difficulties that can be encountered in programming to individual network transport protocol interfaces. HARBOR Transport Services can automatically recover from network failures, including retrying operations over an alternate protocol, transparently to the application. This single networking API, and other APIs within HARBOR Transport Services, are key to being able to develop portable networked systems management applications on a variety of common client/server platforms.

  HARBOR Transport Gateway. The HARBOR Transport Gateway is an application built upon the HARBOR Transport Services which connects a large variety of clients, servers and networks in a customer's distributed system. This technology provides transparent conversion between LAN/WAN transport protocols including TCP/IP, APPC, 3270, IPX/SPX, Asynch and others. The HARBOR Transport Gateway permits a customer to utilize two or more dissimilar network transport protocols in their environment, with the gateway performing the mapping of HARBOR application data streams from one transport to another.

  HARBOR Multi-System Platform. The HARBOR Multi-System Platform ("MSP") is proprietary enterprise server software that permits rapid development of applications within the HARBOR environment. The HARBOR Backup and HARBOR Distribution products are MSP applications. Applications developed in MSP can span threads, processes, address spaces and machines, providing location transparency to developers to simplify and speed development of software. The support within MSP for threading is a key to providing scalability, performance and efficiency for HARBOR applications. MSP also provides common system-level services for HARBOR software developers.

  HARBOR Policy Database. The HARBOR Policy Database is a proprietary database and an administrative facility that controls all HARBOR management functions, and improves user and system administrator productivity. It provides a single location for defining and managing security access, administrative policies and distribution schedules for HARBOR Backup and HARBOR Distribution. The database is hierarchical in nature allowing rules to be defined at a high level as defaults and then augmented by different levels of administration. The technology is integrated with standard security management interfaces such as RACF, CA-Top Secret and CA-ACF2.

  HARBOR Client User Interface. The HARBOR Client User Interface is the graphical user interface presented to both HARBOR Backup and HARBOR Distribution client users. Technology for the development of graphical user interfaces provided by a third party enables the Company to develop HARBOR user interfaces rapidly, with a high degree of portability and with a consistent "look and feel" across platforms.

PRODUCT DEVELOPMENT

  The Company has made substantial investments in research and development to produce high-performance network transport products and systems management applications. As of June 30, 1996, the Company's research and development and quality assurance organization consisted of 60 employees. The Company intends to enhance its existing product offerings and to introduce additional products for the enterprise networked systems management market. The Company uses standard product development methodologies in the design and development of its products to ensure efficiency in development and high product quality. In addition, the Company solicits input from its customers to gain insight into their specific network requirements, enabling the research and development staff to enhance existing products and create new products to suit the market. The Company designs its products to be portable and adaptable to new client/server hardware and software environments. Interlink uses software development tools such as configuration management, code testing, and performance monitoring to aid in this development. The Company outsources its host computing resource requirements for cost effectiveness and efficiency. To date, most of the Company's core technologies for its network transport products and systems management applications have been acquired and have not been developed internally. While the Company expects that certain of its new products will be developed internally, the Company may also, based on timing and cost considerations, acquire technology and products.

  The Company is currently completing the development of TCPaccess Version 4.1, which is expected to be released late 1996 and is intended to support open edition MVS-API. The Company intends to develop additional versions to provide compatibility with IBM APIs and certain IBM user-level applications. The Company is also developing enhancements to the HARBOR products, including a version of HARBOR to support Windows NT on platforms other than the Intel-based NT platform currently supported. The Company expects to also add Netware remote administration with a graphical user interface for Windows 95. The Company intends to develop HARBOR Agent for Networker (Legato's client/server storage management solution) which will provide HARBOR functionality to client/server storage management products sold by Legato. There can be no assurance that the Company's new or enhanced products will be timely developed, or at all, and even if developed, that such products will achieve market acceptance.

COMPETITION

  General. The market in which the Company operates is intensely competitive and is characterized by extreme price competition and rapid technological change. The competitive factors influencing the markets for the Company's products include product performance, price, reliability, features, scalability, interoperability across multiple platforms, adherence to industry standards, and the provision of support and maintenance services. The Company competes with a number of companies, principally IBM, that specialize in one or more of the Company's product lines, and such competitors may have greater financial, technical, sales and marketing resources to devote to the development, promotion and sale of their products, and may have longer operating histories, greater name recognition, and greater market acceptance for their products and services compared to those of the Company. There can be no assurance that the Company's current competitors or any new market entrants will not develop networked systems management products or other technologies that offer significant performance, price or other advantages over the Company's technologies, the occurrence of which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Network Transport Products. The Company sells its TCPaccess suite of products principally to customers who have installed IBM mainframes using the MVS operating system. The Company's main competition for its TCPaccess products is IBM. IBM sells TCP/IP and associated products for its MVS mainframe systems that compete directly with the Company's TCPaccess product line. IBM has continued to enhance the functionality and performance of its TCP/IP product, which enhancements may require the Company to update its TCPaccess product to remain competitive. There can be no assurance that the Company will be able to make the improvements in its TCPaccess product necessary to remain competitive with IBM or that any such improvements by IBM would not have a material adverse effect on the Company's business, financial condition or results of operations. In addition, IBM recently released its OS/390 operating system, which includes TCP/IP communications software in a bundle of software provided to purchasers of OS/390. An IBM customer can request to have the IBM TCP/IP product removed from the software bundle provided by IBM and thereby reduce the purchase price of the system purchased. The reduction in the purchase price related to the exclusion of IBM's TCP/IP for MVS product from its software bundle, in certain model groups, is substantially lower than the price the customer would have to pay to purchase the Company's corresponding TCPaccess product. Because in some

IBM model groups IBM's TCP/IP product is less expensive to purchase than the Company's corresponding TCPaccess products in the same model groups, there could be substantial erosion of the Company's margins if the Company reduces the price of its TCPaccess products in order to compete against IBM, which erosion would have a material adverse effect on the Company's business, financial condition and results of operations. Also, IBM could in the future decide to include its TCP/IP product in the bundle of software provided to purchasers of its OS/390 operating system without charge. The Company believes that any reduction in price of the IBM TCP/IP products, or the bundling of those products without charge in its OS/390 operating system, would require the Company to either reduce the prices of its TCPaccess products or substantially increase sales and marketing expenses, or both, in order to continue to sell its TCPaccess products, which actions would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if IBM were to develop or design its OS/390 operating system or other products so that its TCP/IP product cannot be removed, customers who otherwise would have been inclined to purchase the Company's TCPaccess product may not do so, which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company derives a substantial portion of its revenues from maintenance agreements with its TCPaccess customers. If the Company sells fewer TCPaccess products, either due to competition from IBM or otherwise, the Company's maintenance revenues would be reduced, which would have a material adverse effect on the Company's business, financial condition and results of operations. If IBM reduces the combined price of its TCP/IP products and maintenance, IBM's combined price for its TCP/IP products and maintenance would be more price competitive with the Company's product line, and the Company's product and maintenance revenues would be adversely affected. The Company also competes with IBM, Apertus, Cisco Systems, Inc., Computerm, Network Solutions, Inc. and Memorex in the network controller market, where the Company resells the network controller manufactured by Bus-Tech to provide the hardware connection which links the enterprise server to the client/server network.

  System Management Applications. The primary competitors for the Company's HARBOR Backup and HARBOR Distributed Storage Server products are IBM, Storage Technology, Innovation Data Processing, Inc. and Boole & Babbage, Inc. The Company's competition for the HARBOR Distribution product includes IBM, Novadigm and Tangram Enterprise Solutions, Inc. IBM is aggressively marketing its ADSM backup product, which is included in the System View package on IBM's UNIX system, AIX. There can be no assurance that IBM will not include the ADSM backup products in a software "bundle" with the sale of its mainframe hardware systems. The bundling of competing software products with mainframe hardware systems could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also competes with software vendors who develop and market products for UNIX and Windows NT operating systems, such as Microsoft, Arcada Software, Inc., Cheyenne Software, Inc., Computer Associates International, Inc., EMC Corporation, Hewlett-Packard Company, Legato, Novadigm, OpenVision Technology, Inc., PLATINUM technology, inc., Sterling Software, Inc., Sun Microsystems, Inc. and Unison Software, Inc., which are focusing on enterprise systems management applications. Although the Company recently signed a strategic marketing agreement with Legato, the Company is still a competitor of Legato in the storage management market. The Company also expects increased competition from vendors of TCP/IP-to-SNA gateway products, including such companies as Microsoft, Novell, Inc., Apertus and CNT/Brixton Systems, Inc. Competition from these companies could increase due to an expansion of their product lines or a change in their approaches to enterprise systems management or networking products. The bundling of network transport software with a network controller by these competitors could prevent the Company from selling TCPaccess to the customers of these competitors, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  Other Factors. The Company's ability to compete successfully depends on many factors, including the Company's success in developing new products that implement new technologies, performance, price, product quality, reliability, success of competitors' products, general economic conditions, and protection of Interlink products by effective utilization of intellectual property laws. In particular, competitive pressures from existing or new competitors who offer lower prices or other incentives or introduce new products could result in price reductions which would adversely affect the Company's profitability. There can be no assurance that the

Company's current or other new competitors will not develop enhancements to, or future generations of, competitive products that offer superior price or performance features, that the Company will be able to compete successfully in the future, or that the Company will not be required to incur substantial additional investment costs in connection with its engineering, research, development, marketing and customer service efforts in order to meet any competitive threat. The Company expects competition to intensify, and increased competitive pressure could cause the Company to lower prices for its products, or result in reduced profit margins or loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its proprietary information. The Company relies primarily on a combination of copyright and trademark laws, trade secrets, software security measures, license agreements and nondisclosure agreements to protect its proprietary technology and software products. There can be no assurance, however, that such protection will be adequate to deter misappropriation, deter unauthorized third parties from copying aspects of, or otherwise obtaining and using, the Company's software products and technology without authorization, or that the rights secured thereby will provide competitive advantages to the Company. In addition, the Company cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent products will not be marketed in competition with the Company's products, thereby substantially reducing the value of the Company's proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between the Company and its employees or any license agreements with its customers will provide meaningful protection for the Company's proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

  There can be no assurance that others will not independently develop similar products or duplicate the Company's products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary technology will prevent misappropriation of such technology, and such protections may not preclude competitors from developing products with functionality or features similar to or superior to the Company's products. A substantial amount of the Company's sales are in international markets, and the laws of other countries may afford the Company little or no effective protection of its intellectual property.

  While the Company believes that its products and trademarks do not infringe upon the proprietary rights of third parties, there can be no assurance that the Company will not receive future communications from third parties asserting that the Company's products infringe, or may infringe, on the proprietary rights of third parties. The Company was denied a trademark registration of the name "Interlink" based on the use of similar names by other companies in the computer industry. However the Company has used the name "Interlink" since its incorporation in December 1985 and intends to continue to use such name. The Company expects that software product developers will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionalities of products in different industry segments overlap. Any such claims, with or without merit, could be time consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology, the Company's business, financial condition and results of operations could be materially adversely affected. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claims could be time consuming, result in costly litigation, or lead the Company to enter into royalty or licensing agreements rather than litigating such claims on their merits. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of June 30, 1996, the Company and its subsidiaries employed a total of 175 persons, of which 64 are in sales and marketing, 60 are in research and development and quality assurance, 25 are in customer support and consulting, and 26 are in finance and administration. Interlink employs 97 persons in the United States, 46 persons in Canada, and 32 persons in Europe. The Company's continued success will depend on its ability to attract and retain key employees. No employees are represented by a labor union, and the Company considers its employee relations to be good.

FACILITIES

  The Company is headquartered in a 24,000 square foot facility in Fremont, California. The Fremont facility houses the corporate functions, marketing, research and development, customer support and finance and administration. Interlink occupies this space under a lease agreement that expires on December 31, 2000. The Company has a research and development center in Columbia, Maryland where the TCPaccess product line is developed, and in Calgary, Alberta, Canada where the HARBOR products are developed and supported. The Company leases office space in ten locations in the United States and Europe for use by its regional sales and support staff. The Company believes that its facilities are adequate to meet its requirements through the expiration of its leases.

LEGAL DISPUTE

  The Company and the Company's subsidiary in France are involved in a commercial dispute with Selesta, a former Italian distributor of the Company's TCPaccess products. Selesta alleged in a letter sent to the Company that the Company had breached and unlawfully terminated the agreement pursuant to which Selesta was appointed a distributor of the Company's products in Italy and asserted other related claims against the Company. The letter demanded Selesta's reinstatement as a distributor, the execution of a written distribution agreement setting forth the distribution arrangements between the parties, and compensation in an unspecified amount to be paid to Selesta for the harm that it has suffered. The Company's Canadian subsidiary, New Era, has also previously used Selesta as a distributor of the HARBOR products in Italy pursuant to a separate agreement. No legal claim has been filed nor has arbitration been invoked by Selesta regarding this matter. Should Selesta initiate legal proceedings and prevail on such claims, the Company's business, financial condition and results of operations could be materially adversely affected. See "Risk Factors--Legal Dispute."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of June 30, 1996:

NAME                     AGE                      POSITION
- ----                     ---                      --------
Charles W. Jepson.......  50 President, Chief Executive Officer and Director
Augustus J. Berkeley....  50 Vice President of Worldwide Sales
Barbara A. Booth........  41 Vice President of Research & Development and
                              Customer Support
D. Benedict Dulley......  52 Vice President of the HARBOR Division and Director
Donald R. Gammon........  50 Vice President of Marketing
Gloria M. Purdy.........  48 Chief Financial Officer and Secretary
Thomas H. Bredt (1).....  55 Chairman of the Board of Directors
Ronald W. Braniff
 (1)(2).................  60 Director
Andrew I. Fillat (2)....  48 Director

- --------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  Charles W. Jepson has served as President, Chief Executive Officer and a member of the Board of Directors since May 1992. Prior to joining Interlink, he served as President and Chief Executive Officer for Touch Communications, a networking software company, from April 1991 to January 1992. Shortly after his departure, Touch Communications filed for protection from its creditors under the federal bankruptcy laws. He holds an M.B.A. from the University of California at Berkeley and a B.A. in Economics from San Jose State University.

  Augustus J. Berkeley has served as Vice President of North American Sales from January 1995 to December 1995 and has served as Vice President of Worldwide Sales from January 1996 to the present. From March 1993 to January 1995, he served as Vice President of Sales and Marketing at CRAY Research Superserver Inc., a computer systems company. From May 1990 to January 1993, Mr. Berkeley served as Vice President of Marketing at Sequoia Systems, Inc. a computer systems company. Mr. Berkeley holds a B.S. in Economics and Finance from University of Southwestern Louisiana.

  Barbara A. Booth served as Vice President of Research and Development from December 1992 to October 1994 and has served as Vice President of Research and Development and Customer Support from February 1996 to the present. From September 1995 to February 1996, Ms. Booth was a business development consultant for Inter-Island Systems Development & Integration. Ms. Booth co-founded and served as Vice President of Technology for Viewpoint System Software, Inc., a client/server tools company, from June 1988 until September 1992. Ms. Booth holds a B.A. in Mathematics from the University of California at Berkeley.

  D. Benedict Dulley has served as Vice President of the HARBOR Division since the acquisition of New Era in December 1995 and as a member of the Board of Directors since January 1996. From August 1988 to December 1995, he served as President and Chief Executive Officer of New Era Systems Services, Ltd., now a wholly-owned subsidiary of the Company. Mr. Dulley holds a B.S. in Mathematics from the University of Nottingham in the United Kingdom.

  Donald R. Gammon has been Vice President of Marketing since July 1994. He also served as acting Vice President of Research and Development from April 1995 to January 1996. From December 1992 to June 1994, Mr. Gammon was the owner of Gammon & Co., a consulting company specializing in marketing strategy and market development. From May 1991 to December 1992, he served as Vice President of Sales and Marketing of Structural Research and Analysis Corporation, an analysis software company. Mr. Gammon holds a B.A. in Marketing Management from Oklahoma State University.

  Gloria M. Purdy has served as Chief Financial Officer and Secretary from January 1996 to the present. She had also served as Chief Financial Officer of the Company from June 1992 to October 1992 and from February 1993 to May 1994. She also served as Vice President of International Operations from February 1994 to September 1995 and Vice President of Business Development from October 1995 to January 1996. She served as Chief Financial Officer for Viewpoint System Software, Inc., a client/server tools company, from 1990 to 1992. She holds a B.S. in Accounting from Golden Gate University.

  Thomas H. Bredt has served as a member of the Board of Directors since March 1990 and as Chairman of the Board of Directors since May 1992. Mr. Bredt has been a general partner with Menlo Ventures, a venture capital firm, from April 1986 to the present. He also serves as a director and member of the Compensation and Audit Committees of Red Brick Systems, a data warehousing company, and as a director and member of the Compensation Committee of Clarify, Inc., an applications software company. Mr. Bredt holds a Ph.D. in Computer Sciences from Stanford University, an M.E.E. from New York University and a B.S. in Engineering from the University of Michigan.

  Ronald W. Braniff has served as a member of the Board of Directors since March 1993. Mr. Braniff is a private investor and software business consultant. He also serves as a director of Apsylog Inc., an applications software company, Consensys Software Inc., an applications software company, and DB Star Inc., a systems development tools software company. Mr. Braniff served as President and Chief Executive Officer of ASK Computer Systems, a computer systems company, from 1984 to 1989. From 1966 to 1984 he was employed by Tymshare, a networking company, and held the position of Vice President and General Manager of the Computer Systems Division. Mr. Braniff holds a B.S.M.E. from Oregon State University.

  Andrew I. Fillat has served as a member of the Board of Directors since January 1994. From April 1989 to the present, Mr. Fillat has been a partner with Advent International, Corp., a management company for several venture capital and private equity funds ("Advent") and from June 1995 to the present, he has served as Senior Vice President with Advent. He serves as a director and member of the Compensation and Audit Committees of Advanced Radio Telecom, a wireless services provider company, and Lightbridge, Inc., a services and software provider to wireless carriers. Mr. Fillat holds a B.S. and M.S. in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and an M.B.A. from Harvard Graduate School of Business Administration.

  All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. There are no family relationships between any of the directors or executive officers of the Company.

  The Company's Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee establishes salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, and administers various incentive compensation and benefit plans. The Audit Committee oversees actions taken by the Company's independent accountants and reviews the Company's internal financial controls.

DIRECTOR COMPENSATION

  Members of the Company's Board of Directors do not receive compensation for their services as directors. The Company's 1996 Director Option Plan ("Director Plan") provides that options will be granted to non-employee directors of the Company pursuant to an automatic nondiscretionary grant mechanism. On the effective date of the Director Plan or when the director becomes an outside director, each of the non-employee directors will automatically be granted an option to purchase 15,000 shares of the Company's Common Stock at an exercise price equal to the initial public offering price. In addition, upon joining the Board of Directors, each new non-employee director will automatically be granted an option to purchase 15,000 shares of Common Stock and each non-employee director will subsequently be granted an additional option to purchase 3,750 shares of Common Stock, each such option to be granted at the fair market value of the Common Stock on the date of grant. In addition, the Company reimburses the reasonable travel expenses of the directors. See "--Stock Plans--Director Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of Mr. Braniff and Mr. Fillat. Mr. Jepson, President, Chief Executive Officer and a director of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that Mr. Jepson is excluded from discussions regarding his own salary and incentive compensation.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation for services rendered in all capacities during the fiscal year ended June 30, 1996 awarded to, earned by, or paid to (i) the Company's Chief Executive Officer and (ii) the Company's other most highly compensated officers whose salary and bonus for such fiscal year exceeded $100,000 and who were serving as an officer of the Company as of the end of such fiscal year (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                LONG TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                               ------------
                                ANNUAL COMPENSATION (1)
                         -------------------------------------  SECURITIES
NAME AND PRINCIPAL                              OTHER ANNUAL    UNDERLYING     ALL OTHER
POSITION                 SALARY ($) BONUS ($) COMPENSATION (2) OPTIONS (#)  COMPENSATION (3)
- ------------------       ---------- --------- ---------------- ------------ ----------------
Charles W. Jepson.......  $190,008  $ 95,300         --             --           $1,339
 President and Chief
  Executive Officer
Augustus J. Berkeley....   100,008   205,648         --             --            1,629
 Vice President of
  Worldwide Sales
Donald R. Gammon........   150,000    76,000         --             --            1,233
 Vice President of
  Marketing
Gloria M. Purdy.........   150,000    60,000         --             --            3,759
 Chief Financial Officer
  and Secretary

- --------
(1) Includes all compensation earned in the fiscal year ended June 30, 1996.

(2) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(3) Includes premiums paid by the Company on life insurance policies where the Company was not the beneficiary.

                       OPTION GRANTS IN FISCAL YEAR 1996

  The following table sets forth information regarding the grant of stock options to each of the Named Executive Officers during the fiscal year ended June 30, 1996.

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                                                                POTENTIAL
                                                                               REALIZABLE
                                                                                VALUE AT
                                                                             ASSUMED ANNUAL
                                                                             RATES OF STOCK
                                                                                  PRICE
                          NUMBER OF  PERCENTAGE OF                            APPRECIATION
                         SECURITIES  TOTAL OPTIONS                           FOR OPTION TERM
NAME                     UNDERLYING   GRANTED TO                                   (1)
- ----                       OPTIONS   EMPLOYEES IN  EXERCISE PRICE EXPIRATION ---------------
                         GRANTED (2)  FISCAL 1996  PER SHARE (3)     DATE      5%      10%
                         ----------- ------------- -------------- ---------- ------- -------
Charles W. Jepson.......   29,000         8.2          $1.10       9/19/02   $12,986 $30,264
Augustus J. Berkeley....   30,000         8.4           1.10       9/19/02    13,434  31,308
Donald R. Gammon........   37,500        10.6           1.10       9/19/02    16,793  39,135
Gloria M. Purdy.........   15,000         4.2           1.10       9/19/02     6,717  15,654

- --------
(1) This column shows the hypothetical gains or "option spreads" of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full seven-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

(2) Options vest as to 9/48th of the option shares after nine months from the vesting commencement date and as to 1/48th of the option shares each month thereafter, with full vesting occurring on the fourth anniversary of the vesting commencement date. The Board of Directors determined the market value of the Common Stock based on various factors, including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance, the preferences (including liquidation) of the outstanding Series 1 Preferred Stock, the Company's future prospects and the prices paid for securities of the Company in arm's length transactions between third parties.

(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant. Exercise price may be paid in cash, promissory note, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

                          AGGREGATE OPTION EXERCISES
             IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

  No Named Executive Officer exercised stock options during fiscal 1996. The following table sets forth certain information regarding stock options held as of June 30, 1996 by the Named Executive Officers.

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                   OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                  JUNE 30, 1996           JUNE 30, 1996 (1)
                            ------------------------- -------------------------
NAME                        EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                        ----------- ------------- ----------- -------------
Charles W. Jepson..........   215,155      70,345     $2,292,712    $739,188
Augustus J. Berkeley.......    38,228      36,772        397,571     382,429
Donald R. Gammon...........    41,797      33,203        434,689     345,311
Gloria M. Purdy............    77,687      29,813        819,715     312,784

- --------
(1) There was no public trading market for the Common Stock as of June 30, 1996. Accordingly, these values have been calculated on the basis of an assumed initial public offering of $11.50 per share, less the applicable option exercise price.

STOCK PLANS

  1992 Stock Option Plan. The Company's 1992 Stock Option Plan (as amended, the "1992 Plan") was adopted by the Board of Directors in June 1992, approved by the Company's stockholders in July 1992 and amended in June 1996. In June 1996 and July 1996, the Board of Directors and the stockholders approved an increase in the number of shares of Common Stock reserved under the 1992 Plan by 1,000,000 shares to 2,105,000 shares. The 1992 Plan provides for grants of incentive stock options, restricted stock and stock purchase rights to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors) and consultants of the Company. The purpose of the 1992 Plan is to attract and retain the best available personnel to the Company and to encourage stock ownership by employees, officers and consultants of the Company to give them a greater personal stake in the success of the Company. The 1992 Plan is presently being administered by the Board of Directors, which determines optionees and the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

  The terms of options granted under the Option Plan generally may not exceed ten years. However, the term of all incentive stock options and nonstatutory stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the Company's outstanding capital stock, may not exceed five years. The vesting of all stock option grants is determined by the Board of Directors. Generally options granted under the 1992 Plan vest and become exercisable starting nine months after the date of grant, with 9/48th of the shares subject to option becoming exercisable at that time and an additional 1/48th of such shares subject to the option becoming exercisable each month thereafter. No option may be transferred by the optionee other than by will or the laws of descent or distribution, and each option may be exercised, during the lifetime of the optionee, only by such optionee. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the 30-day period following such cessation (unless such options terminate or expire sooner by their terms) or in such longer period as is determined by the Board of Directors. In the event of a merger of the Company with or into another corporation, all outstanding options may either be assumed or an equivalent option may be substituted by the surviving entity or, if such options are not assumed or substituted, such options shall terminate as of the date of closing of the merger. The exercise price of incentive stock options granted under the 1992 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1992 Plan is determined by the administrator. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any incentive stock option or any nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The consideration for exercising any incentive stock option or any nonstatutory stock option may consist of cash, check, promissory note, delivery of already-owned shares of the Company's Common Stock subject to certain conditions, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price, a reduction in the amount of any Company liability to an optionee, or any combination of the foregoing methods of payment or such other consideration or method of payment to the extent permitted under applicable law. No incentive stock options may be granted to a participant, which, when aggregated with all other incentive stock options granted to such participant, would have an aggregate fair market value in excess of $100,000 becoming exercisable in any calendar year.

  As of June 30, 1996, 66,035 shares of Common Stock had been issued upon the exercise of options granted under the 1992 Plan, options to purchase 1,018,503 shares of Common Stock at a weighted average exercise price of $1.82 share were outstanding and 870,463 shares remained available for future option grants. The 1992 Plan will terminate in June 2002, unless sooner terminated by the Board of Directors.

  Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1996 and approved by the stockholders in July 1996. A total of 350,000 shares of Common Stock has been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, is administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors of the Company) are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan will be implemented by a series of overlapping offering periods, each to be of approximately twenty-four months duration. Each offering period shall contain four six month purchase periods, the initial offering period under the Purchase Plan will begin on the effective date of this offering and subsequent offering periods will begin on the first trading day on or after November 1 and May 1 of each year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 15% of an employee's compensation; provided that a participant may not purchase more than $12,500 worth of shares of the Company's Common Stock during each purchase period. Each participant will be granted an option on the first day of the offering period and such option will be automatically exercised on the last date of each purchase period. If the fair market value of the Common Stock on any purchase date is lower than the fair market value on the start date of the offering period, then all participants in that offering period will be automatically withdrawn from such offering period and reenrolled in the immediately following offering period. The purchase price of the Common Stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Common Stock on the start date of the offering period or on the date on which the option is exercised. Employees may end their participation in the Purchase Plan at any time, and participation ends automatically on termination of employment with the Company. In any event, the Purchase Plan will terminate in June 2006, unless sooner terminated by the Board of Directors.

  Director Option Plan. The Company's 1996 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in June 1996 and approved by the stockholders in July 1996. A total of 150,000 shares of Common Stock are reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the Common Stock on the grant date. The Director Plan provides for an initial grant of options to purchase 15,000 shares of Common Stock to each non-employee director of the Company (an "Outside Director") upon the later of the effective date of the Director Plan or when the director becomes an outside director after the effective date of this offering. Each new non-employee director will automatically be granted an option to purchase 15,000 shares of Common Stock upon joining the Board of Directors. Subsequently, each Outside Director will automatically be granted an additional option to purchase 3,750 shares of Common Stock at the next meeting of the Board of Directors following the annual meeting of stockholders in each year beginning with the 1997 annual meeting of stockholders, if on such date, such Outside Director has served on the Board of Directors for at least six months. The term of such options is ten years. The initial option grant of 15,000 shares to an Outside Director shall vest at a rate of 1/48th of the shares per month following the date of grant and the subsequent option grant of 3,750 shares shall vest at the end of four years. The Director Plan will terminate in June 2006, unless sooner terminated by the Board of Directors.

401(K) PLAN

  Effective in September 1990, the Company adopted the 401(k) Profit Sharing Plan (the "401(k) Plan") that covers all eligible employees of the Company. An eligible employee may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of the total compensation that would otherwise be paid to the employee, not to exceed approximately $9,500 per year (adjusted for cost-of-living increases). Employee contributions are invested in selected equity mutual funds, a guaranteed interest contract account or a money market fund according to the directions of the employees. The contributions are fully vested and nonforfeitable at all times. The 401(k) Plan provides for employer contributions as determined by the Board of Directors. The Company has not made any contributions through fiscal 1996.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

  Messrs. Jepson, Gammon, Berkeley, Ms. Purdy and Ms. Booth each have entered into letter agreements with the Company which provide for severance payments if they are terminated without cause. Messrs. Jepson, Gammon and Ms. Purdy will be entitled to severance payments equal to six months salary, and Mr. Berkeley and Ms. Booth will be entitled to severance payments equal to three months salary. All of the Named Executive Officers' employment with the Company is terminable at will.

  In connection with an acquisition of the Company by merger or asset sale, each outstanding option held by the Named Executive Officers under the 1992 Stock Option Plan will automatically accelerate in full and all unvested shares of Common Stock held by such individuals subject to direct issuances made under the 1992 Stock Option Plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to these shares are to be assigned to, the successor corporation.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

  Prior to the closing of this offering, the Company will reincorporate in Delaware. In conjunction with such reincorporation, the Company will adopt provisions in its Certificate of Incorporation that eliminate to the fullest extent permissible under Delaware law the liability of its directors to the Company for monetary damages. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, or the liability of its officers and directors pursuant to federal securities laws. The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  On December 29, 1995, the Company acquired New Era ("New Era Acquisition"). In connection with the New Era Acquisition, the Company, through a wholly-owned Canadian acquisition subsidiary, acquired the outstanding New Era Common Stock, Class B Preferred Stock and outstanding options. Immediately prior to the closing of the New Era Acquisition, Mr. Dulley beneficially controlled 26,616 shares of New Era Common Stock and an option to acquire 8,230 shares of New Era Common Stock. At the closing of the New Era Acquisition, Mr. Dulley and his relatives collectively received $1,700,387 from the Company as consideration for their New Era Common Stock. Pursuant to the New Era Acquisition, Mr. Dulley and his relatives received warrants to purchase an aggregate of 40,720 shares of the Company's Common Stock.

  In January and March 1994, the Company sold 1,229,714 shares of Series 1 Preferred Stock to certain individuals and entities in a private placement transaction at $5.50 per share. The holders of the Series 1 Preferred Stock are entitled to certain registration rights. See "Descriptions of Capital Stock--Registration Rights." The purchasers of the Series 1 Preferred Stock included, among others, the following entities affiliated with directors and underwriters of the Company's proposed initial public offering:

   NAME                                                                 SHARES
   ----                                                                ---------
   Entities affiliated with Menlo Ventures............................   183,531
   Entities affiliated with Advent International...................... 1,000,001
   Punk, Ziegel & Knoell, L.P.........................................    11,835

  In December 1993, the Company granted Menlo Ventures IV, L.P. and Menlo Evergreen V, L.P. (collectively the "Menlo Entities") warrants to purchase an aggregate of 31,668 shares of the Company's Common Stock (collectively, the "Menlo Warrants"). The Menlo Warrants resulted from bridge financing from the Menlo Entities of $1,000,000 to the Company. The Menlo Warrants, which each have identical terms, expire on the closing of an initial public offering of shares of the Company's Common Stock with gross proceeds to the Company of at least $10,000,000. Provided no initial public offering occurs, the Menlo Warrants expire on December 15, 1998. The exercise price for the Menlo Warrants is $0.90 per share.

  The Company believes that the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers (See "Management--Executive Compensation") and
(iv) all executive officers and directors as a group.

                                                                    PERCENT
                                                                 BENEFICIALLY
                                                                   OWNED (1)
                                                               -----------------
                                           SHARES BENEFICIALLY
                                           OWNED PRIOR TO THE   BEFORE   AFTER
NAME OF STOCKHOLDER                           OFFERING (1)     OFFERING OFFERING
- -------------------                        ------------------- -------- --------
Entities affiliated with Menlo Ventures
 (2).....................................       1,215,998        31.9%    20.9%
 3000 Sand Hill Road
 Building 4, Suite 100
 Menlo Park, CA 94025
Entities affiliated with Advent
 International Corporation (3)...........         947,231        24.9     16.3
 101 Federal Street
 Boston, MA 02110
Charles W. Jepson (4)....................         226,469         5.6      3.8
Gloria M. Purdy (5)......................          81,542         2.1      1.4
D. Benedict Dulley (6)...................          44,581         1.2        *
Donald R. Gammon (7).....................          44,141         1.1        *
Augustus J. Berkeley (8).................          40,523         1.1        *
Barbara A. Booth.........................          20,000           *        *
Ronald W. Braniff (9)....................          16,334           *        *
Thomas H. Bredt (10).....................       1,215,998        31.9     20.9
Andrew I. Fillat (11)....................         947,231        24.9     16.3
All directors and executive officers as a
 group (9 persons) (12)..................       2,636,819        61.8     42.1

- --------
*  Less than 1% of the outstanding shares.

 (1) Applicable percentage of ownership is based on 3,811,231 shares of Common Stock prior to the offering and 5,811,231 shares of Common Stock after the offering, including 98,320 shares of Common Stock following the net exercise and sale of warrants, together with applicable options and warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of June 30, 1996 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Assumes over-allotment is not exercised.

 (2) Includes 501,638 shares of Common Stock, a warrant to purchase 14,595 shares of Common Stock upon net exercise, and 91,766 shares of Preferred Stock held by Menlo Ventures IV, L.P. and 501,638 shares of Common Stock, a warrant to purchase 14,595 shares of Common Stock upon net exercise, and 91,766 shares of Preferred stock held by Menlo Evergreen V, L.P. (collectively, "Menlo Ventures").

 (3) Includes 81,818 shares of Preferred Stock held by Adtel L.P., 45,454 held by Adventact L.P., 1,818 held by Advent International Investors II L.P., 36,364 held by Adwest L.P., 682,054 held by Global Private Equity II, L.P., and 99,723 held by Golden Gate Development and Investment L.P. (collectively, "Advent International Corporation").

 (4) Includes 226,469 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996.

 (5) Includes 81,542 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996.

 (6) Includes warrant held by Mr. Dulley and family members exercisable for 44,581 shares of the Company's Common Stock.

 (7) Includes 44,141 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996.

 (8) Includes 40,523 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996.

 (9) Includes 16,334 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996.

(10) Includes 1,215,998 shares owned by entities affiliated with Menlo Ventures, of which Mr. Bredt is a general partner. Mr. Bredt disclaims beneficial ownership of all such shares held by those entities, except to the extent of his pecuniary interest therein arising from his general partnership interests therein.

(11) Includes 947,231 shares owned by entities affiliated with Advent International Corporation, of which Mr. Fillat is a Senior Vice President and disclaims beneficial ownership of all such shares.

(12) Includes 453,590 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of June 30, 1996.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value.

COMMON STOCK

  Upon the conversion of the Preferred Stock, there will be 3,712,911 shares of Common Stock outstanding held of record by approximately 251 stockholders. As of June 30, 1996, options to purchase an aggregate of 1,018,503 shares of Common Stock were also outstanding. See "Management--Stock Plans."

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and have cumulative voting rights with respect to the election of directors. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

WARRANTS

  As of June 30, 1996, there were outstanding warrants to purchase an aggregate of 66,668 shares of Common Stock at an exercise price of $0.90 per share, which expire December 1998, 75,000 shares of Common Stock at an exercise price of $0.90 per share, which expire January 1999, an aggregate of 350,000 shares of Common Stock at an exercise price of $3.20 per share, which expire December 2000, an aggregate of 75,000 shares of Common Stock at an exercise price of $3.20 per share, which expire April 2003 (which will be reduced to 62,500 upon the closing of this offering), an aggregate of 6,250 shares of Common Stock at an exercise price of $12.80 per share, which expire April 2003 and an aggregate of 15,000 shares of Preferred Stock at an exercise price of $5.50 per share, which expire December 1998.

PREFERRED STOCK

  Effective upon the closing of this offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. The Company has no current plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  Following the closing of this offering, the holders of approximately 3,898,006 issued or issuable shares of Common Stock (the "Registrable Securities"), of which 468,750 are issuable upon exercise of warrants, will be entitled to certain rights with respect to the registration of such shares of Common Stock under the Securities Act. Under an agreement among the Company and holders of Registrable Securities, if the Company proposed to register any of its Common Stock under the Securities Act, certain holders of Registrable Securities are entitled to notice of such registration and to include their Registrable Securities therein; provided, among other conditions, that the underwriters have the right to limit the number of shares included in any such registration. Beginning 180 days after the closing of this offering, the holders of at least twenty-five percent (25%) of the Registrable Securities have the right to require the Company, on not more than two occasions, to file a registration statement under the Securities Act in order to register all or any part of their Registrable Securities. The Company may, in certain circumstances, defer such registration and the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registrations. Further, the holders of Registrable Securities may require the Company to register all or any portion of their Registrable Securities on Form S-3, when such form becomes available to the Company, subject to certain conditions and limitations.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

  Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. In addition, the Company's Bylaws limit the ability of stockholders of the Company to raise matters at a meeting of stockholders without giving advance notice.

  The Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called pursuant to a resolution adopted by a majority of the Board of Directors, by the Chief Executive Officer of the Company, or by stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

  The Bylaws establish an advance notice procedure for stockholder proposal to be brought before an annual meeting of stockholders of the Company, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the offering, the Company will be subject to the "Business Combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction which the person became an "interested stockholder," unless (i) the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status, (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and
(b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT

  The transfer agent for the Common Stock is The First National Bank of
Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 5,811,231 shares of Common Stock (assuming net exercise of certain warrants and no exercise of options after June 30, 1996). Of these shares, the 2,000,000 shares sold in this Offering will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company.

  In addition to the 2,000,000 shares offered hereby, as of the effective date of the Registration Statement (the "Effective Date"), 71,344 shares of Common Stock will become eligible for sale in the public market in reliance on Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 3,724,355 shares of Common Stock will become eligible for sale in the public market, subject to compliance with Rules 144 and 701 under the Securities Act, when certain 180-day lock-up agreements between the Company and/or the Representatives and certain stockholders of the Company, including officers and directors, expire. In addition, holders of warrants exercisable into an aggregate of 468,750 shares of Common Stock have entered into 180-day lock-up agreements and no such shares may be sold at least until 180 days after commencement of this offering upon exercise. Upon expiration of the lock-up agreements and assuming the warrants are then exercised for cash, the shares acquired upon exercise of the warrants, in the absence of registration, may only be publicly resold pursuant to Rule 144. Furthermore, all of the optionholders are subject to a 180-day lock-up period pursuant to their option agreements and the holders of 100% of the shares of Common Stock subject to options have entered into the same 180-day lock-up agreements as referenced above. Volpe, Welty & Company may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to such lock-up agreements.

  The Company intends to file a registration statement under the Securities Act covering approximately 2,605,000 shares of Common Stock issued or reserved for issuance under the 1992 Stock Option Plan, the 1996 Employee Stock Purchase Plan and the 1996 Director Option Plan. That registration statement is expected to be filed within 90 days after the date of this Prospectus and will automatically become effective upon filing. Accordingly, all the shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, as that term is defined in the Securities Act, be available for resale in the open market on such date. At June 30, 1996, options to purchase 1,018,503 shares were issued and outstanding under the 1992 Stock Option Plan, 598,012 of which were vested and eligible for exercise as of that date.

  In general, under Rule 144 as currently in effect, beginning 90 days after the Effective Date a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, will be entitled to sell in any three month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 58,112 shares immediately after the offering assuming no exercise of the Underwriters' over-allotment option) and (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least three years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

  Holders of 3,739,887 shares of Common Stock of the Company have agreed with the Company and/or the Representatives that until 180 days after the Effective Date, they will not sell, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have power of disposition, without the prior written consent of the Company and/or Volpe, Welty & Company, as the case may be. The Company has agreed with the Representatives not to release any holders from such agreements without the prior written consent of Volpe, Welty & Company. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the Effective Date without the prior written consent of Volpe, Welty & Company, subject to certain limited exceptions including sales of shares under the Benefit Plans. The lock-up agreements with the Representatives may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Volpe, Welty & Company.

  Prior to this offering, there has been no prior public market for the Common Stock and there is no assurance a significant public market for the Common Stock will develop or be sustained after this offering. Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

  The Underwriters named below, represented by Volpe, Welty & Company and Punk, Ziegel & Knoell, L.P. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names below at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if any are purchased.

                                                                      NUMBER OF
UNDERWRITER                                                            SHARES
- -----------                                                           ---------
Volpe, Welty & Company...............................................
Punk, Ziegel & Knoell, L.P. .........................................
                                                                      ---------
    Total............................................................ 2,000,000
                                                                      =========

  The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $        per share; and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $        per share to certain other dealers. After the offering, the price and concessions and reallowances to dealers may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,000,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table.

  The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liability under the Securities Act.

  Certain holders of the outstanding shares of Common Stock of the Company, including all officers and directors of the Company, have agreed with the Company and/or the Representatives that until 180 days after the Effective Date, they will not sell, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible or exchangeable for shares of Common Stock owned directly by such holders or with respect to which they have power of disposition, without the prior written consent of the Company and/or Volpe, Welty & Company, as the case may be. The Company has agreed with the Representatives not to release any holder from such agreements without the prior written consent of Volpe, Welty & Company. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 180 days after the Effective Date without the prior written consent of Volpe, Welty & Company, subject to certain limited exceptions. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Volpe, Welty & Company.

  The Representatives have advised the Company that the Underwriters will not confirm sales to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations among the Company and the Representatives. Among the factors considered in such negotiations will be prevailing market conditions, the net revenues and results of operations of the Company in recent periods, market valuations of publicly traded companies that the Company and the Representatives believe to be comparable to the Company, estimates of business of the Company, the present state of the Company's development and the current state of high technology industries and of the economy as a whole. In this regard, in determining the anticipated offering range for the Common Stock, the Underwriters considered, among other things, the recent growth in the Company's business, the deleveraging of the Company's balance sheet as a result of the offering, the market for network transport products and system management applications and the current state of the capital markets, particularly with respect to initial public offerings by technology companies.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters with respect to this Offering are being passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

  The consolidated balance sheets of the Company as of June 30, 1995 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996 included in this Prospectus and the financial statement schedule included elsewhere in the Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The balance sheets of New Era as of February 28, 1994 and 1995 and the consolidated statements of operations and deficit and cash flows for each of the three years in the period ended February 28, 1995 included in this Prospectus have been audited by Ernst & Young, independent accountants, as stated in their report appearing herein and elsewhere in the Registration Statement and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form S-1 under the Securities Act with the Securities and Exchange Commission (the "Commission") in Washington D.C. with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules which may be inspected without charge at, or copies of such material may be obtained at prescribed rates from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and such exhibits and schedules are also available on the Commission's Web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company intends to furnish its stockholders annual reports containing consolidated financial statements audited by its independent accountants, and quarterly reports containing unaudited consolidated financial data for the first three quarters of each fiscal year.

                                   GLOSSARY
APPLICATION PROGRAM INTERFACE
(API)..........................  A set of libraries and program files that allow a computer to write new programs making calls to the functions and routines contained in the API.

ADVANCED PEER-TO-PEER
COMMUNICATION (APPC)...........  An IBM protocol that is part of the SNA ar-
                                 chitecture that enables structured conversa-tions between two networked applications. Also referred to as a Logical Unit (LU) Type 6.2.

BACKUP.........................  Backup is the process of saving a copy of a file or database. The copy can be on disk, tape, or optical devices or libraries. Files to be backed up are those in active use--ones that will need to be restored immediately in case of the loss of the primary data.

CUSTOMER INFORMATION CONTROL
SYSTEM (CICS)..................  An IBM mainframe control system combining el-
                                 ements of database management and data commu-nications, intended to handle transaction-oriented applications.

CLIENT/SERVER..................  The model of interaction in a distributed system which a program at one site sends a request to a program at another site and awaits a response. The requesting program is called a client; the program satisfying the request is called the server.

LOCAL AREA NETWORK (LAN).......  A data network located on the user's premises in which serial transmission is used for
                                 direct data communication among data
                                 stations.
MULTIPLE VIRTUAL STORAGE
(MVS)..........................  An IBM-licensed multipurpose operating system for the System/370 and System/390 processors. MVS supports such characteristics as a large number of concurrent users, teleprocessing, and efficient storage and retrieval from large databases.

NETWORK CONTROLLER.............  The physical hardware connection between the enterprise server and the network.

NETWORK FILE SYSTEM (NFS)......  A distributed system developed by Sun
                                 Microsystems which allows a set of computers to cooperatively access each other's files in a transparent manner.

PROTOCOL.......................  A set of rules for communicating between diverse systems which are mutually understood and followed by the different systems or processes.

SYSTEMS NETWORK ARCHITECTURE
(SNA)..........................  IBM's proprietary architecture for controlling the configuration and operation of networks.

SIMPLE NETWORK MANAGEMENT
PROTOCOL (SNMP)................  The basic protocol for delivering management information on network devices in a TCP/IP environment.

TRANSMISSION CONTROL
PROTOCOL/INTERNET PROTOCOL
(TCP/IP).......................  A suite of protocols designed to allow communication between networks regardless of the technologies implemented in each network. This connectivity includes the ability to transfer files, send mail, and log on to a remote host in a network of heterogeneous systems. TCP/IP forms the base technology for the Internet that connects most major research institutions, including university, corporate, and government labs.

WIDE AREA NETWORK (WAN)........  A network that consists of machines connected over a wide geographic area.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
Report of Independent Accountants.........................................  F-2
Consolidated Balance Sheets as of June 30, 1995 and 1996 (Audited)........  F-3
Consolidated Statements of Operations for the years ended June 30, 1994,
 1995 and 1996 (Audited)..................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended June 30, 1994, 1995 and 1996 (Audited).............................  F-5
Consolidated Statements of Cash Flows for the years ended June 30, 1994,
 1995 and 1996 (Audited)..................................................  F-6
Notes to Consolidated Financial Statements................................  F-7
INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES AND NEW ERA SYSTEMS
 SERVICES LTD. PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF
 OPERATIONS
Pro Forma Combined Condensed Consolidated Statements of Operations for the
 year ended June 30, 1996 (Unaudited).....................................  F-25
Notes to Pro Forma Combined Condensed Consolidated Statements of
 Operations...............................................................  F-27
NEW ERA SYSTEMS SERVICES LTD.
Auditors' Report..........................................................  F-29
Consolidated Balance Sheets as of February 28, 1994 and 1995 (Audited) and
 November 30, 1995 (Unaudited)............................................  F-30
Consolidated Statements of Operations and Deficit for the years ended
 February 28, 1993, 1994 and 1995 (Audited) and for the nine months ended
 November 30, 1994 and 1995 (Unaudited)...................................  F-31
Consolidated Statements of Cash Flows for the years ended February 28,
 1993, 1994 and 1995 (Audited) and for the nine months ended November 30,
 1994 and 1995 (Unaudited)................................................  F-32
Notes to Consolidated Financial Statements................................  F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Interlink Computer Sciences, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Interlink Computer Sciences, Inc. and Subsidiaries as of June 30, 1995 and 1996 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Interlink Computer Sciences, Inc. and Subsidiaries as of June 30, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

San Jose, California
July 22, 1996, except for Note 13 for which the date is July 26, 1996

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       PRO FORMA
                                                      JUNE 30,         JUNE 30,
                                                  ------------------     1996
                                                    1995      1996     (NOTE 12)
                                                  --------  --------  -----------
                                                                      (UNAUDITED)
                     ASSETS
 Current assets:
   Cash and cash equivalents....................  $  4,148  $  6,121
   Available-for-sale securities................     2,525        --
   Accounts receivable, net of allowance for
    doubtful accounts of $279 in 1995 and $542
    in 1996.....................................     7,958     9,445
   Inventories..................................       683       700
   Prepaid expenses and other current assets....       440       269
   Income taxes receivable......................        --       796
   Deferred income taxes........................       865     1,811
                                                  --------  --------
     Total current assets.......................    16,619    19,142
 Property and equipment, net....................     1,451     1,281
 Purchased software products....................        --     2,893
 Goodwill.......................................       248       165
 Deferred income taxes..........................     1,320     1,577
 Other assets...................................       362       867
                                                  --------  --------
     Total assets...............................  $ 20,000  $ 25,925
                                                  ========  ========
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
   Bank line of credit..........................  $  1,300  $  5,000
   Current portion of long-term debt............       286     3,100
   Accounts payable.............................     2,249     2,662
   Accrued liabilities..........................     6,151     6,630
   Deferred maintenance and product revenue.....     6,816     8,121
                                                  --------  --------
     Total current liabilities..................    16,802    25,513
 Long-term debt, less current portion...........       368     2,892
 Deferred maintenance revenue...................       189     1,056
 Deferred income taxes..........................        --       771
 Other liabilities..............................        --       278
                                                  --------  --------
     Total liabilities..........................    17,359    30,510
                                                  --------  --------
 Commitments and contingencies (Note 6).
 Preferred stock, no par value:
   Authorized: 2,625,000 shares
   Issued and outstanding: 1,230,000 shares and
    no pro forma shares.........................     6,310     6,310
 Common stock, no par value:
   Authorized: 15,000,000 shares
   Issued and outstanding: 2,459,000 shares in
    1995 and 2,483,000 shares in 1996 and
    3,714,000 pro forma shares..................    14,167    14,602   $ 20,912
 Cumulative translation adjustment..............      (536)     (581)      (581)
 Accumulated deficit............................   (17,300)  (24,916)   (24,916)
                                                  --------  --------   --------
     Total stockholders' equity (deficit).......     2,641    (4,585)  $ (4,585)
                                                  --------  --------   ========
     Total liabilities and stockholders' equity
      (deficit).................................  $ 20,000  $ 25,925
                                                  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       YEAR ENDED JUNE 30,
                                                     -------------------------
                                                      1994     1995     1996
                                                     -------  -------  -------
Revenues:
  Product........................................... $12,350  $15,818  $19,670
  Maintenance and consulting........................   9,525   11,261   14,332
                                                     -------  -------  -------
    Total revenues..................................  21,875   27,079   34,002
                                                     -------  -------  -------
Cost of revenues:
  Product...........................................   2,380    3,316    3,413
  Maintenance and consulting........................   1,430    3,293    4,594
                                                     -------  -------  -------
    Total cost of revenues..........................   3,810    6,609    8,007
                                                     -------  -------  -------
Gross profit........................................  18,065   20,470   25,995
Operating expenses:
  Product development...............................   6,276    6,245    5,241
  Sales and marketing...............................   8,384   10,792   13,316
  General and administrative........................   2,561    3,329    3,954
  Purchased research and development and product
   amortization.....................................      --       --   10,479
                                                     -------  -------  -------
    Total operating expenses........................  17,221   20,366   32,990
                                                     -------  -------  -------
Operating income (loss).............................     844      104   (6,995)
Interest income.....................................      77      172      194
Interest expense....................................    (301)    (253)    (701)
                                                     -------  -------  -------
      Income (loss) before income taxes and
       extraordinary items..........................     620       23   (7,502)
Benefit from (provision for) income taxes...........    (273)   1,624     (114)
                                                     -------  -------  -------
      Income (loss) before extraordinary items......     347    1,647   (7,616)
Extraordinary item--gain on debt restructuring, net
 of income taxes....................................   1,320       --       --
                                                     -------  -------  -------
Net income (loss)................................... $ 1,667  $ 1,647  $(7,616)
                                                     =======  =======  =======
Income (loss) per share:
  Income (loss) before extraordinary items.......... $  0.09  $  0.34  $ (2.44)
  Extraordinary item--gain on debt restructuring,
   net of income taxes.............................. $  0.35       --       --
                                                     -------  -------  -------
Net income (loss) per share......................... $  0.44  $  0.34  $ (2.44)
                                                     =======  =======  =======
Shares used in per share calculation................   3,808    4,814    3,127
                                                     =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                          PREFERRED STOCK    COMMON STOCK  CUMULATIVE
                          ----------------- -------------- TRANSLATION ACCUMULATED
                          SHARES   AMOUNT   SHARES AMOUNT  ADJUSTMENT    DEFICIT    TOTAL
                          -------  -------- ------ ------- ----------- ----------- -------
Balances, June 30, 1993.       --  $     -- 2,376  $14,063    $(364)    $(20,614)  $(6,915)
  Issuance of Series 1
   preferred stock, net
   of issuance costs of
   $470.................    1,230     6,294    --       --       --           --     6,294
  Exercise of stock
   options..............       --        --     9        6       --           --         6
  Issuance of preferred
   and common stock
   warrants.............       --        16    --       26       --           --        42
  Translation
   adjustment...........       --        --    --       --      (98)          --       (98)
  Net income............       --        --    --       --       --        1,667     1,667
                          -------  -------- -----  -------    -----     --------   -------
Balances, June 30, 1994.    1,230     6,310 2,385   14,095     (462)     (18,947)      996
  Issuance of common
   stock for acquisition
   of Lennox and Partner
   GmbH.................       --        --    42       46       --           --        46
  Issuance of common
   stock................       --        --     5        5       --           --         5
  Exercise of stock
   options..............       --        --    27       21       --           --        21
  Translation
   adjustment...........       --        --    --       --      (74)          --       (74)
  Net income............       --        --    --       --       --        1,647     1,647
                          -------  -------- -----  -------    -----     --------   -------
Balances, June 30, 1995.    1,230     6,310 2,459   14,167     (536)     (17,300)    2,641
  Issuance of common
   stock for acquisition
   of Lennox and Partner
   GmbH.................       --        --     6       19       --           --        19
  Exercise of stock
   options..............       --        --    18       16       --           --        16
  Issuance of common
   stock warrants.......       --        --    --      400       --           --       400
  Translation
   adjustment...........       --        --    --       --      (45)          --       (45)
  Net loss..............       --        --    --       --       --       (7,616)   (7,616)
                          -------  -------- -----  -------    -----     --------   -------
Balances, June 30, 1996.    1,230  $  6,310 2,483  $14,602    $(581)    $(24,916)  $(4,585)
                          =======  ======== =====  =======    =====     ========   =======


  The accompanying notes are an integral part of these consolidated financial statements.

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                       YEAR ENDED JUNE 30,
                                                     --------------------------
                                                      1994     1995      1996
                                                     -------  -------  --------
Cash flows from operating activities:
  Net income (loss)................................. $ 1,667  $ 1,647  $ (7,616)
  Adjustments to reconcile net income (loss) to net
   cash provided by (used in) operating activities:
    Purchased research and development..............      --       --    10,158
    Depreciation and amortization...................     916    1,032     1,477
    Gain on debt restructuring......................  (1,361)      --       --
    Loss on disposal of property and equipment......      --       42       --
    Provision for excess and obsolete inventory and
     net realizable value...........................      64      369        28
    Provision for doubtful accounts.................     100       67       215
    Exchange (gain) loss............................    (141)    (406)      130
    Deferred income taxes...........................    (174)  (2,011)   (1,203)
    Changes in operating assets and liabilities:
     Accounts receivable............................  (3,546)    (787)     (744)
     Inventories....................................    (668)      61       (45)
     Prepaid expenses and other assets..............      55       58       (16)
     Accounts payable...............................     612      128       (92)
     Accrued liabilities............................     751      411      (424)
     Deferred maintenance and product revenue.......     367    1,626     1,969
     Other liabilities..............................      --       --       278
                                                     -------  -------  --------
      Net cash provided by (used in) operating
       activities...................................  (1,358)   2,237     4,115
                                                     -------  -------  --------
Cash flows from investing activities:
  Acquisition of New Era, net of cash acquired......      --       --   (10,168)
  Proceeds from sale of available-for-sale
   securities.......................................      --       --     2,525
  Acquisition of property and equipment.............    (618)     (43)     (384)
  Capitalization of software development costs......    (334)     (30)      (90)
  Purchase of available-for-sale securities.........      --   (2,475)      --
  Acquisition of Lennox and Partner GmbH............      --      (63)      --
                                                     -------  -------  --------
      Net cash used in investing activities.........    (952)  (2,611)   (8,117)
                                                     -------  -------  --------
Cash flows from financing activities:
  Proceeds from term loan...........................      --       --     3,000
  Proceeds from bank line of credit.................   1,500       --     5,000
  Payments on capital lease obligations.............    (107)    (339)     (307)
  Payments on notes payable and other...............  (3,164)    (887)     (323)
  Payments on bank line of credit...................      --     (200)   (1,300)
  Proceeds from notes payable to stockholder........   1,000       --       --
  Proceeds from issuance of preferred and common
   stock, net.......................................   5,300       21        36
                                                     -------  -------  --------
      Net cash provided by (used in) financing
       activities...................................   4,529   (1,405)    6,106
                                                     -------  -------  --------
       Net increase (decrease) in cash and cash
        equivalents.................................   2,219   (1,779)    2,104
Effect of exchange rate changes on cash.............     110      189      (131)
Cash and cash equivalents, beginning of period......   3,409    5,738     4,148
                                                     -------  -------  --------
Cash and cash equivalents, end of period............ $ 5,738  $ 4,148  $  6,121
                                                     =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

  Interlink Computer Sciences, Inc. (the "Company") is a supplier of high performance solutions for enterprise networked systems management. The Company provides software and services which enable customers to use their IBM and IBM-compatible MVS mainframes as "enterprise servers" in distributed, heterogeneous client/server network environments. The Company markets and sells its software and services primarily through its direct sales organization in North America and Europe and, to a lesser extent, through resellers and international distributors to domestic and international customers, including original equipment manufacturers. The Company's TCPaccess products, including related maintenance and hardware, have generated the majority of the Company's revenues. During fiscal years 1994, 1995 and 1996, sales of the TCPaccess products and related maintenance and hardware accounted for approximately 61%, 66% and 67%, respectively, of the Company's total revenues. Therefore, the Company's operating results, particularly in the near term, are significantly dependent upon the continued market acceptance of the TCPaccess products. The life cycles of the Company's products are difficult to estimate due in part to the effect of future product enhancements and competition. A decline in demand for the Company's products as a result of competition, technological change or other factors would have a material adverse affect on the Company's business, financial condition and result of operations.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after intercompany balances and transactions have been eliminated.

FINANCIAL INSTRUMENTS

  Cash equivalents are highly liquid investments with original or remaining maturities of three months or less at the date of purchase. Cash equivalents present insignificant risk of changes in value because of interest rate changes. The Company maintains its cash balances with high quality financial institutions and has not experienced any material losses relating to any investment instruments.

  Available-for-sale securities are carried at fair value, based on quoted market prices, with the unrealized gains or losses, net of tax, reported in stockholders' equity. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity, both of which are included in interest income. Realized gains and losses are recorded on the specific identification method.

  The amounts reported for cash equivalents, receivables and other financial instruments are considered to approximate fair values based upon comparable market information available at the respective balance sheet dates. Financial instruments that potentially subject the Company to concentrations of credit risks comprise, principally cash and cash equivalents, available-for-sale securities, trade accounts receivable, bank lines of credit and long-term debt. The Company invests its excess cash primarily in commercial paper and treasury notes that mature within one year. The carrying value of the Company's line of credit and long-term debt approximates fair value as the interest rates are variable or the debt has been discounted at current interest rates.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

CONCENTRATIONS

  At June 30, 1995 and 1996, approximately 19% and 39%, respectively, of the Company's cash and cash equivalents and available-for-sale securities are invested in Europe with the remaining amounts invested primarily in the United States and Canada.

  At June 30, 1995 and 1996, approximately 62% and 51%, respectively, of the Company's trade accounts receivable are due from customers in Europe with the remaining receivables due from customers primarily in the United States and Canada. The Company performs ongoing evaluations of its customers' financial condition and does not require collateral. The Company maintains allowances for potential credit losses and such losses have been within management's expectations.

  Network access from the enterprise server to the network via the Company's TCPaccess product requires a network controller, which the Company sells to its customers. The Company's principal network controller, the 3762 Network Controller, is supplied by one company. Sales of network controllers have accounted for substantially all of the Company's hardware revenues to date, and total hardware revenues have accounted for 23%, 25% and 19% of product revenues in fiscal years 1994, 1995 and 1996, respectively. In addition, the Company also relies upon this company for network controller replacement parts. If the Company were unable to purchase an adequate supply of such sole-sourced products on a timely basis, the Company could be required to design a comparable product, qualify and develop an alternative source, or redesign its products based upon different components. Furthermore, IBM could use its position as a supplier of network controllers to gain a competitive advantage over the Company. To date, the Company has not experienced difficulty or significant delay in obtaining any such sole-source products. However, there can be no assurance that the Company will not face such difficulties or delays in the future. An inability of the Company or its customers to obtain such sole-sourced controllers could significantly delay shipment of products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

GOODWILL

  Goodwill is amortized on a straight line basis and is stated net of accumulated amortization of $82,000 and $165,000 at June 30, 1995 and 1996, respectively.

INVENTORIES

  Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market. Inventories are principally comprised of finished goods at June 30, 1995 and 1996.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost and depreciated using the straight-line basis over estimated useful lives of three to five years. Leasehold improvements and property under capital leases are amortized using a straight-line basis over the shorter of their estimated useful lives or the terms of the leases. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

REVENUE RECOGNITION

 Product Revenues

  Product revenues are recognized after shipment of the product, completion of a trial period, if any, and receipt of a signed contract, if remaining obligations are insignificant, collection of the resulting receivable is

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES probable and product returns are reasonably estimatible. Provisions for estimated product returns, warranty costs and insignificant vendor obligations are recorded at the time products are shipped. Generally, the Company does not provide the right of return or price protection to its distributors or its end user customers.

  Deferred product revenues consist generally of revenues from distributors with which the Company does not have historical collection experience, revenues under contracts with refundability or cancellation clauses and revenues for which the Company believes collection is not probable. Product revenues from distributors with which the Company either does not have historical collection experience or believes collection is not probable are recognized upon collection of the related accounts receivable and revenues under contracts with refundability or cancellation clauses are recognized when such clauses lapse.

 Maintenance and Consulting Revenues

  Maintenance and deferred maintenance revenues consist of maintenance and renewal fees for providing product updates, technical support and related services for software products, and consulting revenue consists of training and consulting services fees. The Company unbundles a portion of its initial product license revenues related to software maintenance revenues based upon the amount charged for such services when they are sold separately. Unbundled software maintenance revenues and revenues from separately sold maintenance contracts are deferred and recognized ratably over the related service period. Consulting services revenues from contracts are generally recognized on the percentage of completion basis, measured by the relationship of labor hours incurred to estimated total labor hours for the contract. The Company considers expended hours the best available measure of progress for these contracts. Changes in job performance and estimated profitability may result in revisions of cost, income and losses on contracts and are recognized in the period in which the revisions are determined. Training fees are recognized as the related services are performed.

PRODUCT DEVELOPMENT COSTS

  Costs related to the conceptual formulation and design of software products are expensed as product development while costs incurred subsequent to establishing technological feasibility of software products are capitalized, if material, until general release of the product. Generally, technological feasibility is established when the software module performs its primary functions described in its original specifications, contains convenience features required for it to be usable in a production environment and is completely documented. Amortization of capitalized software costs, which begins when products are available for general release to customers, is provided on a product-by-product basis at the greater of the amount computed using the ratio of current revenues to the total current and anticipated revenues or the straight-line basis over two years. The Company evaluates the estimated net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the net book value is in excess of net realizable value. Net realizable value for each software product is the estimated future gross revenues from that product reduced by the estimated future costs of completing and disposing of that product. During fiscal year 1995, the Company wrote off capitalized software costs of $112,000 and in fiscal years 1994, 1995 and 1996 capitalized software amortization was $154,000, $259,000 and $32,000, respectively.

ADVERTISING EXPENSE

  Advertising costs are expensed when incurred. In fiscal years 1994, 1995 and 1996 advertising expense was $178,000, $277,000 and $691,000, respectively.

INCOME TAXES

  The Company accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current laws and rates in effect.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

FOREIGN CURRENCY TRANSLATION

  The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currency to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the weighted average exchange rate during the period. Adjustments resulting from such translation are reflected as a separate component of stockholders' equity. Gains or losses resulting from foreign currency transactions are included in the results of operations.

COMPUTATION OF NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock (using the "if converted" method) and stock options and warrants, using the modified treasury stock method in all periods. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued by the Company during the twelve months preceding the initial filing of the Company's initial public offering, using the treasury stock method and the public offering price per share, have been included in the calculation of net income (loss) per share for all periods presented.

RECLASSIFICATIONS

  Certain reclassifications have been made to prior year balances to conform to current classifications.

RECENT PRONOUNCEMENTS

  During March 1995, the Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), which requires the Company to review the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 will become effective for the Company's 1997 fiscal year. The Company does not expect SFAS 121 to have a material impact on the Company's financial condition or results of operations.

  During October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), which establishes a fair value based method of accounting for stock based compensation plans. While the Company is studying the impact of the pronouncement, it continues to account for employee stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123 will be effective for fiscal years beginning after December 15, 1995.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

2. ACQUISITIONS:

LENNOX AND PARTNER GMBH

  During fiscal year 1995, the Company purchased all of the capital stock of Lennox and Partner GmbH ("Lennox") in exchange for 42,000 shares of the Company's common stock and cash of $63,000. Under the terms of the purchase agreement, the Company is obligated to make future cash payments to the sellers of $58,000 and may be obligated to make additional cash payments of up to $232,000 and to issue up to 6,000 additional shares of the Company's common stock to certain Lennox sellers, who after the acquisition became employees of the Company, contingent upon cumulative profitability of the subsidiary. The acquisition was accounted for as a purchase transaction and the results of operations of Lennox were included with those of the Company after July 1, 1994, the date the acquisition was consummated. During 1995, the Company paid and expensed $60,000 related to the cumulative profitability requirements and recorded goodwill of $330,000 related to the transaction and is amortizing such amounts over four years. The results of operations of Lennox were not material to those of the Company in 1994.

  In December 1995, the cumulative profitability requirements specified in the purchase agreement were met and the Company recorded an expense totaling $216,000 related to both cash payments totaling $197,000 and the issuance of 6,000 shares of the Company's common stock with a fair value of $3.20 per share.

NEW ERA SYSTEMS SERVICES LTD.

  Effective December 29, 1995, the Company acquired all of the outstanding stock of New Era Systems Services Ltd. ("New Era"), a Canadian company that develops, markets and supports storage management and software distribution products. In the transaction, the Company paid cash of approximately $11,000,000 and issued fully exercisable warrants to purchase 350,000 shares of its common stock at an exercise price of $3.20 per share with a fair value of $315,000 (see Note 7). In addition, in conjunction with the acquisition, the Company issued non-interest bearing notes payable to the shareholders of New Era aggregating approximately $1,300,000, net of discounts for imputed interest of $133,000 (see Note 5). These amounts resulted in a purchase price for New Era of $13,001,000 including accruals for direct acquisition costs and severance costs and certain duplicate facilities related to the planned closure of New Era's European subsidiary, all totaling approximately $500,000. The acquisition has been accounted for as a purchase transaction and the results of operations of New Era have been included with those of the Company since December 29, 1995, the date the acquisition was consummated.

  The fair value of the assets acquired from New Era, which was determined through established valuation techniques used in the software industry, and a summary of the consideration exchanged for these assets is as follows (in thousands):

   Total purchase price...............................................  $13,001
                                                                        =======
   Assets acquired:
     Tangible assets, primarily cash, accounts receivable and property
      and equipment...................................................    3,117
     Purchased software products......................................    3,199
     Purchased research and development...............................   10,158
   Liabilities assumed................................................   (3,473)
                                                                        -------
                                                                        $13,001
                                                                        =======

  The amount allocated to purchased software products, for which technological feasibility had been established at the acquisition date, is being amortized on a straight line basis over five years. At each balance sheet date, the Company estimates the net future cash flows from its purchased software products. If such net future cash flows are less than the net book value of the purchased software products, the Company will reduce

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES such net book value to the fair value of the software products, which is generally the present value of estimated expected future cash flows using an appropriate discount rate. At June 30, 1996, the estimated net future cash flows of the purchased software products exceeded their net book value and accumulated amortization related to purchased software products was $321,000. The amount of the purchase price allocated to purchased research and development, which had no alternative future use and relates to products for which technological feasibility had not been established, was expensed at the acquisition date.

  In addition, contingent consideration up to a total of $5,200,000 is payable in cash on January 31, 1997 and 1998, upon the attainment of certain targeted revenue levels for New Era software products and maintenance. These amounts represent additional consideration paid for the acquisition of New Era, and up to $2,700,000 will be recorded as purchased research and development and expensed, if the products in research and development at the date of the acquisition are still under research and development and up to $800,000 will be recorded as purchased software products. Amounts paid in excess of amounts allocated to purchased research and development and purchased software products will be recorded as goodwill and amortized over the remaining life of the goodwill, which is estimated at five years from the date of the acquisition.

  Summarized below are the unaudited pro forma results of operations of the Company as though New Era had been acquired at the beginning of fiscal 1995. Adjustments have been made for the estimated increases in amortization related to purchased software, increases and decreases in interest expense and income and other appropriate pro forma adjustments.

                                                             JUNE 30,
                                                     --------------------------
                                                         1995          1996
                                                     ------------  ------------
                                                     (IN THOUSANDS, EXCEPT PER
                                                          SHARE AMOUNTS)
   Revenue.......................................... $     29,954  $     36,491
   Net income (loss)................................         (450)        2,765
   Net income (loss) per share......................        (0.07)         0.56

  The above amounts are based upon certain assumptions and estimates which the Company believes are reasonable and do not reflect any benefit from economies which might be achieved from combined operations. The pro forma financial information presented above is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of fiscal 1995 or of future results of operations of the combined companies.

3. BALANCE SHEET DETAIL:

  Property and equipment, net comprised (in thousands):

                                                                  JUNE 30,
                                                               ----------------
                                                                1995     1996
                                                               -------  -------
   Equipment.................................................. $ 6,990  $ 4,131
   Furniture and fixtures.....................................     470      338
   Leasehold improvements.....................................     221       97
                                                               -------  -------
                                                                 7,681    4,566
   Less accumulated depreciation and amortization.............  (6,230)  (3,285)
                                                               -------  -------
                                                               $ 1,451  $ 1,281
                                                               =======  =======

  Depreciation expense was $762,000, $676,000 and $742,000 in fiscal years 1994, 1995 and 1996, respectively.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

  Equipment acquired under capital leases included in property and equipment above comprised (in thousands):

                                                                   JUNE 30,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Equipment.................................................... $1,066  $1,030
   Less accumulated amortization................................   (488)   (766)
                                                                 ------  ------
                                                                 $  578  $  264
                                                                 ======  ======

  Capitalized software, net, included in other assets, comprised (in thousands):

                                                                    JUNE 30,
                                                                   ------------
                                                                   1995   1996
                                                                   -----  -----
   Capitalized software........................................... $ 364  $ 454
   Less accumulated amortization..................................  (332)  (364)
                                                                   -----  -----
                                                                   $  32  $  90
                                                                   =====  =====

4. BANK LINE CREDIT:

  At June 30, 1996, the Company had available a line of credit with a bank under a loan agreement, which also provided for certain long-term borrowings of $3,000,000 (see Note 5). At June 30, 1996, $5,000,000 was outstanding under the line of credit. The line of credit expires on November 29, 1996 and is collateralized by substantially all the assets of the Company. Borrowings under the line of credit are limited to the lesser of (i) 85% of domestic accounts receivable plus 70% of eligible foreign accounts receivable not to exceed $2,500,000 or (ii) $5,000,000 and bear interest at the lender's prime rate plus 1.5% (9.75% at June 30, 1996). Under the terms of the agreement, the Company is required to maintain a certain minimum quick ratio and tangible net worth and maximum debt to tangible net worth, as well as specified quarterly profitability and is restricted from paying dividends, repurchasing stock, hypothecating assets or incurring additional indebtedness. In conjunction with this loan agreement, the Company issued fully exercisable warrants to the bank for 75,000 shares and 6,250 shares at $3.20 and $12.80 per share, respectively, of the Company's common stock. In the event the Company completes an initial public offering by October 1, 1996, the shares of common stock exercisable under the warrant for 75,000 shares is reduced to 62,500 shares.

  The weighted average interest rate on the Company's short-term borrowing was 8.4%, 10.0% and 11.0% for fiscal years 1994, 1995 and 1996, respectively.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT:

OUTSTANDING LONG-TERM DEBT

  As of June 30, 1996, the Company had long-term debt outstanding as follows (in thousands):

   Note payable to bank................................................ $ 3,000
   Capitalized lease obligations.......................................     347
   Notes payable to former New Era shareholders........................   1,401
   Western Economic Development notes payable..........................   1,244
                                                                        -------
                                                                          5,992
   Less current portion................................................  (3,100)
                                                                        -------
                                                                        $ 2,892
                                                                        =======

  The note payable to bank bears interest at prime plus 2.5% (10.75% at June 30, 1996) and is payable in quarterly installments of principal beginning in June 1996 with the final payment due in December 1998. The note payable, which was issued to finance, in part, the New Era acquisition, is subject to the same loan agreement described in Note 4 above.

  The Company has leased equipment under capital lease obligations maturing through fiscal year 2000. The lease agreements require the Company to maintain liability and property insurance.

  The notes payable to the former New Era shareholders were issued in conjunction with the acquisition of New Era and are non-interest bearing, unsecured and due on January 2, 1997. The notes payable are recorded net of a discount of approximately $65,000 at June 30, 1996, which reflects the estimated interest to maturity at a rate of 10%, the interest rate at which other short-term borrowings were available to the Company at the time of the acquisition.

  The Western Economic Development notes payable, which were assumed in conjunction with the Company's acquisition of New Era, are unsecured, non-interest bearing and are due in quarterly payments through June 2005 with accelerated principal payments required each quarter beginning in June 1996, calculated as 14% of quarterly HARBOR revenues in excess of approximately $600,000. As this criterion was not met at June 30, 1996, no accelerated payments are currently due. The notes payable are recorded net of a discount of $614,000 at June 30, 1996 based on the Company's borrowing rate of 11%, the interest rate at which long-term borrowings were available to the Company at the time of acquisition. Under the terms of these notes, the Company is required to maintain minimum equity in its Canadian subsidiary, is restricted from paying dividends and must continue to conduct certain product development operations in Western Canada until the notes are fully repaid.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

  At June 30, 1996, future minimum annual payments due under the long-term debt and the capital lease obligations are as follows (in thousands):

   FISCAL YEAR
   -----------
    1997................................................................ $3,193
    1998................................................................  1,307
    1999................................................................    994
    2000................................................................    243
    2001................................................................    235
    Thereafter..........................................................    735
                                                                         ------
                                                                          6,707
    Less amount representing interest...................................   (715)
                                                                         ------
    Total minimum payments.............................................. $5,992
                                                                         ======

DEBT RESTRUCTURING

  During fiscal year 1994, the Company exchanged borrowings of approximately $5,000,000 for a cash payment of $3,000,000, a warrant to purchase 75,000 shares of the Company's common stock at an exercise price of $0.90 per share (see Note 7) and a note payable of $495,000 and recorded an extraordinary gain related to the debt restructuring of $1,320,000 net of income taxes of $41,000. This gain represented the difference between the recorded amount of the debt prior to the restructuring less cash paid, the estimated fair value of the warrants and the note payable including all estimated interest payments through January 1, 1997. During fiscal year 1995, the Company paid the remaining $495,000 note payable to the bank.

6. COMMITMENTS AND CONTINGENCIES:

LEASE COMMITMENTS

  The Company leases its facilities and certain equipment under various operating leases with terms ranging from month-to-month to five years. Under the terms of these leases, the Company is also responsible for taxes, insurance and utilities.

  The minimum future annual rental payments as of June 30, 1996 under leases with initial or remaining non-cancelable lease terms longer than one year are as follows (in thousands):

   FISCAL YEAR
   -----------
    1997................................................................ $1,650
    1998................................................................  1,092
    1999................................................................    497
    2000................................................................    471
    2001................................................................    276
    Thereafter..........................................................    296
                                                                         ------
    Total minimum lease payments........................................ $4,282
                                                                         ======

  Rent expense was $1,318,000, $1,668,000 and $1,767,000 in fiscal years 1994,
1995 and 1996, respectively. Sublease rental income was $9,000 in fiscal year 1994. The Company's sublease expired during fiscal year 1994.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

CONTINGENCY

  The Company and the Company's subsidiary in France are involved in a commercial dispute with a former Italian distributor of the Company's TCPaccess products. The former distributor alleged in a letter sent to the Company that the Company had breached and unlawfully terminated the agreement pursuant to which the former distributor was appointed a distributor of the Company's products in Italy and asserted other related claims against the Company. The letter demanded the former distributor's reinstatement as a distributor, the execution of a written distribution agreement setting forth the distribution arrangements between the parties, and compensation in an unspecified amount to be paid to the former distributor for the harm that it has suffered. The Company's Canadian subsidiary, New Era, has also previously used the former distributor as a distributor of the HARBOR products in Italy pursuant to a separate agreement. No legal claim has been filed nor has arbitration been invoked by the former distributor regarding this matter. No provision for any liability that may result upon resolution of this matter has been made in the accompanying financial statements. Should the former distributor initiate legal proceedings and prevail on such claims, the Company's business, financial condition and results of operations could be materially adversely affected.

FOREIGN EXCHANGE CONTRACTS

  The Company had foreign exchange contracts outstanding with notional amounts of $158,000 and $1,465,000 at June 30, 1995 and 1996, respectively. Risk equal to the notional amounts of these contracts arises from the possible inability of the counter parties to meet the terms of these contracts. The other parties to these contracts are major financial institutions. The Company does not expect any significant losses as a result of default by the other party. Gains and losses resulting from these contracts are insignificant and are recorded in general and administrative expense.

MANAGEMENT AND KEY EMPLOYEE COMPENSATION AGREEMENTS

  The Company has agreements with certain members of management that provide for the immediate acceleration of the exercisability of the options to purchase the Company's common stock held by these individuals and for cash bonuses if there is any reorganization, merger, or acquisition that results in a change in the Company's ownership by at least 50%. Under these agreements, the amount of additional compensation to be paid to each of these employees would be determined based on a formula which considers the purchase price paid for the Company and the amounts the preferred shareholders are entitled to receive through liquidation preferences. All of these agreements terminate immediately prior to the closing of an underwritten public offering of the Company's common stock registered under the Securities Act of 1933, as amended.

7. STOCKHOLDERS' EQUITY:

PREFERRED STOCK

  The Board of Directors has the authority to issue preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders.

  The Company's Series 1 preferred stock is initially convertible into common stock, on a one for one basis, subject to certain antidilution adjustments. Conversion is at the option of the holder, or is automatic upon the

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES earlier of the closing of a public offering of the Company's common stock at a price of not less than $10.00 per share, as amended by the Company's Board of Directors in July 1996, and an aggregate gross offering price to the public of not less than $10,000,000 or upon the election of 50% of the holders of the Series 1 preferred stock. The holders of preferred stock have voting rights equal to the number of shares of common stock into which the preferred stock is convertible. Further, holders of a certain majority of the outstanding shares of the Series 1 preferred stock must approve a merger or sale of substantially all the assets of the Company or amendments of the Articles of Incorporation. The preferred stockholders are entitled to elect two members of the Board of Directors.

  In the event of liquidation or merger, or upon the election of 50% of the holders of the Series 1 preferred stock, the holders of the Series 1 preferred stock are entitled to receive an initial preference amount of $5.50 per share and all declared but unpaid dividends. Thereafter, the property and/or cash shall be distributed 50% among the holders of Series 1 preferred stock and 50% to the holders of common stock until the holders of the Series 1 preferred stock have received $13.75 per share. Remaining assets shall be distributed to the common stockholders until each has received $13.75 per share and then ratably among the common and preferred stockholders, with the preferred stockholders sharing on an as converted basis.

  The holders of Series 1 preferred stock are entitled to receive a non-cumulative dividend of $0.38 per share, per annum, payable when, as and if declared by the Board of Directors. The holders of the Series 1 preferred stock also have certain registration rights.

INCENTIVE STOCK OPTION PLAN

  The Company terminated its 1988 Stock Option Plan and replaced it with a 1992 Stock Option Plan ("1992 Plan") under which 975,000 shares of common stock were reserved for issuance. During 1996, the Company increased the number of shares of common stock reserved under the 1992 Plan by 980,000 shares to 1,955,000 shares, of which 850,000 shares are subject to stockholder approval. All stock options outstanding or available for grant under the 1988 Stock Option Plan were canceled or terminated, respectively. Under the 1992 Plan, incentive stock options may be granted to employees, officers and directors and non-statutory stock options to employees, officers, directors or consultants at prices not lower than 100% and 85%, respectively of the fair market value of the Company's common stock at the date of grant as determined by the Board of Directors. Furthermore, the 1992 Plan provides that options are exercisable within the times, or upon the events determined by the Board of Directors, or by a committee of the Board appointed to administer the 1992 Plan, and are exercisable no later than seven years from the date of grant. Generally, options become exercisable as to 9/48 after nine months from the date of grant and ratably thereafter over three years and three months. Options to purchase 87,750 shares of the Company's common stock with an exercise price of $1.10 per share, however, become exercisable on the earlier to occur of the achievement of specified performance milestones or five years from the date of grant. In July 1996, the specified performance milestones were determined to be satisfied and all of these options became exercisable.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

  Option activity under the plan for the fiscal years 1994, 1995, and 1996 follows:

                                                    OPTIONS OUTSTANDING
                                   OPTIONS   ----------------------------------
                                  AVAILABLE               EXERCISE
                                  FOR GRANT   SHARES       PRICE       AMOUNT
                                  ---------  ---------  ------------ ----------
Balances, June 30, 1993..........   69,465     420,045     $0.70     $  295,000
Options reserved.................  400,000          --            --         --
Options granted.................. (348,350)    348,350   $0.70-$1.10    348,000
Options exercised................       --      (9,182)    $0.70         (6,000)
Options canceled.................   65,874     (65,874)  $0.70-$0.90    (47,000)
                                  --------   ---------  ------------ ----------
Balances, June 30, 1994..........  186,989     693,339   $0.70-$1.10    590,000
Options reserved.................   75,000          --            --         --
Options granted.................. (313,483)    313,483     $1.10        345,000
Options exercised................       --     (27,798)  $0.70-$1.10    (21,000)
Options canceled.................  182,796    (182,796)  $0.70-$1.10   (170,000)
                                  --------   ---------  ------------ ----------
Balances, June 30, 1995..........  131,302     796,228   $0.70-$1.10    744,000
Options reserved.................  980,000          --            --         --
Options granted.................. (355,150)    355,150  $1.10-$14.00  1,250,000
Options exercised................       --     (18,564)  $0.70-$1.10    (16,000)
Options canceled.................  114,311    (114,311)  $0.70-$1.10   (123,000)
                                  --------   ---------  ------------ ----------
Balances, June 30, 1996..........  870,463   1,018,503  $0.70-$14.00 $1,855,000
                                  ========   =========               ==========

  At June 30, 1996, 598,012 outstanding options were exercisable.

WARRANTS

  At June 30, 1996, the Company had issued fully exercisable warrants to purchase the following types of stock with the terms indicated:

                                                 NUMBER   EXERCISE
                 TYPE OF STOCK                  OF SHARES  PRICE      EXERCISE PERIOD
                 -------------                  --------- --------    ---------------
    Series 1 preferred.........................   15,000   $ 5.50  through December 1998
    Common.....................................   66,668   $ 0.90  through December 1998
    Common.....................................   75,000   $ 0.90  through January 1999
    Common.....................................  350,000   $ 3.20  through December 2000
    Common.....................................   75,000   $ 3.20  through April 2003
    Common.....................................    6,250   $12.80  through April 2003

  The warrant for 75,000 shares of common stock with an exercise price of $0.90 expires earlier than January 1999 if the Company closes an initial public offering at a specified price per share and the gross proceeds are at least $10,000,000 or upon a merger or reorganization. As of June 30, 1996, the Company has reserved 15,000 shares of its Series 1 preferred stock for exercise of these warrants and 587,917 shares of its common stock.

EMPLOYEE STOCK PURCHASE PLAN

  In June 1996, the Company's Board of Directors, subject to stockholder approval, authorized the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 250,000 shares of common stock for issuance under the Purchase Plan. Employees (including officers and employee directors of the Company) are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan will be implemented by a series of overlapping offering periods, each to be of approximately twenty-four months duration. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of any employee's compensation. The purchase price of the common stock under the purchase Plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the date on which the option is exercised. The Purchase Plan will terminate in June 2006, unless sooner terminated by the Board of Directors. As of June 30, 1996, no shares have been issued under the Purchase Plan.

DIRECTOR OPTION PLAN

  In June 1996, the Company's Board of Directors, subject to stockholder approval, authorized the 1996 Director Option Plan (the "Director Plan") and reserved a total of 100,000 shares of common stock for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the grant date. The Director Plan provides for an initial grant of options to purchase 15,000 shares of common stock to each non-employee director of the Company (an "Outside Director") upon the effective date of this offering at a per share exercise price equal to the initial public offering price. Each new non-employee director will automatically be granted an option to purchase 15,000 shares of common stock upon joining the Board of Directors. Subsequently, each Outside Director will automatically be granted an additional option to purchase 3,750 shares of common stock at the next meeting of the Board of Directors following the annual meeting of stockholders in each year beginning with the 1997 annual meeting of stockholders, if on such date, such Outside Director has served on the Board of Directors for at least six months. The term of such options is ten years. As of June 30, 1996, no shares have been issued under the Director Plan.

REINCORPORATION IN DELAWARE

  In June 1996, the Company's Board of Directors, subject to stockholder approval, authorized the reincorporation of the Company in Delaware. As a result of the reincorporation, the Company's authorized common stock will increase to 25,000,000 shares, with a par value of $0.001 per share, and, subject to the conversion of all outstanding preferred stock upon the completion of the initial public offering, the Company will be authorized to issue 5,000,000 shares of undesignated preferred stock.

8. INCOME TAXES:

  Income (loss) applicable to domestic and foreign income taxes follows (in thousands):

                                                           YEAR ENDED JUNE 30,
                                                           ---------------------
                                                            1994  1995    1996
                                                           ------ ----  --------
   Domestic............................................... $1,841 $73   $  3,737
   Foreign................................................    140 (50)   (11,239)
                                                           ------ ---   --------
                                                           $1,981 $23   $ (7,502)
                                                           ====== ===   ========

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

  Benefit from (provision for) income taxes comprises (in thousands):

                                                        YEAR ENDED JUNE 30,
                                                        ----------------------
                                                        1994    1995    1996
                                                        -----  ------  -------
   Current:
     Federal (net of benefit of operating loss
      carryforward of $737 in 1994, $600 in 1995 and
      $45 in 1996)..................................... $ (45) $ (580) $(1,100)
     State (net of benefit of operating loss
      carryforward of $64 in 1994, $44 in 1995 and $12
      in 1996).........................................   (25)     --     (218)
     Foreign...........................................   (70)    193       --
                                                        -----  ------  -------
                                                         (140)   (387)  (1,318)
                                                        -----  ------  -------
   Deferred:
     Federal...........................................    --   1,091      262
     State.............................................    --     100       91
     Foreign...........................................  (174)     --      (72)
                                                        -----  ------  -------
                                                         (174)  1,191      281
                                                        -----  ------  -------
   Decrease in valuation allowance.....................    --     820      923
                                                        -----  ------  -------
                                                        $(314) $1,624  $  (114)
                                                        =====  ======  =======

  Benefit from (provision for) income taxes relates to (in thousands):

                                                            YEAR ENDED JUNE
                                                                  30,
                                                           -------------------
                                                           1994    1995  1996
                                                           -----  ------ -----
   Operations............................................. $(273) $1,624 $(114)
   Gain on debt restructuring.............................   (41)     --    --
                                                           -----  ------ -----
                                                           $(314) $1,624 $(114)
                                                           =====  ====== =====

  The components of the deferred tax asset are as follows (in thousands):

                                                                   JUNE 30,
                                                                 --------------
                                                                  1995    1996
                                                                 ------  ------
   Deferred tax assets:
     Allowance for doubtful accounts receivable................. $  112  $  180
     Allowance for excess and obsolete inventories..............     26      50
     Depreciation and amortization..............................    707   1,092
     Accrual for warranty, royalties and other..................  1,116   1,452
     Net operating loss carryforwards...........................    949   1,164
     Tax credit carryforwards...................................    198      --
                                                                 ------  ------
       Total deferred tax assets................................  3,108   3,938
   Deferred tax liability:
     Purchased software products................................     --  (1,321)
   Valuation allowance..........................................   (923)     --
                                                                 ------  ------
       Net deferred tax assets.................................. $2,185  $2,617
                                                                 ======  ======

  The valuation allowance decreased $820,000 in fiscal year 1995, primarily due to the fact that management believed it is more likely than not that a portion of the deferred tax asset will be realized in the next two fiscal

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES years primarily because of its expectation that both the Company and certain of its subsidiaries will be profitable in fiscal years 1996 and 1997. At June 30, 1996, the Company reduced its valuation allowance and recorded the full amount of its net deferred tax assets, primarily because management believes that it is more likely than not that the Company will have continued profitability.

  The principal items accounting for the difference between income taxes computed at the U.S. statutory rate and the (provision for) benefit from income taxes reflected in the statements of operations are as follows (in thousands):

                                                         YEAR ENDED JUNE 30,
                                                         ----------------------
                                                         1994    1995    1996
                                                         -----  ------  -------
   United States statutory rate......................... $(674) $   (8) $ 2,551
   State taxes, net of federal benefit..................   (20)     (1)    (127)
   Foreign taxes, net...................................  (257)    193      (72)
   Utilization of operating loss carryforwards..........   674     644       --
   Change in valuation allowance........................    --     820      923
   Alternative minimum tax..............................   (37)     --        5
   Foreign sales corporation............................    --      --       60
   Non-deductible purchased research and development....    --      --   (3,454)
   Other................................................    --     (24)      --
                                                         -----  ------  -------
                                                         $(314) $1,624  $  (114)
                                                         =====  ======  =======

  The Company has net operating loss and general business tax credit carryforwards for federal income tax purposes which may be used to reduce future taxable income, if any, and federal income tax liability, respectively. The years in which these carryforwards expire and their amounts as of June 30, 1996 are as follows:

                                                         EXPIRATION
                                                            DATE      AMOUNTS
                                                        ------------ ----------
   U.S. federal net operating loss carryforwards....... Through 2007 $1,500,000
   Foreign net operating loss carryforwards............ None            480,000
   California state regular tax operating loss
    carryforwards...................................... Through 1997    135,000


  The Tax Reform Act of 1986 substantially changed the rules relating to net operating loss and tax credit carryforwards in the case of an ownership change of a corporation. The Company had such an ownership change, as defined, which has limited the amount of net operating loss carryforwards that can be used in any one year to approximately $135,000.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

9. SEGMENT INFORMATION:

  The Company is a supplier of high performance solutions for enterprise networked systems management. The Company provides software and services which enable IBM and IBM-compatible MVS mainframes to be used as "enterprise services" in distributed, heterogeneous client/server network environments. Its business falls into one industry segment. No one customer accounted for more than 10% of consolidated annual revenues in fiscal 1994, 1995 and 1996. The distribution of revenues between the United States, Canadian and European operations follows (in thousands):

                                                        YEAR ENDED JUNE 30,
                                                      -------------------------
                                                       1994     1995     1996
                                                      -------  -------  -------
   Revenues from unaffiliated customers:
     United States................................... $14,263  $16,105  $19,923
     Canada..........................................      --       --    1,258
     Europe..........................................   7,612   10,974   12,821
     Transfer from U.S. to Europe....................   4,243    5,221    5,620
     Eliminations....................................  (4,243)  (5,221)  (5,620)
                                                      -------  -------  -------
   Consolidated...................................... $21,875  $27,079  $34,002
                                                      =======  =======  =======

  The Company assembles its systems domestically and then sells these systems to its European subsidiaries for distribution in the European market. Internal selling prices are designed to allocate operating profits to the operating entity, with sales and service profits to the sales and service entities. Consolidated income (loss) before income taxes and extraordinary items comprised (in thousands):

                                                             YEAR ENDED JUNE
                                                                   30,
                                                            -------------------
                                                            1994 1995    1996
                                                            ---- ----  --------
   United States........................................... $480 $ 73  $  4,711
   Canada..................................................   --   --   (10,858)
   Europe..................................................  140  (50)   (1,355)
                                                            ---- ----  --------
                                                            $620 $ 23  $ (7,502)
                                                            ==== ====  ========

  Consolidated total assets comprised (in thousands):

                                                                    JUNE 30,
                                                                 ---------------
                                                                  1995    1996
                                                                 ------- -------
   United States................................................ $12,373 $10,858
   Canada.......................................................      --   5,857
   Europe.......................................................   7,627   9,210
                                                                 ------- -------
                                                                 $20,000 $25,925
                                                                 ======= =======

  Export sales were $276,000, $440,000 and $305,000 in fiscal years 1994, 1995 and 1996, respectively.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

10. SUPPLEMENTAL CASH FLOW DISCLOSURES (IN THOUSANDS):

                                                           YEAR ENDED JUNE 30,
                                                           -------------------
                                                            1994  1995  1996
                                                           ------ ---- -------
Interest paid............................................. $  329 $309 $   591
Income taxes paid......................................... $  106 $ 14 $   890
Noncash transactions from investing and financing
 activities:
  Property and equipment acquired from capital lease
   obligations............................................ $  267 $678      --
  Exchange of 363,636 shares of Series 1 preferred stock
   for a note payable due to a common shareholder......... $1,000   --      --
  Issuance of preferred and common stock warrants......... $   42   -- $    84
  Issuance of common stock for acquisition of Lennox and
   Partner GmbH...........................................     -- $ 46 $    19
  Issuance of common stock in lieu of recruiting expenses.     -- $  5      --
  Reclassification of inventory as rental equipment under
   property and equipment.................................     -- $230      --
  Reduction of property and equipment and accumulated
   depreciation for the disposal of fully depreciated
   assets.................................................     --   -- $ 4,127
Acquisition of New Era (see Note 2):
  Assets acquired, excluding cash.........................     --   -- $ 2,330
  Liabilities assumed.....................................     --   --  (3,473)
  Purchased software products.............................     --   --   3,199
  Purchased research and development......................     --   --  10,158
  Notes payable issued to former New Era stockholders (see
   Note 5)................................................     --   --  (1,328)
  Accrued liabilities for acquisition costs...............     --   --    (403)
  Issuance of common stock warrants.......................     --   --    (315)
                                                           ------ ---- -------
    Net cash payments.....................................     --   -- $10,168
                                                           ====== ==== =======

11. EMPLOYEE BENEFIT PLAN:

  The Company has a 401(k) Profit Sharing Plan (the "Plan") qualified under
Section 401(k) of the Internal Revenue Code of 1986. All full-time U.S. employees are eligible to participate in the Plan.

  Each eligible employee may elect to contribute to the Plan up to 15% of the employee's annual compensation. The Company, at the discretion of its board of directors, may make matching contributions to the Plan but has not done so for fiscal years 1994, 1995 and 1996.

12. PRO FORMA FINANCIAL STATEMENT INFORMATION:

  Upon the closing of the Company's initial public offering, each outstanding share of the Company's preferred stock will be converted automatically to common stock. The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet assuming the conversion had occurred as of June 30, 1996.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES

13. SUBSEQUENT EVENTS:

  In July 1996, the Company's Board of Directors authorized the outstanding shares of the predecessor California corporation's common stock and all classes of its preferred stock to be converted automatically into shares of the Delaware corporation's common stock and its preferred stock on a reverse one-for-two basis (see Note 7). All share and per share amounts in the consolidated financial statements have been restated to reflect the reverse stock split which will be effected upon the reincorporation of the Company in Delaware. This reincorporation and reverse stock split were approved by the Company's stockholders in July 1996.

  Effective July 26, 1996, the Company's stockholders approved the Company's Purchase Plan and Director Plan (see Note 7). In addition, the Company's stockholders approved the number of shares of common stock reserved for issuance under the Company's 1992 Plan, Purchase Plan, and Director Plan which totaled 1,955,000 shares, 250,000 shares and 100,000 shares, respectively (see
Note 7). In conjunction with this approval, the Company's stockholders also approved a further increase in the shares of common stock reserved under the Company's 1992 Plan, Purchase Plan, and Director Plan by an additional 150,000 shares, 100,000 shares and 50,000 shares, respectively. Following this approval, the total number of shares of common stock reserved for issuance under the Company's 1992 Plan, Purchase Plan, and Director Plan was 2,105,000 shares, 350,000 shares and 150,000 shares, respectively.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                                      AND
                         NEW ERA SYSTEMS SERVICES LTD.

                         PRO FORMA COMBINED CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

  On December 29, 1995, Interlink Computer Sciences, Inc. and Subsidiaries ("Interlink" or the "Company") acquired New Era Systems Services Ltd ("New Era") and its HARBOR product line in exchange for cash and notes payable totaling $12,400,000 and warrants to purchase 350,000 shares of its Common Stock with additional contingent earnout payments totaling up to $5,200,000 due January 31, 1997 and 1998. HARBOR is an enterprise level software product line providing systems management functions such as backup, restore, and distribution for centralized network management.

  The following unaudited pro forma financial statement gives effect to the acquisition of substantially all of the assets and liabilities of New Era by Interlink as if such acquisition had taken place as of July 1, 1995.

  The accompanying unaudited pro forma combined condensed consolidated statement of operations for the year ended June 30, 1996 combines the historical consolidated statement of operations of the Company for the year ended June 30, 1996 and the historical statement of operations of New Era for the six months ended November 30, 1995 as if the acquisition had occurred on July 1, 1995. The results of operations of New Era are only included for the six months ended November 30, 1995 as Interlink's historical results of operations for the year ended June 30, 1996 include the results of New Era since the date of acquisition on December 29, 1995. The unaudited pro forma combined condensed consolidated statement of operations gives effect to the acquisition using the purchase method of accounting based upon allocation of the purchase price of New Era, and the adjustments described in the notes attached hereto.

  The pro forma combined information is not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been consummated at the beginning of the periods presented. The pro forma combined information and related adjustments are based upon available information and upon certain assumptions which the Company believes are reasonable. The pro forma combined condensed consolidated statement of operations should be read in conjunction with the Company's and New Era's historical financial statements and notes thereto incorporated by reference or contained elsewhere herein.

  Certain line items are reclassified in order to remain consistent with the Company's financial presentation. The pro forma combined information is presented in U.S. dollars.

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                                      AND
                         NEW ERA SYSTEMS SERVICES LTD.

                          PRO FORMA COMBINED CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                            INTERLINK,   NEW ERA,
                               YEAR    NINE MONTHS
                              ENDED       ENDED      PRO FORMA
                             JUNE 30,  NOVEMBER 30, ADJUSTMENTS       PRO FORMA
                               1996        1995     (SEE NOTE 2)      COMBINED
                            ---------- ------------ ------------      ---------
Revenues:
  Product..................  $19,670      $2,473      $   (731)(F)     $21,412
  Maintenance and
   consulting..............   14,332       1,060          (313)(F)      15,079
                             -------      ------      --------         -------
    Total revenue..........   34,002       3,533        (1,044)         36,491
                             -------      ------      --------         -------
Cost of revenues:
  Product..................    3,413          60           (20)(F)       3,453
  Maintenance and
   consulting..............    4,594         367          (120)(F)       4,841
                             -------      ------      --------         -------
    Total cost of revenue..    8,007         427          (140)          8,294
                             -------      ------      --------         -------
Gross profit...............   25,995       3,106          (904)         28,197
Operating expenses
  Product development......    5,241         813          (389)(F)       5,665
  Sales and marketing......   13,316         829          (206)(F)      13,939
  General and
   administrative..........    3,954         440          (200)(F)       4,194
  Purchased research and
   development.............   10,158          --       (10,158)(A)          --
  Amortization of
   intangibles.............      321          --           321 (B)         642
                             -------      ------      --------         -------
    Total operating
     expenses..............   32,990       2,082       (10,632)         24,440
                             -------      ------      --------         -------
Operating income (loss)....   (6,995)      1,024         9,728           3,757
Other income (expense),
 net.......................       --         (92)           --             (92)
Interest income............      194          --           (90)(D)         104
Interest expense...........     (701)         (4)         (504)(C)(F)   (1,209)
                             -------      ------      --------         -------
     Income (loss) before
      benefit from
      (provision for)
      income taxes.........   (7,502)        928         9,134           2,560
Benefit from (provision
 for) income taxes.........     (114)        (15)          334 (E)(F)      205
                             -------      ------      --------         -------
      Net income (loss)....  $(7,616)     $  913      $  9,468         $ 2,765
                             =======      ======      ========         =======
Net income (loss) per
 share.....................  $ (2.44)                                  $  0.56
                             =======                                   =======
Shares used in per share
 calculations..............    3,127                     1,827 (G)       4,954
                             =======                  ========         =======

    See the accompanying notes to Pro Forma Combined Condensed Consolidated
                     Statements of Operations (unaudited).

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                                      AND
                         NEW ERA SYSTEMS SERVICES LTD.

  NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

1. PURCHASE PRICE ALLOCATION:

  The following outlines the current estimates for the purchase price of the acquisition of New Era. Management believes that there will be no material adjustments to this allocation, which is based on an independent appraisal of the assets purchased and liabilities assumed as follows (in thousands):

   Purchased research and development.................................. $10,158
   Purchased software products.........................................   3,199
                                                                        -------
                                                                         13,357
   Net book value of tangible assets acquired, net of liabilities
    assumed............................................................     356
                                                                        -------
                                                                        $13,001
                                                                        =======

  In addition, contingent consideration up to a total of $5,200,000 is payable in cash on January 31, 1997 and 1998, upon the attainment of certain targeted revenue levels for New Era software products and maintenance. These amounts represent additional consideration paid for the acquisition of New Era and up to $2,700,000 will be recorded as purchased research and development and expensed, if the products in research and development at the date of the acquisition are still under research and development, and up to $800,000 will be recorded as purchased software products. Amounts paid in excess of amounts allocated to purchased research and development and purchased software products will be recorded as goodwill and amortized over the remaining life of the goodwill, which is estimated at five years from the date of the acquisition.

2. PRO FORMA ADJUSTMENTS:

  To reflect (i) the amortization and depreciation resulting from the allocation of the New Era purchase price to the assets acquired based on their fair value, as determined by the management of Interlink and an independent appraiser, (ii) the changes in interest income and expense resulting from the reduction in cash and cash equivalents and additional borrowings, respectively, and (iii) the income tax impact of the foregoing, certain pro forma adjustments have been made to the accompanying pro forma combined condensed consolidated statements of operations, assuming that the purchase took place on July 1, 1995, as follows:

  (A) Elimination of a non-recurring charge of $10,158,000 for purchased research and development. Due to the non-recurring nature of the purchased research and development, it has been assumed to have been charged to operations before the beginning of the pro forma periods.

  (B) Records the amortization of purchased software over five years as if the acquisition occurred on July 1, 1995 resulting in amortization of $321,000 for the year ended June 30, 1996. Only six months of amortization is reflected in this adjustment for the year ended June 30, 1996 as Interlink's historical consolidated statement of operations included amortization of $321,000 for six months.

  (C) Records the interest expense of $492,000 for the year ended June 30, 1996 on additional short-term borrowings of $3,500,000 at a rate of 10.5% and additional long-term borrowings, including non-interest-bearing borrowings assumed or incurred in the acquisition, all totaling approximately $5,600,000. Only six months interest is included in the adjustment for the year ended June 30, 1996 as Interlink's historical consolidated statement of operations includes interest expense related to the acquisition for six months.

  (D) Records the decrease in interest income resulting from the reduction of cash available for investment of approximately $4,500,000 disbursed in the acquisition.

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                                      AND
                         NEW ERA SYSTEMS SERVICES LTD.

  NOTES TO PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


  (E) Adjusts the historical tax benefit of the Company for the tax benefit realized from the deductible portion of entries (B), (C), and (D) at 40% for Interlink and 45% for New Era, the incremental tax rate for each company.

  (F) Elimination of New Era's results of operations for the three months ended May 31, 1995 from New Era's results of operations for the nine months ended November 30, 1995 as Interlink's historical results of operations for the year ended June 30, 1996 includes the results of operations of New Era for six months from December 29, 1995, the date of acquisition, to June 30, 1996.

  (G) Increases shares used in the per share calculation for the dilutive impact of the conversion of 1,230,000 shares of Series 1 Preferred Stock to Common Stock on a one-for-one basis and the outstanding options and warrants using the modified treasury stock method.

                               AUDITORS' REPORT

To the Directors of
 New Era Systems Services Ltd.

  We have audited the consolidated balance sheets of New Era Systems Services Ltd. as at February 28, 1994 and 1995 and the consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended February 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of New Era Systems Services Ltd. as at February 28, 1994 and 1995 and the results of its operations and the changes in its financial position for each of the years in the three year period ended February 28, 1995 in accordance with accounting principles generally accepted in the United States.

                                          Ernst & Young
                                          Chartered Accountants

Calgary, Canada
May 1, 1995

                         NEW ERA SYSTEMS SERVICES LTD.

                          CONSOLIDATED BALANCE SHEETS

                             (IN CANADIAN DOLLARS)

                                              FEBRUARY 28,
                                         ------------------------  NOVEMBER 30,
                                            1994         1995          1995
                                         -----------  -----------  ------------
                                                                   (UNAUDITED)
            ASSETS [note 4]
Current:
  Cash and cash equivalents............. $   182,409  $   276,147  $   762,032
  Accounts receivable (net of $160,000
   allowance for doubtful
   accounts at November 30, 1995; nil -
   February 28, 1995 and 1994)..........   1,493,654    1,522,294    1,066,975
  Prepaid expenses......................      26,945       46,418       51,934
  Investment tax credit receivable......     772,921      620,784    1,142,784
  Current portion of long-term receiv-
   ables [note 2].......................          --       40,026       88,645
                                         -----------  -----------  -----------
      Total current assets..............   2,475,929    2,505,669    3,112,370
Long-term receivables [note 2]..........     220,467      385,602      441,399
Investment in New Era Software Inc. ....      26,089      134,041      124,118
Fixed assets [note 3]...................     440,096      429,630      512,409
                                         -----------  -----------  -----------
      Total assets...................... $ 3,162,581  $ 3,454,942  $ 4,190,296
                                         ===========  ===========  ===========
  LIABILITIES AND SHAREHOLDERS' EQUITY
              (DEFICIENCY)
Current:
  Bank indebtedness [note 4]............ $   160,000  $    96,000           --
  Accounts payable and accrued liabili-
   ties.................................     770,340      431,959  $   345,739
  Current portion of deferred revenue
   [note 5].............................     344,625    1,658,221      859,083
  Current portion of long-term debt
   [note 6].............................      45,794       51,355      157,615
                                         -----------  -----------  -----------
      Total current liabilities.........   1,320,759    2,237,535    1,362,437
                                         -----------  -----------  -----------
Long-term debt [note 6].................   1,478,715    2,129,323    2,461,991
                                         -----------  -----------  -----------
Deferred revenue [note 5]...............      78,030       77,471       76,082
                                         -----------  -----------  -----------
Commitments [note 9]
Shareholders' equity (deficiency)
Share capital [note 7]..................   2,413,342    2,599,807    2,628,125
Deficit.................................  (2,128,265)  (3,589,194)  (2,338,339)
                                         -----------  -----------  -----------
      Total shareholders' equity
       (deficiency).....................     285,077     (989,387)     289,786
                                         -----------  -----------  -----------
      Total liabilities and
       shareholders' equity
       (deficiency)..................... $ 3,162,581  $ 3,454,942  $ 4,190,296
                                         ===========  ===========  ===========

                             See accompanying notes

                         NEW ERA SYSTEMS SERVICES LTD.

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

                             (IN CANADIAN DOLLARS)

                                                                   NINE MONTHS ENDED
                               YEARS ENDED FEBRUARY 28,              NOVEMBER 30,
                          ------------------------------------  ------------------------
                             1993        1994         1995         1994         1995
                          ----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Revenue [note 5]........  $2,570,680  $ 3,857,592  $ 3,937,725  $ 2,694,495  $ 4,839,137
                          ----------  -----------  -----------  -----------  -----------
Expenses:
  Sales and marketing...   1,176,358    2,635,110    2,647,208    2,156,225    1,533,039
  General and adminis-
   trative..............     571,501      588,861      758,599      514,258      586,516
  Research and develop-
   ment.................   1,487,450    1,459,470    1,583,174    1,166,332    1,060,731
  Royalties.............      49,881       70,524      103,369       39,021      102,152
  Depreciation..........     125,032      205,310      238,148      178,553      147,465
  Interest on long-term
   debt.................      24,202       21,950       19,787       14,911        5,654
  Restructuring of U.S.
   operations...........          --       86,727      116,613       52,124        5,348
  Foreign exchange
   (gain) loss..........     (83,638)     (86,549)       3,952       14,703      117,571
  Gain on sale of soft-
   ware assets..........    (110,063)          --       (8,570)          --           --
                          ----------  -----------  -----------  -----------  -----------
      Total expenses....   3,240,723    4,981,403    5,462,280    4,136,127    3,558,476
                          ----------  -----------  -----------  -----------  -----------
Income (loss) from oper-
 ations.................    (670,043)  (1,123,811)  (1,524,555)  (1,441,632)   1,280,661
Equity earnings (loss)
 from investment
 [note 1]...............    (107,237)     (24,607)      87,640       52,714       (9,923)
                          ----------  -----------  -----------  -----------  -----------
Income (loss) before
 income taxes...........    (777,280)  (1,148,418)  (1,436,915)  (1,388,918)   1,270,738
Current income taxes
 (recovery) [note 8]....     (57,990)      14,405       24,014        8,173       19,883
                          ----------  -----------  -----------  -----------  -----------
Net income (loss) for
 the period.............  $ (719,290) $(1,162,823) $(1,460,929) $(1,397,091) $ 1,250,855
                          ==========  ===========  ===========  ===========  ===========
Deficit, beginning of
 period.................  $ (246,152) $  (965,442) $(2,128,265) $(2,128,265) $(3,589,194)
                          ----------  -----------  -----------  -----------  -----------
Deficit, end of period..  $ (965,442) $(2,128,265) $(3,589,194) $(3,525,356) $(2,338,339)
                          ==========  ===========  ===========  ===========  ===========
Earnings (loss) per
 share..................  $    (4.01) $     (5.35) $     (6.25) $     (5.98) $      5.35
                          ==========  ===========  ===========  ===========  ===========
Shares used in per share
 calculation............     179,370      217,287      233,817      233,767      233,966
                          ==========  ===========  ===========  ===========  ===========


                             See accompanying notes

                         NEW ERA SYSTEMS SERVICES LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (IN CANADIAN DOLLARS)

                                                                NINE MONTHS ENDED
                             YEARS ENDED FEBRUARY 28,              NOVEMBER 30,
                         -----------------------------------  -----------------------
                           1993        1994         1995         1994         1995
                         ---------  -----------  -----------  -----------  ----------
                                                                   (UNAUDITED)
Cash flows from operat-
 ing activities:
 Net income (loss) for
  the period............ $(719,290) $(1,162,823) $(1,460,929) $(1,397,091) $1,250,855
 Add (deduct) items not
  requiring cash:
  Depreciation..........   125,032      205,310      238,148      178,553     147,465
  Gain on sale of soft-
   ware assets..........  (110,063)          --       (8,570)          --          --
  Equity (earnings) loss
   from investment......   107,237       24,607      (87,640)     (52,714)      9,923
 Net change in non-cash
  working capital
  balances related to
  operations [note 10]..   525,519     (608,902)     706,054      583,439  (1,067,678)
                         ---------  -----------  -----------  -----------  ----------
    Net cash provided by
     (used in) operating
     activities.........   (71,565)  (1,541,808)    (612,937)    (687,813)    340,565
                         ---------  -----------  -----------  -----------  ----------
Cash flows from invest-
 ing activities:
 Additions to fixed as-
  sets..................  (298,240)    (322,336)    (239,003)     (98,612)   (230,244)
 Proceeds on sale of
  fixed assets..........        --           --       19,891           --          --
 Investment.............        --           --      (20,312)          --          --
                         ---------  -----------  -----------  -----------  ----------
    Net cash used in
     investing
     activities.........  (298,240)    (322,336)    (239,424)     (98,612)   (230,244)
                         ---------  -----------  -----------  -----------  ----------
Cash flows from financ-
 ing activities:
 Increase in notes re-
  ceivable..............   (38,967)     (16,500)     (16,500)     (12,375)    (12,375)
 Proceeds from long-term
  debt..................   954,119      606,651      698,283      705,870     489,932
 Repayment of long-term
  debt..................   (10,057)     (26,204)     (42,114)     (66,913)    (51,004)
 Issue of share capital.   712,991      739,495        2,500        2,500       4,925
 Issue of share options.        --           --           --           --       6,700
 Net change in non-cash
  working capital
  balances related to
  financing [note 10]...  (834,231)     307,112      303,930      190,400     (62,614)
                         ---------  -----------  -----------  -----------  ----------
    Net cash provided by
     financing
     activities.........   783,855    1,610,554      946,099      819,482     375,564
                         ---------  -----------  -----------  -----------  ----------
Net increase (decrease)
 in cash and cash
 equivalents during
 period.................   414,050     (253,590)      93,738       33,057     485,885
Cash and cash
 equivalents, beginning
 of period..............    21,949      435,999      182,409      182,409     276,147
                         ---------  -----------  -----------  -----------  ----------
Cash and cash equiva-
 lents, end of period... $ 435,999  $   182,409  $   276,147  $   215,466  $  762,032
                         =========  ===========  ===========  ===========  ==========
Supplemental disclosure
 of cash flow
 information:
 Interest paid on long-
  term debt............. $  24,202  $    21,950  $    19,787  $    14,911  $    5,654
 Income taxes paid (re-
  covered)..............   (57,990)      14,405       24,014        8,173      19,883
 Proceeds on sale of
  software..............   157,933           --           --           --          --
 Investment.............  (157,933)          --           --           --          --

                             See accompanying notes

                         NEW ERA SYSTEMS SERVICES LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


1. SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The Company is incorporated under the laws of Canada and the consolidated financial statements are presented in Canadian dollars.

BASIS OF CONSOLIDATION

  The consolidated financial statements include the accounts of Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH EQUIVALENTS

  The Company considers all investments with a maturity of three months or less from the date of purchase and money market funds to be cash equivalents.

REVENUE RECOGNITION

  Revenue from product sales is recognized upon delivery of the software, if collectability is probable and remaining obligations are insignificant. Estimated returns and provisions for estimated insignificant costs are recorded upon shipment. Maintenance and support revenues, including revenue bundled with initial licensing fees, are recognized ratably over the contractual period of customer support.

FIXED ASSETS

  Fixed assets are stated at cost and depreciated on the straight-line basis over estimated useful lives of the assets. These lives are generally two years for computer equipment and software and five years for furniture and equipment. Automobiles are amortized over the remaining term of the lease. Upon disposal, assets and related accumulated depreciation are removed from the accounts and the related gain or loss is included in operations.

PRODUCT DEVELOPMENT COSTS

  Costs related to the conceptual formulation and design of software products are expensed as product development while costs incurred subsequent to establishing technological feasibility of software products are capitalized, if material, until general release of the product. There have been no product development costs capitalized since the Company began active business operations.

INVESTMENT

  The Company accounts for its investment in New Era Software Inc., using the equity method. On December 1, 1994, additional shares were issued by New Era Software Inc. diluting the Company's ownership interest from 40% to 34.2%.

INCOME TAXES

  Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". Under SFAS 109, deferred tax assets and liabilities are

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

FOREIGN CURRENCY TRANSLATION

  The Company's functional currency is Canadian dollars. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates in effect on the dates the assets were acquired or liabilities were assumed. Revenues and expenses are translated at rates of exchange prevailing on the transaction dates. Gains and losses on translation are reflected in income when incurred.

INVESTMENT TAX CREDITS

  Investment tax credits relating to software development are recognized at such time as their recovery is reasonably assured and are recorded as a reduction of research and development expenses.

INTERIM FINANCIAL DATA (UNAUDITED)

  The unaudited financial statements for the nine months ended November 30, 1994 and 1995 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations, in accordance with accounting principles generally accepted in the United States.

EARNINGS (LOSS) PER SHARE

  Earnings (loss) per common and common equivalent share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options using the treasury stock method.


2. LONG TERM RECEIVABLES

                                                    FEBRUARY 28,
                                                  ----------------- NOVEMBER 30,
                                                    1994     1995       1995
                                                  -------- -------- ------------
   Leases receivable.............................       -- $188,661   $280,702
   NOTE RECEIVABLE FROM AFFILIATE:
   HTS Hi-Tech Systems Ltd.
     Note receivable............................. $165,000  165,000    165,000
     Interest receivable.........................   55,467   71,967     84,342
                                                  -------- --------   --------
                                                   220,467  425,628    530,044
     Less current portion........................       --   40,026     88,645
                                                  -------- --------   --------
                                                  $220,467 $385,602   $441,399
                                                  ======== ========   ========

  Leases receivable are sales-type leases, which relate to the sale of HARBOR software. The above amount represents the future aggregate minimum lease payments over the next four years.

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


  The note receivable from HTS Hi-Tech Systems Ltd., a shareholder, has no specified terms of repayment, bears interest at 10% per annum and has 20,000 Class A preferred shares of the Company pledged as collateral.

3. FIXED ASSETS

                                             FEBRUARY 28,
                             ---------------------------------------------
                                     1994                   1995              NOVEMBER 30, 1995
                             --------------------- ----------------------- -----------------------
                                      ACCUMULATED             ACCUMULATED             ACCUMULATED
                               COST   DEPRECIATION    COST    DEPRECIATION    COST    DEPRECIATION
                             -------- ------------ ---------- ------------ ---------- ------------
   Computer equipment......  $658,288   $384,014   $  683,424   $501,889   $  755,093   $535,657
   Computer software.......   111,546     91,499      264,935    123,519      365,801    177,065
   Furniture and fixtures..   112,313     29,493      109,509     43,791      130,899     61,219
   Automobiles.............    75,546     12,591       75,546     38,719       75,546     45,123
   Trademark...............        --         --        4,134         --        4,134         --
                             --------   --------   ----------   --------   ----------   --------
                             $957,693   $517,597   $1,137,548   $707,918   $1,331,473   $819,064
                             ========   ========   ==========   ========   ==========   ========
   Net book value..........        $440,096               $429,630                $512,409
                             =================     ===================     ===================

4. BANK INDEBTEDNESS

  The Company has a $480,000 revolving credit facility. Amounts outstanding under the facility bear interest at bank prime plus 1%. The Company has pledged as collateral a general security agreement against all assets.

5. DEFERRED REVENUE

                                                   FEBRUARY 28,
                                                ------------------- NOVEMBER 30,
                                                  1994      1995        1995
                                                -------- ---------- ------------
   Unearned maintenance revenue................ $422,655 $  612,138   $935,165
   Prepaid royalties...........................       --  1,123,554         --
                                                -------- ----------   --------
                                                 422,655  1,735,692    935,165
   Less current portion........................  344,625  1,658,221    859,083
                                                -------- ----------   --------
                                                $ 78,030 $   77,471   $ 76,082
                                                ======== ==========   ========

  Prepaid royalties relate to amounts received in advance from Hitachi Data Systems Corporation with respect to the marketing rights acquired for the sale of HARBOR software in the United States.

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


6. LONG-TERM DEBT

                                                FEBRUARY 28,
                                            --------------------- NOVEMBER 30,
                                               1994       1995        1995
                                            ---------- ---------- ------------
   Western Economic Diversification loan
   #1...................................... $  888,097 $  888,097  $  888,097
   Western Economic Diversification loan
   #2......................................    530,549  1,228,832   1,714,764
   Obligation under capital leases.........    105,863     63,749      16,745
                                            ---------- ----------  ----------
                                             1,524,509  2,180,678   2,619,606
   Less current portion....................     45,794     51,355     157,615
                                            ---------- ----------  ----------
                                            $1,478,715 $2,129,323  $2,461,991
                                            ========== ==========  ==========

  On June 12, 1995 the Western Economic Diversification agreement regarding loan #1 was amended, such that it is repayable in quarterly installments commencing June 30, 1996. Interest does not accrue until 1996 and only if any amount remains unpaid 30 days after the due date. Interest accrues at 3% above the Bank of Canada rate. Installments may be accelerated if certain conditions are met.

  On June 12, 1995 the Western Economic Diversification agreement regarding loan #2 was amended, such that it is repayable in quarterly installments commencing June 30, 1996. Interest of 3% above the Bank of Canada rate does not accrue until 1996 and only if any amount remains unpaid 30 days after the due date. Installments may be accelerated if certain conditions are met.

  The future principal repayments of the Western Diversification loans and obligation under capital leases are as follows:

                                        WESTERN DIVERSIFICATION OBLIGATION UNDER
                                                 LOANS           CAPITAL LEASE
                                        ----------------------- ----------------
      1996 (Three months)..............       $  140,870            $16,745
      1997.............................          280,000                 --
      1998.............................          300,000                 --
      1999.............................          320,000                 --
      2000.............................          320,000                 --
      Thereafter.......................        1,241,991                 --
                                              ----------            -------
                                              $2,602,861            $16,745
                                              ==========            =======

7. SHARE CAPITAL

AUTHORIZED

  Unlimited Class A common shares, restricted as to dividend payments thereon unless the net realizable value of assets less liabilities exceeds the combined redemption value of Class A and Class B preferred shares

  100,000 Class A, 8% cumulative preferred non-voting shares, redeemable at the option of the company or the holder at $8.25 per share on or after September 1, 1993

  100,000 Class B, 8% cumulative preferred non-voting shares, redeemable at the option of the company or the holder at $8.25 per share on or after September 1, 1993

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


                                                             NOVEMBER 30, 1995
                                                           ---------------------
                                                           NUMBER
                                                             OF
                                                           SHARES  CONSIDERATION
                                                           ------- -------------
     COMMON SHARES
     Class A.............................................. 233,867  $1,989,431
     Issued for cash......................................     197       4,925
     Proceeds on sale of options..........................      --       6,700
                                                           -------  ----------
                                                           234,064  $2,001,056
                                                           =======  ==========
     PREFERRED SHARES
     Class A..............................................  70,000  $  577,500
     Class B..............................................  30,000     247,500
                                                           -------  ----------
                                                           100,000     825,000
                                                           -------  ----------
     Notes receivable from employees......................      --    (197,931)
                                                           -------  ----------
                                                           334,064  $2,628,125
                                                           =======  ==========

                                                      FEBRUARY 28,
                            -----------------------------------------------------------------
                                    1993                  1994                  1995
                            --------------------- --------------------- ---------------------
                            NUMBER                NUMBER                NUMBER
                              OF                    OF                    OF
                            SHARES  CONSIDERATION SHARES  CONSIDERATION SHARES  CONSIDERATION
                            ------- ------------- ------- ------------- ------- -------------
   COMMON SHARES
   Class A................. 149,934  $  534,445   200,806  $1,247,436   233,767  $1,986,931
   Issued for cash.........  50,872     712,991    32,961     739,495       100       2,500
                            -------  ----------   -------  ----------   -------  ----------
                            200,806  $1,247,436   233,767  $1,986,931   233,867  $1,989,431
                            =======  ==========   =======  ==========   =======  ==========
   PREFERRED SHARES
   Class A.................  70,000  $  577,500    70,000  $  577,500    70,000  $  577,500
   Class B.................  30,000     247,500    30,000     247,500    30,000     247,500
                            -------  ----------   -------  ----------   -------  ----------
                            100,000  $  825,000   100,000  $  825,000   100,000  $  825,000
                            =======  ==========   =======  ==========   =======  ==========
   Notes receivable
    from employees.........      --  $ (472,145)       --  $ (398,589)       --  $ (214,624)
                            -------  ----------   -------  ----------   -------  ----------
                            308,806  $1,600,291   333,767  $2,413,342   333,867  $2,599,807
                            =======  ==========   =======  ==========   =======  ==========

  Included in the Class A and Class B preferred shares is a contributed surplus of $507,500 and $205,500 respectively.

  The dividends on the Class A and Class B, 8% cumulative preferred non-voting shares have not been declared or paid. As at November 30, 1995, the cumulative amount in arrears are $219,450 (February 28, 1995--$184,800; February 28, 1994--$138,600) and $94,050 (February 28, 1995--$79,200; February 28, 1994--
$59,400) respectively.

  At November 30, 1995 directors, officers and employees held options to purchase 50,000 Class A common shares of the Company at a price of $15 per share. The options expire on February 28, 1998.

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


  Upon the issue of common shares from treasury, or under option, the proceeds are credited to the common stock account. No charges are made against income with respect to these transactions, as the options are issued at fair market value.

  The notes receivable from employees represent advances to employees of the Company and one of its wholly owned subsidiaries to purchase Class A common shares. The notes bear interest at rates between 6% and 11% per annum and are repayable over three to ten years. The common shares purchased have been pledged as collateral for the notes receivable.

8. INCOME TAXES

  The provision for income taxes differs from the amount that would have been expected by applying corporate income tax rates to income before income taxes. The principal reasons for this difference are as follows:

                                                                NINE MONTHS ENDED
                              YEARS ENDED FEBRUARY 28,            NOVEMBER 30,
                          ----------------------------------  ----------------------
                             1993        1994        1995        1994        1995
                          ----------  ----------  ----------  ----------  ----------
Domestic income (loss)
 before income taxes....  $ (515,283) $ (348,817) $ (647,530) $ (536,783) $ (227,545)
Foreign income (loss)
 before income taxes....    (261,997)   (800,101)   (789,385)   (852,135)  1,498,283
                          ----------  ----------  ----------  ----------  ----------
Income (loss) before
 income taxes...........    (777,280) (1,148,918) (1,436,915) (1,388,918)  1,270,738
                          ----------  ----------  ----------  ----------  ----------
Expected tax expense
 (recovery).............    (344,646)   (509,209)   (637,128)   (619,180)    566,495
Add (deduct) impact of:
  Non-taxable portion of
   royalty income.......     (19,860)    (12,705)    (34,791)     21,862      19,860
  Investment tax credit
   earned...............     (34,698)    (31,703)    (62,672)    (63,436)    (55,342)
  Non-taxable portion of
   capital gain.........     (12,200)         --          --          --          --
  Non-deductible equity
   loss (earnings)......      47,549      10,911     (38,859)     23,373       4,399
  Foreign rate
   differences..........      27,733      79,158      74,307     123,256     (52,312)
  Other.................      26,836     (70,797)     97,563      61,930      69,704
                          ----------  ----------  ----------  ----------  ----------
                            (309,286)   (534,345)   (601,580)   (452,195)    552,804
Less change in valuation
 allowance..............     251,296     548,750     625,594     460,368    (532,921)
                          ----------  ----------  ----------  ----------  ----------
                          $  (57,990) $   14,405    $ 24,014  $    8,173  $   19,883
                          ==========  ==========  ==========  ==========  ==========

  As at November 30, 1995, the Company had net operating losses carried forward for income taxes purposes of approximately $195,348 which are available to be carried forward to future periods. These losses expire as follows:

                                                        CANADA IRELAND   TOTAL
                                                        ------ -------- --------
   1999................................................ $1,021       -- $  1,021
   Indefinitely........................................     -- $194,327  194,327
                                                        ------ -------- --------
                                                        $1,021 $194,327 $195,348
                                                        ====== ======== ========

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


  The Company has investment tax credits of $370,000 available as a reduction of future years' taxes payable. These credits expire in 2002 ($53,000), 2003 ($32,000), 2004 ($41,000), 2005 ($79,000) and 2006 ($165,000).

  The deferred tax asset primarily represents research and development expenditures charged against income in the financial statements but not yet deducted for income tax purposes. As there is substantial uncertainty as to whether these deductions will be utilized, the Company has established a valuation allowance to recognize this uncertainty.

                                     FEBRUARY 28,                  NOVEMBER 30,
                            ---------------------------------  ----------------------
                              1993       1994        1995         1994        1995
                            ---------  ---------  -----------  -----------  ---------
   Deferred tax asset...... $ 251,296  $ 800,046  $ 1,425,640  $ 1,260,414  $ 892,719
   Valuation allowance.....  (251,296)  (800,046)  (1,425,640)  (1,260,414)  (892,719)
                            ---------  ---------  -----------  -----------  ---------
   Net deferred tax asset..        --         --           --           --         --
                            =========  =========  ===========  ===========  =========

9. COMMITMENTS

  Future minimum lease payments over the next five years under the Company's office leases are as follows:

      1996 (three months).............................................. $ 42,413
      1997.............................................................  169,650
      1998.............................................................  163,962
      1999.............................................................  156,000
      2000.............................................................  156,000
      Thereafter.......................................................   13,000
                                                                        --------
                                                                        $701,025
                                                                        ========

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


10. NET CHANGE IN NON-CASH WORKING CAPITAL

                                                                NINE MONTHS ENDED
                              YEARS ENDED FEBRUARY 28,            NOVEMBER 30,
                          ----------------------------------  ----------------------
                            1993        1994         1995       1994        1995
                          ---------  -----------  ----------  ---------  -----------
(INCREASE) DECREASE IN
CURRENT ASSETS
 Accounts receivable....  $ (39,577) $(1,020,678) $  (28,640) $ 206,491  $   455,319
 Prepaid expenses.......      5,826      (19,043)    (19,473)   (30,043)      (5,516)
 Investment tax credit
  receivable............   (161,885)     (93,858)    152,137    250,921     (522,000)
 Lease receivable.......         --           --    (188,661)    (4,125)     (92,041)
 Notes receivable from
  employees.............   (292,437)      73,556     183,965    175,204       16,693
                          ---------  -----------  ----------  ---------  -----------
                          $(488,073) $(1,060,023) $   99,328  $ 598,448  $  (147,545)
                          =========  ===========  ==========  =========  ===========
INCREASE (DECREASE) IN
 CURRENT LIABILITIES
 Bank indebtedness......         --  $   160,000  $  (64,000) $(160,000) $   (96,000)
 Accounts payable and
  accrued liabilities...  $  (7,189)     419,628    (338,381)   335,755      (86,220)
 Deferred maintenance
  revenue...............    186,550      178,605   1,313,037       (364)    (800,527)
                          ---------  -----------  ----------  ---------  -----------
                            179,361      758,233     910,656    175,391     (982,747)
                          ---------  -----------  ----------  ---------  -----------
                          $(308,712) $  (301,790) $1,009,984  $ 773,839  $(1,130,292)
                          =========  ===========  ==========  =========  ===========
NET CHANGE IN NON-CASH
WORKING CAPITAL BALANCES
RELATED TO:
 Operating..............  $ 525,519  $  (608,902) $  706,054  $ 583,439  $(1,067,678)
 Financing..............   (834,231)     307,112     303,930    190,400      (62,614)
                          ---------  -----------  ----------  ---------  -----------
                          $(308,712) $  (301,790) $1,009,984  $ 773,839  $(1,130,292)
                          =========  ===========  ==========  =========  ===========

11. SUBSEQUENT EVENTS

  On December 28, 1995 the Company sold its 34.2% interest in New Era Software Inc. and the royalty rights to certain software owned by New Era Software Inc. for net cash consideration of U.S. $540,000.

  On December 29, 1995, 100% of the issued and outstanding common shares of the Company were acquired by Interlink Computer Sciences, Inc. Immediately prior to this acquisition all of the Class A preferred shares of the Company were redeemed for aggregate consideration of $808,500, including unpaid dividends.

                         NEW ERA SYSTEMS SERVICES LTD.

                             (IN CANADIAN DOLLARS)

          Information for the nine months ended November 30, 1994 and information for periods subsequent to February 28, 1995 is unaudited


12. SEGMENTED INFORMATION

  The Company is involved in three distinct geographic segments.

                                                                 NINE MONTHS ENDED
                              YEARS ENDED FEBRUARY 28,              NOVEMBER 30,
                         ------------------------------------  -----------------------
                            1993        1994         1995         1994         1995
                         ----------  -----------  -----------  -----------  ----------
REVENUES:
  Canada................ $1,719,017  $ 2,613,710  $ 1,984,688  $ 1,519,033  $2,581,708
  United States.........    851,663      856,100    1,134,611      766,090   1,370,104
  Ireland...............         --      387,782      818,426      409,372     887,325
                         ----------  -----------  -----------  -----------  ----------
    Total revenues...... $2,570,680  $ 3,857,592  $ 3,937,725  $ 2,694,495  $4,839,137
                         ==========  ===========  ===========  ===========  ==========
OPERATING INCOME:
  Canada................ $ (408,046) $  (323,710) $  (735,170) $  (589,497) $ (217,622)
  United States.........   (261,997)    (735,244)    (583,604)    (534,430)  1,305,417
  Ireland...............         --      (64,857)    (205,781)    (317,705)    192,866
                         ----------  -----------  -----------  -----------  ----------
    Total operating
     income............. $ (670,043) $(1,123,811) $(1,524,555) $(1,441,632) $1,280,661
                         ==========  ===========  ===========  ===========  ==========
                                    FEBRUARY 28,                    NOVEMBER 30,
                         ------------------------------------  -----------------------
                            1993        1994         1995         1994         1995
                         ----------  -----------  -----------  -----------  ----------
ASSETS:
  Canada................ $1,389,923  $ 1,804,852  $ 1,921,001  $ 1,564,247  $2,121,554
  United States.........    783,750      966,699      897,420      662,388   1,283,489
  Ireland...............         --      391,030      636,521      355,681     785,253
                         ----------  -----------  -----------  -----------  ----------
    Total assets........ $2,173,673  $ 3,162,581  $ 3,454,942  $ 2,582,316  $4,190,296
                         ==========  ===========  ===========  ===========  ==========

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Consolidated Financial Data......................................   19
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   20
Business..................................................................   30
Management................................................................   44
Certain Transactions......................................................   51
Principal Stockholders....................................................   52
Description of Capital Stock..............................................   54
Shares Eligible for Future Sale...........................................   57
Underwriting..............................................................   59
Legal Matters.............................................................   60
Experts...................................................................   60
Additional Information....................................................   60
Glossary..................................................................   61
Index to Consolidated Financial Statements................................  F-1

                                  ------------

 UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVERING A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             2,000,000 SHARES

                     [LOGO OF INTERLINK COMPUTER SCIENCES APPEARS HERE]
                                  COMMON STOCK

                                    --------

                                   PROSPECTUS

                                    --------

                             VOLPE, WELTY & COMPANY

                             PUNK, ZIEGEL & KNOELL

                                       , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                 ITEM
                 ----
   SEC registration fee............................................. $   17,448
   NASD filing fee..................................................      5,560
   Nasdaq National Market listing fees..............................     41,393
   Accounting fees and expenses.....................................    400,000
   Blue Sky fees and expenses.......................................     15,000
   Legal fees and expenses..........................................    375,000
   Printing and engraving fees and expenses.........................    125,000
   Transfer Agent and Registrar fees................................     15,000
   Miscellaneous....................................................      5,599
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and other corporate agents in the terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1993, as amended (the "Act"). The Registrant's Certificate of Incorporation to be filed upon the closing of the offering to which this Registration Statement relates (Exhibit 3.3 hereto) and the Registrant's Bylaws (Exhibit 3.4 hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant also intends to enter into agreements with its directors and executive officers that will require the Registrant among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the fullest extent not prohibited by Delaware law.

  The Underwriting Agreement provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  On various dates since June 30, 1993, Registrant sold and issued: (i) an aggregate of 55,544 shares (net of repurchases) of its Common Stock, which were not registered under the Securities Act, to 23 employees and consultants pursuant to the exercise of stock options under the 1992 Plan at an aggregate purchase price of $43,703; (ii) shares of Series 1 Preferred Stock convertible into a total of 1,229,714 shares to a group of sophisticated investors at a price per share of $5.50; (iii) warrants to purchase a total of 350,000 shares of the Company's Common Stock to the shareholders of New Era with an exercise price of $3.20 in connection with the acquisition of New Era; (iv) granted warrants to purchase a total of 66,668 shares of the Company's Common Stock at an exercise price of $0.90 pursuant to bridge financings from investors; (v) a warrant to purchase a total of 75,000 shares of the Company's Common Stock at an exercise price of $.90 pursuant to a negotiation of a line of credit from an institutional lender; (vi) a warrant for 62,500 shares of the Company's Common Stock at an exercise price of $3.20 and a warrant for 6,250 shares of Common Stock at an exercise price of $12.80 pursuant to a negotiation of a line of credit from an institutional lender; and (vii) a warrant for 15,000 shares of Preferred Stock at an exercise price of $5.50.

  The issuance of the securities described above was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) under the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

  1.1+    Form of Underwriting Agreement.
  3.1+    Amended and Restated Articles of Incorporation of the Registrant.
  3.2+    Form of Certificate of Incorporation to be filed prior to the effective date of the Registration Statement under which the offering is being made.
  3.3+    Form of Restated Certificate of Incorporation to be filed upon the closing of the offering under the Registration Statement.
  3.4+    Bylaws of the Registrant, as amended to date.
  4.1+    Form of Lock-Up Agreement.
  4.2+    Form of Common Stock Certificate.
  4.3+    Registration Rights Agreement between the Registrant and certain shareholders dated January 27, 1994, as amended.
  5.1+    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
 10.1+    1992 Stock Option Plan, as amended, and form of agreement thereto.
 10.2+    1996 Employee Stock Purchase Plan, as amended, and form of agreement thereto.
 10.3+    1996 Director Option Plan, as amended, and form of agreement thereto.
 10.4+    Form of Indemnification Agreement between the Registrant and its officers and directors.
 10.5**+  OEM/Remarketing Agreement between the Registrant and Bus-Tech, Inc.
           dated February 13, 1989, as amended.
 10.6+    Lease Agreement between the Registrant and King & Lyons dated
           December 8, 1986.
 10.7+    Lease Agreement between New Era Systems Services, Ltd. and Trizec
           Properties Limited.
 10.8**+  Software License and Distribution Agreement between the Registrant and Legato Systems, Inc. dated May 10, 1996.
 10.9**+  Revenue Sharing Agreement between the Registrant and Legato Systems,
           Inc. dated May 10, 1996.
 10.10+   Agreement and Plan of Business Acquisition by the Registrant, New Era
           Systems Services Ltd., and the Principal Shareholders of New Era
           Systems Services Ltd. dated December 13, 1995, as amended.
 10.11+   Letter Agreement between the Company and Donald R. Gammon dated June
           2, 1994, as amended.
 10.12+   Letter Agreement between the Company and Gloria Purdy dated January
           18, 1996.
 10.13+   Letter Agreement between the Company and Augustus J. Berkeley dated
           December 9, 1994.

 10.14+    Letter Agreement between the Company and Barbara Booth dated January
            16, 1996.
 10.15+    Letter Agreement between the Company and Charles W. Jepson dated
            October 28, 1992.
 10.16+    Warrant issued from the Company to Menlo Ventures IV, L.P. dated
            December 15, 1993.
 10.17+    Warrant issued from the Company to Menlo Evergreen V, L.P. dated
            December 15, 1993.
 10.18+    Note and Security and Loan Agreement between the Registrant and
            Imperial Bank dated April 25, 1996.
 10.19.1+  Agreement between New Era Systems Services, Ltd. and The Minister of
            Western Economic Diversification dated September 10, 1993.
 10.19.2+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated February 7,
            1994.
 10.19.3+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated April 21,
            1994.
 10.19.4+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated February 28,
            1995.
 10.19.5+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated June 12,
            1995.
 10.19.6+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated June 12,
            1995.
 10.19.7+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated June 23,
            1995.
 10.19.8+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated January 11,
            1996.
 10.19.9+  Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated January 11,
            1996.
 10.19.10+ Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated May 29,
            1996.
 10.19.11+ Amendment to Agreement between New Era Systems Services, Ltd. and
            The Minister of Western Economic Diversification dated May 29,
            1996.
 11.1+     Calculation of net income (loss) per share.
 21.1+     List of the Company's subsidiaries.
 23.1      Consent of Coopers & Lybrand L.L.P. (see page II-6).
 23.2      Consent of Ernst & Young Chartered Accountants (see page II-7)
 23.3+     Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in
            Exhibit 5.1).
 24.1+     Power of Attorney (see page II-5).
 27.1+     Financial Data Schedule for Fiscal 1995.
 27.2+     Financial Data Schedule for nine months ended March 1996.
 27.3+     Financial Data Schedule for Fiscal 1996.

- --------
** Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+  Previously filed.

  (b) FINANCIAL STATEMENT SCHEDULES

  Schedule II--Valuation and Qualifying Accounts.

  All other Schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 14th day of August, 1996.

                                          Interlink Computer Sciences, Inc.


                                          By:     /s/ Charles W. Jepson
                                             ----------------------------------
                                                   (Charles W. Jepson)
                                           President, Chief Executive Officer
                                            and Director (Principal Executive
                                                        Officer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
       /s/ Charles W. Jepson         President, Chief Executive     August 14, 1996
____________________________________ Officer and Director
        (Charles W. Jepson)          (Principal Executive Officer)
        /s/ Gloria M. Purdy          Chief Financial Officer and    August 14, 1996
____________________________________ Secretary (Principal
         (Gloria M. Purdy)           Financial and Accounting
                                     Officer)
       /s/ Thomas H. Bredt *         Chairman of the                August 14, 1996
____________________________________ Board of Directors
         (Thomas H. Bredt)
      /s/ Ronald W. Braniff *        Director                       August 14, 1996
____________________________________
        (Ronald W. Braniff)
      /s/ D. Benedict Dulley *       Director                       August 14, 1996
____________________________________
        (D. Benedict Dulley)
       /s/ Andrew I. Fillat *        Director                       August 14, 1996
____________________________________
         (Andrew I. Fillat)

By:   /s/ Gloria M. Purdy
  ----------------------------
       (Gloria M. Purdy)
      (Attorney-in-fact)

                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this registration statement on Form S-1 of our reports dated July 22, 1996, except for Note 13 for which the date is July 26, 1996, on our audits of the financial statements and the financial statement schedule of Interlink Computer Sciences, Inc. and Subsidiaries. We also consent to the reference to our firm under the caption "Experts."

                                          COOPERS & LYBRAND L.L.P.

San Jose, California

August 14, 1996

                 CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 1, 1995, with respect to the consolidated financial statements of New Era Systems Services Ltd. in the Registration Statement (Form S-1) and related prospectus of Interlink Computer Sciences, Inc. dated August 14, 1996.

                                           ERNST & YOUNG CHARTERED ACCOUNTANTS

Calgary, Canada

August 14, 1996

                     REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULE

  In connection with our audits of the financial statements of Interlink Computer Sciences, Inc. and Subsidiaries as of June 30, 1995 and 1996, and for each of three years in the period ended June 30, 1996 which financial statements are included in the Registration Statement, we have also audited the financial statement schedule listed in Item 16(b) herein.

  In our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
July 22, 1996, except for Note 13 for which the date is July 26, 1996

                                                                     SCHEDULE II

               INTERLINK COMPUTER SCIENCES INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                   BALANCE AT CHARGED TO             BALANCE AT
                                   BEGINNING  COSTS AND   WRITE-OFF    END OF
        DESCRIPTION                OF PERIOD   EXPENSES  OF ACCOUNTS   PERIOD
        -----------                ---------- ---------- ----------- ----------
Year ended June 30, 1994
  Allowance for doubtful accounts.    352        100         118        334
  Allowance for excess and
   obsolete inventories...........    100         64         135         29
Year ended June 30, 1995
  Allowance for doubtful accounts.    334         67         122        279
  Allowance for excess and
   obsolete inventories...........     29        369(1)      348         50
Year ended June 30, 1996
  Allowance for doubtful accounts.    279        304(2)       41        542
  Allowance for excess and
   obsolete inventories...........     50         28          --         78

- --------
(1) Includes a $348 provision for the writedown of support inventory to net realizable value.
(2) Includes $89 of allowance for doubtful accounts related to the acquisition of New Era Systems Services Ltd. and Subsidiaries.

                       INTERLINK COMPUTER SCIENCES, INC.

                                 EXHIBIT INDEX

  (a) EXHIBITS

 EXHIBIT
  NUMBER  DESCRIPTION
 -------  -----------
  1.1+    Form of Underwriting Agreement.
  3.1+    Amended and Restated Articles of Incorporation of the Registrant.
  3.2+    Form of Certificate of Incorporation to be filed prior to the effective date of the Registration Statement under which the offering is being made.
  3.3+    Form of Restated Certificate of Incorporation to be filed upon the closing of the offering under the Registration Statement.
  3.4+    Bylaws of the Registrant, as amended to date.
  4.1+    Form of Lock-Up Agreement.
  4.2+    Form of Common Stock Certificate.
  4.3+    Registration Rights Agreement between the Registrant and certain shareholders dated January 27, 1994, as amended.
  5.1+    Opinion of Wilson Sonsini Goodrich & Rosati, P.C.
 10.1+    1992 Stock Option Plan, as amended, and form of agreement thereto.
 10.2+    1996 Employee Stock Purchase Plan, as amended, and form of agreement thereto.
 10.3+    1996 Director Option Plan, as amended, and form of agreement thereto.
 10.4+    Form of Indemnification Agreement between the Registrant and its officers and directors.
 10.5**+  OEM/Remarketing Agreement between the Registrant and Bus-Tech, Inc.
           dated February 13, 1989, as amended.
 10.6+    Lease Agreement between the Registrant and King & Lyons dated
           December 8, 1986.
 10.7+    Lease Agreement between New Era Systems Services, Ltd. and Trizec
           Properties Limited.
 10.8**+  Software License and Distribution Agreement between the Registrant and Legato Systems, Inc. dated May 10, 1996.
 10.9**+  Revenue Sharing Agreement between the Registrant and Legato Systems,
           Inc. dated May 10, 1996.
 10.10+   Agreement and Plan of Business Acquisition by the Registrant, New Era
           Systems Services Ltd., and the Principal Shareholders of New Era
           Systems Services Ltd. dated December 13, 1995, as amended.
 10.11+   Letter Agreement between the Company and Donald R. Gammon dated June
           2, 1994, as amended.
 10.12+   Letter Agreement between the Company and Gloria Purdy dated January
           18, 1996.
 10.13+   Letter Agreement between the Company and Augustus J. Berkeley dated
           December 9, 1994.


 10.14+   Letter Agreement between the Company and Barbara Booth dated January
           16, 1996.
 10.15+   Letter Agreement between the Company and Charles W. Jepson dated
           October 28, 1992.
 10.16+   Warrant issued from the Company to Menlo Ventures IV, L.P. dated
           December 15, 1993.
 10.17+   Warrant issued from the Company to Menlo Evergreen V, L.P. dated
           December 15, 1993.
 10.18+   Note and Security and Loan Agreement between the Registrant and
           Imperial Bank dated April 25, 1996.